UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12	☐ Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))

BGC Partners, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 10, 2008

Dear Stockholder:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders, which will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Monday, December 8, 2008, commencing at 10:00 a.m. (local time). As you know, on April 1, 2008, BGC Partners, LLC merged (the “merger”) with and into eSpeed, Inc. (“eSpeed”), our predecessor company, which was renamed BGC Partners, Inc. This is our first annual meeting as BGC Partners and we look forward to greeting as many of our stockholders as are able to be with us.

At the Annual Meeting, you will be asked to consider and vote upon (i) the election of five directors; and (ii) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

We hope you will find it convenient to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD, FOR WHICH A RETURN ENVELOPE IS PROVIDED, OR CAST YOUR VOTE ON THE INTERNET. No postage need be affixed to the return envelope if it is mailed in the United States.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. You can vote your shares by completing and returning the enclosed proxy card by mail or by using the Internet. Please vote as soon as possible.

Sincerely,

Howard W. Lutnick
Chairman of the Board of Directors

Mailing Note

Our Annual Report for the fiscal year ended December 31, 2007 is being mailed to you together with the enclosed proxy materials. The Annual Report contains our Form 10-K for the year ended December 31, 2007. However, since the merger, BGC Partners has filed additional disclosure documents and financial information with the Securities and Exchange Commission (the “SEC”) which you are also encouraged to review:

(1) In April 2008, BGC Partners filed a Registration Statement on Form S-1 (Reg. No. 333-150308) to register a firm commitment primary and secondary offering (the “June 2008 Offering”) of shares of BGC Partners Class A common stock. The Registration Statement was declared effective on June 5, 2008, and we filed the final prospectus on June 6, 2008. You are encouraged to review the Prospectus as well. The Prospectus included, on a supplemental basis, audited Supplemental Consolidated Financial Statements for the years ended December 31, 2007, 2006 and 2005 (the “Audited Supplemental Consolidated Financial Statements”), and unaudited Supplemental Condensed Consolidated Financial Statements for the three months ended March 31, 2008 and 2007 (the “Unaudited Supplemental Condensed Consolidated Financial Statements”), and the Registration Statement included, as a schedule to the Audited Supplemental Consolidated Financial Statements, the audited BGC Partners, Inc. (Parent Company Only) Condensed Financial Statements for the years ended December 31, 2007, 2006 and 2005 (the “Audited Supplemental Parent Only Schedule”), giving retroactive effect to the merger that closed on April 1, 2008. The Prospectus also included (i) Selected Supplemental Consolidated Financial Data for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 and for the three months ended March 31, 2008 and 2007, (ii) Management’s Discussion and Analysis of Financial Condition and Results of Operations, including Quantitative and Qualitative Disclosures About Market Risk, relating to the Audited Supplemental Consolidated Financial Statements and the Unaudited Supplemental Condensed Consolidated Financial Statements, (iii) a description of Business, including Properties, and (iv) Risk Factors, all reflecting the effects of the merger that closed on April 1, 2008 (collectively, the “Supplemental Financial Disclosures”). These disclosure documents are available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and in the “Investor Relations” section of the Company’s website, at www.bgcpartners.com.

(2) On August 11, 2008, BGC Partners filed with the SEC a Quarterly Report on Form 10-Q for the second quarter ended June 30, 2008. This Form 10-Q reported on the period in which the merger closed and included BGC Partners’ unaudited Condensed Consolidated Financial Statements for the three- and six-month periods ended June 30, 2008 and 2007 as if the merger had closed as of the beginning of the earliest period presented, with the exception of certain capital and tax modifications which became effective as of April 1, 2008.

(3) Since the merger, BGC Partners has also filed or will file various periodic reports on Form 8-K, as well as a quarterly report on Form 10-Q for the third quarter ended September 30, 2008.

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Notice of 2008 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2008 Annual Meeting of Stockholders will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Monday, December 8, 2008, commencing at 10:00 a.m. (local time), for the following purposes:

(1)	To elect five (5) directors to hold office until the next annual meeting and until their successors are duly elected and qualified; and

(2)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on October 27, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

November 10, 2008

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED

PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR CAST

YOUR VOTE ON THE INTERNET.

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors to be used at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 8, 2008, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2008 Annual Meeting. Our Annual Report for the fiscal year ended December 31, 2007 accompanies this Proxy Statement. This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about November 10, 2008.

The close of business on October 27, 2008 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share, or of our Class B common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. On the Record Date, there were 48,910,298 shares of our Class A common stock and 31,848,107 shares of our Class B common stock, for a total of 80,758,405 shares of our Common Equity, outstanding and entitled to vote.

Stockholders can vote their shares by mail or on the Internet. To vote using the Internet, please visit www.proxyvote.com and follow the instructions. To vote by mail, please complete, date, sign and return the enclosed Proxy Card in the enclosed envelope.

A stockholder’s voting on the Internet or by completing and returning the enclosed Proxy Card will not affect such stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who votes on the Internet or submits an executed Proxy Card has a right to revoke the Proxy at any time before it is voted by advising Stephen M. Merkel, our Secretary, in writing of such revocation, by changing the stockholder’s vote on the Internet, by executing a later-dated Proxy which is presented to us at or prior to the Annual Meeting, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of our Common Equity issued and outstanding on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by Proxy at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum, but will have no other effect. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether stockholders have elected any director. A broker non-vote occurs when a nominee holding a share for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Pursuant to the trust agreement governing our BGC Partners, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Deferral Plan”), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Plan participants.

Unless specified otherwise, the Proxies will be voted FOR the election of all the nominees to serve as our directors. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 499 Park Avenue, New York, NY 10022, and our telephone number is (212) 610-2200.

This Proxy Statement is accompanied by the Company’s Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2007 that we have previously filed with the SEC and that includes our audited financial statements. See “Mailing Note”. We file reports, proxy statements and other information with the SEC that can be accessed through the SEC’s Web site (www.sec.gov) or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call (202) 551-8909 for further information on the Public Reference Room. In addition, our website at www.bgcpartners.com provides ongoing information about the Company, including documents filed with the SEC.

To obtain documents from us, please direct requests in writing or by telephone to BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Phone: (212) 610-2200, Attention: Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently composed of six members. Mr. Lee Amaitis, a current member of our Board, has determined not to stand for re-election at the 2008 Annual Meeting. As a result, our Board determined to decrease the number of directors constituting the whole Board to five, effective on the date of the 2008 Annual Meeting. Our Board, upon recommendation of our independent directors, has nominated five persons for election as directors at the 2008 Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the five nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Information about Directors

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Howard W. Lutnick	47	1999	Mr. Lutnick is the Chairman of our Board of Directors, a position in which he has served since June 1999, and Co-Chief Executive Officer, a position in which he has served since April 1, 2008 after serving as the sole Chief Executive Officer since June 1999. Effective December 19, 2008, he will serve as sole Chief Executive Officer. Mr. Lutnick was our President from September 2001 to May 2004 and became our President again from January 2007 to April 1, 2008. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as President and Chief Executive Officer of Cantor since 1992. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the Board of Directors of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees, a member of the Board of Directors of the Solomon Guggenheim Museum Foundation, a member of the Board of Directors of the Horace Mann School and a member of the Board of Directors of the National September 11 Memorial & Museum. In addition, Mr. Lutnick is on the supervisory board of Electronic Liquidity Exchange.

John H. Dalton	66	2002	Mr. Dalton has been a director of our company since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association and lobbying organization composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. He also serves on the Board of Directors of IPG Photonics Corp., NorthStar Financial Services, LLC, a provider of long-term savings and retirement products in the United States, and Fresh Del Monte Produce, Inc., a producer and marketer of fresh produce. He also serves on the Board of Directors of Washington First Bank.

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Catherine P. Koshland	58	2007	Dr. Koshland has been a director of our company since November 2007. Dr. Koshland has been the Vice-Provost of Academic Planning and Facilities at the University of California, Berkeley since April 2004, a Professor of Environmental Health Sciences in the School of Public Health and a Professor in the Energy and Resources Group since 1997 and the Wood-Calvert Professor in Engineering since 1995. She joined the Berkeley faculty in 1984. Dr. Koshland served as Chair and Vice-Chair of the Berkeley Division, Academic Senate from 2002 to 2003 and from 2001 to 2002, respectively. From 1994 to 2006, Dr. Koshland was a director of the Combustion Institute. Since 2001, Dr. Koshland has served as a member of the Integrated Human Exposure Committee of the EPA’s Science Advisory Board. From 1998 to 2002, Dr. Koshland served on the California Air Resources Board Research Screening Committee and currently serves as Associate Director of the University of California, Berkeley Superfund Basic Research Program. Dr. Koshland has been a member of the Board of Managers of Haverford College since 1994, serving as Vice-Chair from 1999 to 2005 and Co-Chair since 2005. Dr. Koshland serves on the Board of Directors of the UC Berkeley Faculty Club and the Board of Trustees of the University of California, Berkeley Art Museum and Pacific Film Archive.

Barry R. Sloane	53	2006	Mr. Sloane has been a director of our company since September 2006. Mr. Sloane has been Co-President and Co-Chief Executive Officer of Century Bancorp, Inc. since April 2006 and Co-President and Co-Chief Executive Officer of Century Bank since April 2005. From April 2004 to April 2005, Mr. Sloane was Executive Vice President and Co-Chief Operating Officer of Century Bank and its holding company, Century Bancorp, Inc. From October 2001 to March 2004, he was a Managing Director of Steinberg, Priest and Sloane Capital Management, LLC. Mr. Sloane is a Trustee and Chairman of the Investment Committee of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, a Trustee of the Beth Israel Deaconess Medical Center, a Trustee of the Savings Bank Employees Retirement Association, a Trustee of the Wheeler School and a member of the Dean’s Council of the John F. Kennedy School of Government at Harvard University.

Albert M. Weis	80	2002	Mr. Weis has been a director of our company since October 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the Audit Committee of Synetic, Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the Audit Committee of Medical Manager Corporation (successor to Synetic, Inc.).

VOTE REQUIRED FOR APPROVAL

The five nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of Messrs. Dalton, Sloane and Weis and Dr. Koshland qualifies as an “independent director” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board of Directors were members.

Meetings and Committees of our Board of Directors

Our Board of Directors held 18 meetings during the year ended December 31, 2007. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time.

Our Board of Directors has an Audit Committee. The members of the Audit Committee are currently Messrs. Dalton, Sloane and Weis and Dr. Koshland, all of whom qualify as “independent” in accordance with the published listing requirements of NASDAQ. The members of the Audit Committee also each qualify as “independent” under special standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board of Directors to also meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Messrs. Weis and Sloane are independent directors who have been determined to be “audit committee financial experts.” The Audit Committee operates pursuant to an Audit Committee Charter which is available at www.bgcpartners.com/legal/disclaimers/ or upon written request from BGC free of charge.

The Audit Committee selects our independent registered public accounting firm (“our Auditors”), consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The Audit Committee held 16 meetings during the year ended December 31, 2007.

During 2008, our Audit Committee engaged Ernst & Young, LLP (“Ernst & Young”) to be our Auditors for the year ending December 31, 2008. Ernst & Young was also approved to perform reviews, pursuant to Statement of Accounting Standards No. 71, of our third and fourth quarter quarterly financial reports for the year ending December 31, 2008, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Ernst & Young, subject to the minimum exception for permitted non-audit services that are approved by the Audit Committee prior to completion of the audit.

The Board of Directors also has a Compensation Committee. The members of the Compensation Committee are currently Messrs. Dalton, Sloane and Weis and Dr. Koshland, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering the BGC Holdings, L.P. Participation Plan (the “Participation Plan”), our Amended and Restated Long Term Incentive Plan (“Equity Plan”) and our Amended and Restated BGC Partners, Inc. Incentive Bonus Compensation Plan (“Incentive Plan”). BGC does not have a Compensation Committee charter. The Compensation Committee held 17 meetings during the year ended December 31, 2007.

During 2007, no director, except for Mr. Amaitis, attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors as defined by the published listing requirements of NASDAQ. The Board believes that such participation of all directors is appropriate given the size of the Board and the level of participation of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth in this Proxy Statement under the section entitled “Communications with the Board of Directors.”

The Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. The Board screens candidates, does reference checks and conducts interviews, as appropriate. The Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

Mr. Barry M. Gosin was appointed as a member of the Board of Directors on February 1, 2007. In early 2007, Mr. Lutnick discussed with the independent directors the possible nomination of Mr. Gosin as a member of the Board of Directors. In January 2007, Messrs. Dalton, Sloane and Weis interviewed Mr. Gosin. Following these meetings and discussions with all members of the Board, Mr. Gosin’s appointment was approved by the Board on February 1, 2007. On October 16, 2007, Mr. Gosin resigned from the Audit Committee and Compensation Committee as well as eSpeed’s Special Committee with respect to the merger. On November 7, 2007, Mr. Gosin resigned from the Board.

In October, 2007, Mr. Lutnick discussed with the independent directors the possible nomination of Dr. Koshland as a member of the Board of Directors. In early November 2007, Messrs. Dalton, Sloane and Weis interviewed Dr. Koshland. Following these meetings and discussions with all members of the Board, the independent directors then recommended to the full Board that Dr. Koshland be appointed to the Board to fill the vacancy left by Mr. Gosin. Dr. Koshland’s appointment was approved by the Board on November 7, 2007. Dr. Koshland also joined the Audit Committee and Compensation Committee.

Executive Sessions

In order to comply with NASDAQ rules, the Board of Directors has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of the Company.

Annual Meetings

The Board of Directors has not adopted any specific policy with respect to the attendance of directors at annual meetings of stockholders of the Company. At last year’s annual meeting of stockholders, held on December 13, 2007, five of the Company’s directors were in attendance.

Communications with our Board of Directors

Stockholders may contact any member of the Board of Directors, including to recommend a candidate for director, by addressing their correspondence to the director, c/o BGC Partners, Inc., 499 Park Avenue, New York, NY 10022, Attention: Secretary. The Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at a meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

EXECUTIVE AND CERTAIN OTHER OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board. In addition to Mr. Lutnick who serves as a member of the Board, our executive officers and certain other, their respective ages and positions and certain other information with respect to each of them are as follows:

Lee M. Amaitis, 58, who has been named our non-executive Vice Chairman effective as of December 19, 2008, has served as a director from September 2001 and as our Co-Chief Executive Officer from April 1, 2008. Mr. Amaitis will not stand for re-election at the 2008 Annual Meeting and has resigned as Co-Chief Executive Officer effective December 19, 2008. In addition, he was Vice Chairman of eSpeed, Inc. from May 2004 to April 1, 2008. In the role of Vice Chairman of the Company, Mr. Amaitis will focus on strategic acquisitions and transactions and corporate development for BGC Partners and spend approximately 25% of his time on our matters. Mr. Amaitis also continues to be employed as President and Chief Executive Officer of the gaming businesses of Cantor Fitzgerald, L.P. and its affiliates. Mr. Amaitis also served as our Global Chief Operating Officer from September 2001 to April 2004. Mr. Amaitis also served as Vice Chairman of eSpeed International Limited since December 1999; and from October 1, 2004 until the consummation of the merger on April 1, 2008, was Chairman and Chief Executive Officer of BGC Partners, L.P. Mr. Amaitis was President and Chief Executive Officer of BGC International (formerly Cantor Fitzgerald International) and Cantor Fitzgerald Europe until December 2006. Prior to joining Cantor, Mr. Amaitis was Managing Partner and Senior Managing Director of Cowen Government Brokers from April 1991 to February 1995; and was Manager MBS and Limited Partner of Cowen & Co. from February 1989 to April 1991. In addition, Mr. Amaitis is a Trustee on the Board of the St. Paul’s Cathedral Foundation in the United Kingdom, is on the Board of the Boomer Esiason Foundation in the United States and is an ambassador for The Shane Warne Foundation in Australia.

Shaun D. Lynn, 45, has been our President since April 1, 2008. Until that time, Mr. Lynn had been President of BGC Partners, L.P. since 2004 and served as Executive Managing Director of BGC International (formerly Cantor Fitzgerald International) from 2002 to 2004. Mr. Lynn also served as Senior Managing Director of European Government Bonds and Managing Director of European Government Bonds from 1999 to 2002 for BGC Partners, L.P. From 1989 to 1999, Mr. Lynn held various business management positions at Cantor and its affiliates. Prior to joining Cantor in 1989, Mr. Lynn served as a Desk Head for Fundamental Brokers International in 1989 and was Associate Director for Purcell Graham from 1983 to 1989. Mr. Lynn is on the supervisory board for Electronic Liquidity Exchange.

Stephen M. Merkel, 50, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel served as a director of our company from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the Board of Directors of Freedom International Brokerage Company. In addition, Mr. Merkel is on the supervisory board of the Electronic Liquidity Exchange.

Robert K. West, 49, has been our Chief Financial Officer since April 1, 2008. Before April 1, 2008, Mr. West had been the Chief Financial Officer of BGC Partners, L.P. since May 1, 2007. From 2001 until April 2007, Mr. West served as the Chief Financial Officer of Thomas Weisel Partners Group, Inc. From 1997 to 2001, Mr. West was Global Controller and Managing Director of Barclays Global Investors. From 1989 to 1997, he held various positions with Salomon Smith Barney, including Business Unit Controller and Vice President of Global Equity, European Business Units Controller and Vice President, Group Manager of Corporate and Subsidiary Accounting and Vice President, and various Holding Company Accounting positions. From 1987 to 1989, he was an Audit Manager for Deloitte & Touche LLP.

Sean A. Windeatt, 35, will be our Chief Operating Officer effective January 1, 2009. Mr. Windeatt has been Executive Managing Director and Vice President of BGC Partners since 2007 and served as a Director of Cantor Fitzgerald International from 2004 to 2007. Mr. Windeatt also served as a Business Manager and member of the Finance department of Cantor Fitzgerald International from 1997 to 2003.

Mr. Windeatt, who will be our Chief Operating Officer effective January 1, 2009, has a standard employment agreement with us which is currently in effect and pursuant to which he is paid 200,000 GBP per year, or $316,280 (based on a U.S. dollar exchange rate of USD 1.00=GBP 1.5814 in effect on November 6, 2008). In addition to his salary and discretionary bonus payments, we provide to Mr. Windeatt a car lease and automotive insurance allowance having a value of approximately $2,066 per month and a premium apartment lease in the amount of approximately $89,972 per year. The premium lease is an agreement between us and his landlord in which we pay the lease amount on behalf of Mr. Windeatt for the period of the lease. In September 2007, Mr. Windeatt received 18,628 RSUs of BGC Partners which vest over two years. In 2008, Mr. Windeatt received 11,800 REUs of BGC Holdings which vest over three years and have a post termination amount of $120,355. None of the REUs is currently exchangeable. As a partner of BGC Holdings, Mr. Windeatt’s capital account as has a value of approximately $425,000. He does not have any outstanding loans. In connection with the merger, Mr. Windeatt received 26,052 rights to shares from Cantor and 130,260 founding partner units. On March 31, 2008, Mr. Windeatt repaid his outstanding High Distribution II and High Distribution III Accounts in the total amount of $ 262,351 together with an outstanding special loss allocation of $4,500 to Cantor by redemption of all of his distribution right shares and 16,473 founding partner units. As of November 5, 2008, Mr. Windeatt held no distribution rights shares and 113,787 founding partner units, of which 9,579 are currently exchangeable into shares of Class A Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to integrate compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different programs are geared to short-term and longer-term performance with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key operating objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers, increasing revenues, development of new products and marketplaces, completing and integrating acquisitions, meeting established goals for operating earnings and earnings per share, maintenance and development of customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual goals established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or agreements or executing or integrating acquisitions and strategic arrangements. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not generally be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance, and ultimately, the management of our company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through our stock option, restricted stock units and other equity incentive programs.

On April 1, 2008, BGC Partners, LLC (“BGC Partners OldCo”) and eSpeed merged. We sometimes refer to the Company after its merger with eSpeed as the “Combined Company”. Prior to the merger, executive compensation for the executive officers of eSpeed (Messrs. Lutnick, Amaitis, Merkel, Saracino and Saltzman) was determined by the Compensation Committee of eSpeed. Elements of compensation for the executive officers of the Combined Company who were not also officers of eSpeed (Messrs. Lynn and West) were determined by Cantor and its affiliates. For executive officers of both the Combined Company and eSpeed (Messrs. Lutnick, Amaitis and Merkel), the portion of such executive officer’s compensation paid by eSpeed was determined by eSpeed’s Compensation Committee and the portion of such executive officer’s compensation paid by BGC Partners OldCo was determined by Cantor and its affiliates. The following compensation discussion and analysis for the Combined Company is set forth on a combined basis, except that to the extent useful and appropriate, compensation for the executive officers of eSpeed and the Combined Company is set forth separately. For 2008, our Compensation Committee has determined that Messrs. Lutnick, Amaitis, Lynn, Merkel and West are our executive officers.

Overview of Compensation and Process

Executive compensation is composed of the following components: (i) a base salary, which is designed to attract talented employees and contribute to retaining, motivating and rewarding individual performance; (ii) an incentive cash bonus, which is intended to tie financial reward with the achievement of our short-term performance objectives; and (iii) a long-term incentive program, including options and restricted stock units or other equity grants, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of our executive officers with those of our stockholders. From time to time, we have also used employment agreements, including some specified bonus components, and other discretionary bonuses to attract and retain talented employees, and we currently have an employment agreement with our President Shaun Lynn. Executive officers also receive health and dental insurance, life insurance, and disability coverage consistent with that offered to our other employees in the office in which such executive officer is primarily located. Executives are also expected to be offered the opportunity to make contributions to BGC Holdings in exchange for partnership interests or be granted equity-based awards in BGC Holdings under the Participation Plan or otherwise as described below.

Our Compensation Committee reviews and recommends to our Board of Directors for its approval the salaries and bonuses of our executive officers. In addition, the Compensation Committee approves grants to executive officers and otherwise administers our Equity Plan, Incentive Plan and the Participation Plan. From time to time, the Compensation Committee has engaged in discussions with a compensation consultant in connection with its compensation decisions. In 2007, Frederic W. Cook & Co., Inc. advised the Compensation Committee of eSpeed.

Base salaries for the following year are generally set for our executive officers at the year-end meetings of our Compensation Committee or in the early part of the next year. At these meetings, our Compensation Committee also approves the incentive bonuses and any discretionary bonuses for executive officers and grants restricted stock units, REUs, stock option awards or other equity or partnership awards to our executive officers. At the year-end Compensation Committee meetings, our Chairman and Co-Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to our executive officers. Such executive officers are not present at the time of these deliberations. Our Chairman, Mr. Lutnick also makes recommendations with respect to his own compensation as Co-Chief Executive Officer, and that of the other Co-Chief Executive Officer, Mr. Amaitis, in conjunction with the Chairman of the Compensation Committee. The Compensation Committee deliberates on compensation decisions of all executive officers other than Mr. Lutnick in the presence of Mr. Lutnick and in some cases Mr. Amaitis, our Co-Chief Executive Officer, and separately in executive session, as to all executive officers, including the Co-Chief Executive Officers. The Compensation Committee may accept or adjust such recommendations and makes the sole determination of the compensation of all of our executive officers.

During the first quarter of each fiscal year, it has been the practice of our Compensation Committee to establish incentive performance goals for executive officers, although the practice of the Compensation Committee has been to retain negative discretion to reduce or withhold bonus compensation at the end of the year. All executive officers in office at that time are eligible to participate.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentives for our executive officers to focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of our Compensation Committee, which considers a number of personal factors to determine the amount of salary, bonus and other benefits to pay each executive officer, including the following: performance in light of corporate and individual objectives; performance of general management responsibilities; operating earnings and earnings per share; maintenance and development of customer relationships; long-term competitive advantage; value of individual skills in support of long-term and short-term performance of our objectives; and management, leadership and client relationships and satisfaction. In addition, corporate performance factors are considered in determining compensation policies, including achievement of operating profit; improvement in market position or other financial results or metrics reported by us; strategic business criteria, including goals relating to acquisitions or client relationships; stock price and other matters. The Compensation Committee is aware that certain of our executive officers, including Mr. Lutnick, also receive compensation from our affiliates, including Cantor, but it generally does not specifically review the amount or nature of such compensation.

Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for BGC Partners and its stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals or in the discretion of the Compensation Committee. We provide equity compensation to reward superior performance against specific objectives and long-term strategic goals and to assist in retaining executive officers and aligning the interests of BGC Partners and its stockholders. For Messrs. Amaitis and Lynn, our combined compensation package in 2007 was weighted approximately 70% and 67%, respectively, in cash compensation and 30% and 33%, respectively, in equity compensation. For Mr. West, our combined compensation package in 2007 was weighted approximately 70% in cash compensation and 30% in equity compensation. Our combined compensation package for 2007 was weighted less than 10% in equity compensation and more than 90% in cash compensation for Messrs. Merkel, Saltzman and Saracino. With respect to Mr. Lutnick, his combined compensation package for 2007 consisted of 58% in cash compensation and 42% in equity compensation, as determined based on a $4.95 million valuation of Mr. Lutnick’s 2007 eSpeed options using the Black-Scholes method.

We generally intend that compensation paid to our Co-Chief Executive Officers and our other executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, the “Code,” so long as this can be achieved in a manner consistent with the Compensation Committee’s other objectives. Subject to certain exceptions, Section 162(m) of the Code eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1 million, unless the payments are qualified “performance-based” compensation as defined in Section 162(m) of the Code. We periodically review the potential consequences of Section 162(m) of the Code and may structure the performance-based portion of executive compensation to comply with certain exemptions in Section 162(m) of the Code. However, the Compensation Committee retains negative discretion to reduce or withhold bonus compensation to our executive officers and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate, after taking into consideration changing business conditions or the executive officer’s performance.

Base Salary Compensation

We believe that the retention of executive officers who have developed the skills and expertise required to lead our organization is vital to our competitive strength. We further believe that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical. To this end, it is our policy to generally establish base pay at levels comparable to competitors or other companies who employ similarly skilled personnel. We determine these levels by reviewing publicly available information with respect to our peer group of companies and others. We have not traditionally engaged in benchmarking. Our executive officers receive base salaries intended to reflect their skills, roles and responsibilities. Subject to any applicable employment agreements, base salaries and subsequent adjustments, if any, will be reviewed and approved by our Compensation Committee annually, based on a review of relevant salaries of executives at our peer group of companies, including Compagnie Financiere Tradition, Chicago Mercantile Exchange Holdings Inc., GFI Group Inc., ICAP plc, MarketAxess Holdings Inc. and The NASDAQ OMX Group, Inc. and each executive officer’s performance for the prior year, as well as each executive officer’s experience.

Base Salaries Awarded in 2007

In setting base salaries for fiscal 2007, we considered qualifications, experience and responsibilities of our executive officers. For 2007, eSpeed’s Compensation Committee did not make material changes to executive officer base salaries as compared to 2006, except that Mr. Saracino’s base salary was increased to $225,000, and Mr. Saltzman’s base salary was increased to $800,000. Mr. Amaitis received a base salary of $250,000 from eSpeed which was established by its Compensation Committee and of $3,223,260 which was paid by BGC Partners OldCo prior to the merger. Mr. Merkel received a base salary of $600,000 from eSpeed and of $325,500 which was paid by BGC Partners OldCo prior to the merger. Messrs. Lynn and West received base salaries of $1,505,469 and $318,667, respectively, which was paid by BGC Partners OldCo for 2007. Salaries paid by the BGC Partners OldCo prior to the merger were determined by Cantor based on individual performance, peer pay practices and similar factors. With respect to Mr. Lutnick, eSpeed’s Compensation Committee also specifically considered salaries and total compensation packages of executives in our peer group of companies as described above in determining his 2007 base salary as Chief Executive Officer for eSpeed of $1,000,000. Mr. Lutnick also received a base salary of $4,000,000 which was paid by BGC Partners OldCo for 2007 prior to the merger which was determined by Cantor. Mr. Lutnick received a comparatively larger portion of his compensation in 2007 as base salary to achieve consistency with industry pay practices and the fact that he had also received a substantial portion of his total compensation for 2007 in the form of equity.

Base Salaries Awarded in 2008

Base salaries for 2008 were established at the closing of the merger and equal $1,000,000 each for Messrs. Lutnick, Amaitis, Lynn and Merkel and $550,000 for Mr. West. The Combined Company also entered into an employment agreement with Mr. Lynn at the closing of the merger. See “—Employment Agreement.”

We currently expect that in 2008 Mr. Lutnick will spend approximately 50% of his time on Combined Company matters, that Mr. Amaitis will spend approximately 75% of his time on Combined Company matters and that Mr. Merkel will spend approximately 50% of his time on Combined Company matters, although, these percentages may vary depending on business developments at the Combined Company or Cantor or any of their affiliates. Messrs. Lynn and West are each expected to spend 100% of their time on Combined Company matters. In 2009, as our non-executive Vice Chairman, Mr. Amaitis is expected to spend approximately 25% of his time on Combined Company matters and will not continue to serve as a member of the Board or an executive officer.

Bonus Compensation

We believe that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. Our Incentive Plan provides a means for the payment of Section 162(m) of the Code qualified “performance-based” compensation in the form of bonuses to our executive officers while preserving our tax deduction.

Each year, the Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for each performance period. These performance criteria may vary from participant to participant and will be determined by the Compensation Committee and may be based on one or more of the following financial performance measures:

•	pre-tax or after-tax net income;

•	pre-tax or after-tax operating income;

•	gross revenues;

•	profit margin;

•	stock price;

•	cash flows;

•	market share;

•	pre-tax or after-tax earnings per share;

•	pre-tax or after-tax operating earnings per share;

•	expenses;

•	return on equity; or

•

strategic business criteria consisting of one or more objectives based upon meeting revenues, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

The actual bonus awarded to any given participant at the end of a performance period is based on the extent to which the applicable performance goals for such performance period are achieved, as determined by the Compensation Committee, and may be paid in cash or in equity interests. In addition, from time to time, the Compensation Committee may provide for guaranteed bonuses in employment agreements in order to attract and retain talented employees or may grant ad hoc discretionary bonuses when an executive officer is not eligible for the Incentive Plan or when it otherwise considers such bonuses to be appropriate.

In the first quarter of 2007, the Compensation Committee of eSpeed determined that the executive officers of eSpeed, including Messrs. Lutnick, Amaitis, Merkel, Saltzman and Saracino, would be participating executives for 2007 in its Incentive Plan. The Compensation Committee used the same performance criteria for all executive officers and set 2007 bonus opportunities at a maximum of $10,000,000, which was the maximum annual amount allowed for 2007 for each individual pursuant to the terms of the Incentive Plan, provided that (i) eSpeed achieved operating profits for 2007, or (ii) eSpeed achieved improvement as compared to 2006 in gross revenue or total transaction volumes reported in our earnings release, in each case calculated on the same basis as its 2006 earnings release. The eSpeed Compensation Committee did not establish any specific thresholds or measures of improvement required to meet such performance criteria as it believed that the specified goals addressed its existing business objectives at that time. The eSpeed Compensation Committee, in its sole and absolute discretion, retained the right to reduce the amount of any bonus payment based upon any factors it determined, regardless of whether identified performance objectives had been achieved.

As described below in 2007, we awarded cash bonus compensation to Messrs. Lutnick and Merkel, both of whom provided services to eSpeed and BGC Partners OldCo in 2007, as well as to Messrs. Lynn and West, who provided services exclusively to BGC Partners OldCo in 2007. BGC Partners OldCo also provided cash bonus compensation to Mr. Amaitis.

Bonuses Awarded in 2007

In its discretion, eSpeed’s Compensation Committee awarded cash bonuses for 2007 based upon achievement of both identified goals established in the first quarter of 2007. With such corporate performance goals having been met, variations in bonus awards for each eSpeed executive officer were based further on general performance objectives identified by eSpeed’s Chief Executive Officer, such as performance, quality of work product, management and motivation of employees and other general factors relevant to the individual office, as well as participation in certain significant initiatives in 2007. In addition, eSpeed’s Compensation Committee considered several factors in establishing bonus awards for executive officers for 2007, including pay practices of the peer group identified in eSpeed’s annual meeting proxy statement performance graph and otherwise, individual performance level, changes in pre-tax operating earnings per share from the prior year, individual contributions toward achievement of strategic goals and our overall financial and operating results, participation in the negotiation of the merger with BGC and participation in the creation of the ELX futures exchange with eSpeed and 11 other financial institutions. Specifically, Mr. Saltzman’s bonus was based in part on development of particular customer relationships and his role in establishing the ELX futures exchange. Mr. Saltzman was paid a discretionary bonus of $175,000 in May 2007, which bonus was taken into consideration when paying his additional year-end cash bonus compensation. The Compensation Committee also considered the $350,000 Cantor partnership grant to Mr. Saltzman which was made in 2006. Our Co-Chief Executive Officer, Mr. Lutnick, who was also the Chief Executive Officer of eSpeed in 2007, received a cash bonus of $500,000 from eSpeed in 2007. His bonus was determined based on peer group pay practices, performance level, contribution towards achievement of strategic goals, participation in the merger and creation of the ELX futures exchange and overall operating results. In determining Mr. Merkel’s bonus, the eSpeed Compensation Committee and BGC Partners OldCo also noted his significant role in the merger. In 2007, incentive bonuses for executive officers ranged from 9% to 52% of the overall total cash compensation paid to such executive officers by eSpeed and BGC Partners OldCo as applicable. Of Mr. Lutnick’s 2007 cash compensation, 9% was paid as cash bonus compensation and a significantly higher percentage was shifted to equity compensation due to the proposed merger. Mr. Amaitis did not receive an eSpeed cash bonus for 2007 in light of his reduced time commitment to eSpeed as compared to BGC Partners OldCo, but received a bonus of $255,736 from BGC Partners OldCo, which was determined based on BGC Partners OldCo’s strong operating performance in 2007 as well as Mr. Amaitis’ role in hiring and acquisitions during the year.

Incentive Bonus Targets for 2008

In connection with the merger, the Combined Company established an annual target cash bonuses for 2008 of up to the percentages set forth below:

•	400% of annual base salary for Howard W. Lutnick;

•	375% of annual base salary for Lee M. Amaitis;

•	300% of annual base salary for Shaun D. Lynn;

•	100% of annual base salary for Stephen M. Merkel; and

•	100% of annual base salary for Robert K. West.

In addition to the target cash bonuses set forth above, the executive officers are eligible for additional incentive compensation to be paid in the form of equity, partnership units or otherwise.

In the first quarter of 2008, the Compensation Committee determined that the executive officers of the Combined Company, including Messrs. Lutnick, Amaitis, Lynn, Merkel and West, would be participating executives for 2008 in our Incentive Plan. The Compensation Committee used the same performance criteria for all executive officers and set 2008 bonus opportunities at a maximum of $10,000,000, which was the maximum annual amount allowed for 2008 for each individual pursuant to the terms of the Incentive Plan, provided that (i) the Combined Company achieves operating profits for 2008, or (ii) the Combined Company achieves improvement as compared to 2007 in gross revenue or total transaction volumes reported in its earnings release, in each case calculated on the same basis as the 2007 earnings release. The Compensation Committee did not establish any specific thresholds or measures of improvement required to meet such performance criteria as it believed that the specified goals addressed existing business objectives at that time. The Compensation Committee, in its sole and absolute discretion, retained the right to reduce the amount of any bonus payment based upon any factors it determined, regardless of whether identified performance objectives had been achieved.

On September 8, 2008, the Compensation Committee awarded the following interim bonuses to be paid in lieu of cash: Howard W. Lutnick, a bonus of 350,263 REUs; Lee M. Amaitis, a bonus of 140,106 REUs; and Shaun D. Lynn, a bonus of 87,566 REUs. The REUs were fully-vested at the time of grant. The grants of REUs have Post-Termination Payments, as defined in the limited partnership of BGC Holdings, L.P. of $2,000,000, $800,000 and $500,000, respectively. The Compensation Committee had previously expected to award the bonuses in cash at the end of the fourth quarter, but the executives have agreed to accept the bonuses in REUs in lieu of cash in the third quarter of 2008. These interim bonuses will be taken into account when the Compensation Committee considers bonuses for these executives at the end of the 2008 calendar year and will reduce the cash bonuses paid to such executives by like amounts. These REUs are non-exchangeable and would become exchangeable for Class A common stock in our discretion as the general partner of BGC Holdings, L.P., with the consent of Cantor.

Grants of Options, Restricted Stock Units and Partnership Interests

It is our general policy to award options, restricted stock units, other equity-based compensation or partnership interests to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain these persons. Our Equity Plan is designed to reward employees for increases in our stock price and to provide us with optimal flexibility in the way that we do so. It permits our Compensation Committee to grant stock options, stock appreciation rights, deferred stock, bonus stock, performance awards, dividend equivalents, other stock-based awards, and partnership interests, including REUs. It is our goal to preserve these incentives as an effective tool in motivating and retaining executives.

We intend that our Equity Plan and the Participation Plan will be the primary vehicles for offering long-term equity incentives to reward our executive officers, including where the Compensation Committee pays out bonuses under the Incentive Plan in the form of equity interests under the Equity Plan or Participation Plan. We also regard our equity award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our Class A common stock, we believe that granting stock options is one of the best methods of motivating the executive officers to manage our company in a manner that is consistent with the interests of BGC Partners and its stockholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers, we realize that it is important that we utilize other forms of equity and partnership interest awards as and when we may deem necessary, and our Compensation Committee retains the right to grant a combination of forms of equity and partnership awards to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of equity awards. The Compensation Committee has also granted authority to Mr. Lutnick, our Chairman and Co-Chief Executive Officer, to grant options or restricted stock units to the non-executive officers and employees of our company. RSUs generally have dividend equivalents beginning with the first full quarter in which they are outstanding. These equity-based awards are generally granted and priced on the same date and terms as the grants to executive officers although the Compensation Committee retains discretion to amend such terms for individual situations. On November 5, 2008, our Board of Directors and Compensation Committee agreed to amend and restate the BGC Partners Incentive Bonus Compensation Plan to clarify that bonus awards under the Incentive Plan may be paid in the form of REUs and other partnership interests in BGC Holdings, in addition to exchangeable partnership interests in BGC Holdings. The amended and restated Incentive Plan is effective for bonus awards paid in 2008 and future periods.

Officers and employees are also expected to be offered the opportunity to make contributions to BGC Holdings in exchange for partnership interests or be granted equity-based awards in BGC Holdings under the Participation Plan described below. Investments in partnership interests or grants pursuant to the Participation Plan are intended to attract, retain, motivate and reward executive officers by enabling them to acquire or increase their ownership interests in BGC Holdings. Participation by executive officers and the terms of any grants or investments by such executive officers will be subject to the approval of our Compensation Committee. Our Compensation Committee will have the discretion to determine the price of the purchase right, which may be set at preferential or historical prices that are less than the prevailing fair market value of our common stock. The Compensation Committee has also granted authority to Mr. Lutnick, our Chairman and Co-Chief Executive Officer, to grant partnership interests as compensation awards in BGC Holdings under the Participation Plan to officers and employees of BGC Partners. These partnership interests and REU awards are generally granted and priced on the same date and terms as the grants to executive officers.

Options, Restricted Stock Units and REUs Granted in 2007

We grant awards to our executive officers based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long term goals. However, there is no set formula for the granting of compensation awards to individual executive officers. Our Compensation Committee has taken the view in prior periods that equity awards for our executive officers will have the long-term effect of maximizing stock price and stockholder value.

In 2007, eSpeed’s Compensation Committee, in consultation with a compensation consultant, granted stock options to our Co-Chief Executive Officer, Mr. Lutnick, and restricted stock units to certain of eSpeed’s executive officers. On December 28, 2007, the eSpeed Compensation Committee granted Mr. Lutnick a vested option to purchase 1,000,000 shares of Class A common stock at an exercise price of $10.82 per share, the closing price on December 28, 2007, which had a Black-Scholes value of $4.95 million on the date of grant. The decision to grant Mr. Lutnick stock options rather than restricted stock units was based on the opinion of the Compensation Committee that such grants would incentivize Mr. Lutnick to generate long-term stockholder value, serve as a long-term retention device and reflect Mr. Lutnick’s role in the merger with BGC Partners

OldCo and the establishment of the ELX futures platform. For 2007, Mr. Lutnick was awarded REUs having a post-termination payment amount of $3,000,000 at the date of award for services to BGC Partners OldCo, resulting in a combined equity award of $7.95 million for Mr. Lutnick. In December 2007, eSpeed also granted restricted stock units to Messrs. Saltzman, Merkel and Saracino, as a way to reward them for and motivate them toward superior performance tied to retention. No equity award was made to Mr. Amaitis for eSpeed in 2007 in light of his focus on affiliated businesses, including the Combined Company. Messrs. Amaitis and Lynn were awarded REUs having a post-termination payment amount of $1,500,000 each for their services to BGC Partners OldCo in 2007, Mr. Merkel was awarded REUs having a post-termination payment amount of $427,500 for his services to BGC Partners OldCo in 2007 and Mr. West was awarded REUs having a post-termination payment amount of $225,000 for his services to BGC Partners OldCo in 2007. The right to receive payment upon redemption of these REU interests for Messrs. Lutnick, Amaitis and Lynn immediately vested upon the closing of the merger. The right to receive payment upon redemption of these REUs for Messrs. West and Merkel vests over a 3-year period, with 33.3% vesting on each of the anniversary dates. Post-termination payment amounts in each case were determined based on the eSpeed stock price on the date of each award. Each of these REUs was issued upon the closing of the merger.

On December 28, 2007, the eSpeed Compensation Committee also voted to accelerate the vesting of restricted stock units and stock options which had been granted in 2006. These equity awards included 771,875 options which had been granted to Mr. Lutnick in 2006. The eSpeed Compensation Committee voted to approve the acceleration of the vesting of these awards in order to take any resulting compensation expense in 2007 while eSpeed was a stand-alone entity rather than in 2008 after eSpeed was merged with BGC Partners OldCo. In addition, the Compensation Committee determined that such acceleration of vesting was advisable since the majority of the accelerated equity awards had been granted to Mr. Lutnick, which the Compensation Committee did not view as a significant retention risk in light of his control of our voting power and substantial investment in our equity. Accordingly, the eSpeed Compensation Committee also voted to award Mr. Lutnick’s 1,000,000 option grant for 2007 on a fully-vested basis.

In 2007, eSpeed granted options to purchase approximately 3.2% of its outstanding Class A common stock on a fully-diluted basis to Mr. Lutnick. No other stock option grants were made during 2007, with the exception of grants of options to purchase 7,085 shares of our Class A common stock to two of our independent directors as part of their annual grant of eSpeed stock options or restricted stock units. Mr. Lutnick received these options as compensation for his performance on behalf of eSpeed, his responsibility for the overall strategy of eSpeed and, in order to further align his interests with stockholders, in lieu of other cash compensation which he might otherwise have been awarded. During 2007, eSpeed granted restricted stock unit awards representing the right to receive 319,469 shares of our Class A common stock (approximately 1.0% of eSpeed’s outstanding Class A common stock at that time on a fully-diluted basis). Of this amount, approximately 7.7% was granted to our executive officers, and the balance was granted to other officers, non-employee directors and employees.

Timing of Grants

Compensation awards to our executive officers are typically granted annually in conjunction with the review of the individual performance of our executive officers, although interim grants may be considered and approved from time to time such as the ones made in September of 2008 to certain executive officers. This review generally takes place at periodic or year-end meetings of the Compensation Committee, which are generally held in a series of meetings in December of each fiscal year, although they may be held at any time and from time to time throughout the year. Our policy is to award year-end grants to all employee recipients on the same date and at the same price as grants to our executive officers. Grants, if any, to newly hired employees are effective on the employee’s first day of employment. The exercise price of all stock options is set at the closing price of our Class A common stock on NASDAQ on the date of grant. With respect to restricted stock units, REUs or other Participation Plan awards, grants are generally made based on a dollar value, and, where applicable, the number of shares is determined using the closing price of our Class A common stock on NASDAQ on the date of grant. From time to time, grants may be made on a mid-year or other basis in the event of business developments, changing compensation or other factors, subject to the approval of the Compensation Committee.

Perquisites

Historically, from time to time, BGC Partners OldCo has provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our comprehensive compensation structure, we do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. However, we do not generally provide pension arrangements, post-retirement health coverage or similar benefits for our executive officers or employees. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider their use in the future. All present or future practices regarding perquisites will be subject to periodic review by our Compensation Committee.

With respect to BGC Partners OldCo, the perquisites and other personal benefits, if any, provided to our named executive officers (other than Mr. Amaitis) historically have not had an aggregate incremental cost to us per individual that exceeds $10,000. BGC Partners OldCo has historically provided Mr. Amaitis, whose primary office location is in London and who travels frequently on our business to New York and elsewhere, with a car and driver in London and a rental apartment in New York that we subsidize. On limited occasions, Mr. Amaitis’ family has joined him at the New York apartment. Our senior management carefully evaluated our costs associated with the New York apartment and determined that the cost-sharing arrangement has historically been cost effective for us due to the significant number of days that Mr. Amaitis spends in New York on our business. As such, we intend to continue this arrangement, subject to periodic evaluation. In addition, in prior years, we have paid for the expenses, including salary and benefits, associated with household staff at Mr. Amaitis’ London home, but our senior management determined to discontinue this arrangement effective December 31, 2006. Certain executive officers working in our London headquarters have also received the use of parking spaces allocated to our headquarters lease. In 2007, eSpeed did not provide material perquisites to any of its executive officers.

We do offer medical, dental, life insurance and short term disability to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation, and all of our executive officers were charged at the maximum contribution level in light of their compensation. Certain of our executive officers living in London have received certain immaterial additional private medical benefits.

In the future, we may provide certain perquisites to our executive officers as an element of their overall compensation structure. While perquisites are not expected to be a significant element of the compensation structure, they may be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. From time to time these perquisites might include travel, transportation benefits and housing, particularly for executives who travel frequently to our office locations. These additional benefits are expected to assist our executives in performing their duties and provide time efficiencies. Any practices of in providing perquisites will be subject to periodic review by our Compensation Committee.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our executives or employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers in the U.S. are generally eligible to participate in our 401(k) contributory defined contribution plan, which we refer to as the “Deferral Plan.” Pursuant to the Deferral Plan, all U.S. eligible employees, including executive officers, are provided with a means of saving for their retirement.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution although we may consider such benefits in the future.

Other Post-Employment Payments

We are not obligated to provide post-employment health coverage or other benefits to our executive officers, other than certain post-employment benefits under the change in control agreements and employment agreement described under “—Change in Control Agreements” and “—Employment Agreement.”

Change in Control Agreements

Each of Messrs. Lutnick, Merkel and Amaitis entered into change in control agreements with us on March 31, 2008, effective upon the closing of the merger. Under these agreements, if a change in control of the Combined Company occurs (which will occur in the event that Cantor or one of its affiliates ceases to have a controlling interest in us) and Messrs. Lutnick, Merkel or Amaitis, as the case may be, elect to terminate their employment with us, such executive will receive in a lump sum in cash an amount equal to two times such executive’s annual salary base and the annual bonus paid or payable by BGC Partners for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred and receive medical benefits for two years after the termination of their employment (provided that, if Messrs. Lutnick, Merkel or Amaitis, as the case may be, becomes re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter) or, in the case of Mr. Amaitis, either his annual base salary and bonus in respect of the most recently completed fiscal year or his annual base salary and projected bonus in respect of the fiscal year in which the change of control occurs, with the determination whether to base this calculation on Mr. Amaitis’ bonus in respect of the most recently completed fiscal year or his projected bonus in respect of the fiscal year in which the change in control occurs, as well as the determination of the projected amount of such bonus, to be made by Howard W. Lutnick in his sole and absolute discretion. If a change in control occurs and Messrs. Lutnick, Merkel or Amaitis, as the case may be, do not so elect to terminate their employment with us, such executive will receive in a lump sum in cash an amount equal to such executive’s annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred and receive medical benefits, provided, that in the event that, during the three-year period following the change in control, such executive’s employment is terminated by us (and other than by reason of such executive’s death or disability), such executive will receive in a lump sum in cash an amount equal to such executive’s annual base salary and any bonus or portion thereof that has been deferred or the annual bonus paid or payable for the most recently completed fiscal year.

In addition, these executives will be entitled to a gross-up for any taxes imposed as a result of the application of Section 4999 of the Code. In the event of death or disability, such executive will be paid accrued salary to the date of death or disability.

Cantor Partnership Grants

Two of our executive officers, Messrs. Lutnick and Merkel, are currently partners of Cantor and have a significant portion of their net worth directly invested in Cantor’s business. In addition to personal investments, Cantor granted to certain employees awards of partnership grants. In 2007, Cantor awarded a partnership grant to Mr. Merkel, $36,167 of which was attributed to BGC Partners OldCo. In 2006, Cantor granted to Mr. Saltzman, one of eSpeed’s former executive officers, an award of partnership units in Cantor with a notional value of $950,000. The notional value of Mr. Saltzman’s award, granted on August 7, 2006 was $350,000. The awarded Cantor partnership units entitled the employee to participate in quarterly distributions of income by Cantor and receive post-termination payments equal to the notional value of the award in four equal installments on the first, second, third and fourth anniversaries of the employee’s termination, provided that the employee has not engaged in any competitive activity with Cantor, eSpeed, BGC or any of their affiliates prior to the date each payment is due. These partnership units contain restrictive covenants such as non-competition clauses that provide us with an important retention tool. Mr. Saltzman’s entitlement to such post-termination payments vested in six equal annual installments beginning July 1, 2007, provided that as of each such anniversary date Mr. Saltzman was still employed by our company or one of our affiliates and had not breached this agreement. Mr. Saltzman’s employment terminated on January 23, 2008 and his partnership award was terminated at that time. See “—Paul Saltzman Separation Agreement.” The other awards of partnership units in Cantor were fully vested on date of grant. In connection with the merger, any such grant awards held by an employee who provides services exclusively to BGC Partners OldCo were redeemed for a new interest in BGC Holdings, which continues to vest according to its original schedule.

The partnership unit awards described in the preceding paragraph are accounted for as liability awards under Statement of Financial Accounting Standards No. 123 (Revised), Share Based Payment (“SFAS123R”). For the awards that are not fully vested at grant date, we recognize non-cash compensation expense for the fair value of the awards as the awards are amortized over the stated vesting periods. For the awards that are fully vested on the date of grant, we recognize non-cash compensation expense at grant date for the fair value of the awards. In addition, the quarterly distributions on such units are included in our compensation expense as a non-cash charge. None of the costs of the various benefits provided under the partnership units in Cantor have been or will be paid by us; however, we record a non-cash charge on our income for the amounts that have been or will be paid to the employees by Cantor, with an offsetting amount credited to additional paid-in capital reflecting amounts deemed contributed by Cantor.

Our Compensation Committee was not involved in the grants of these partnership unit awards by Cantor. The Compensation Committee was, however, aware of these grants at the time that it made compensation decisions for 2007 and made compensation determinations in light of all factors, including achievement of specified performance goals.

BGC Partners Grants

As part of the discretionary compensation paid to executive officers and other key employees, our Compensation Committee may from time to time authorize the issuance of BGC Holdings units, which are subject to the accounting rules set forth in SFAS 123R.

In connection with the merger, Cantor granted to Messrs. Amaitis and Lynn 1,100,000 and 200,000, respectively, of BGC Holdings founding partner units which became exchangeable upon the closing of the merger into shares of our Class A Common stock on a one-to-one basis (subject to customary anti-dilution adjustments), with all of the shares received by either of them upon exchange being immediately saleable, subject to applicable law. These grants are intended to incentivize Messrs. Amaitis and Lynn and are in addition to any compensation that may be granted to Mr. Lynn pursuant to his employment agreement described below or to Messrs. Amaitis and Lynn pursuant to the Incentive Plan and/or the Participation Plan for 2008. For a description of the BGC Holdings founding partner units held by Messrs. Amaitis and Lynn, including the terms of the exchangeability of such units, see “Certain Relationships and Related Transactions—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges.”

In the third quarter of 2007, BGC and certain of its subsidiaries entered into agreements with certain of their non-executive employees pursuant to which the employees agreed to exchange an aggregate of approximately $7.9 million of their compensation earned in 2007 for the delivery in 2008 of 990,734 RSUs, which were issued upon the closing of the merger. These RSUs vest over a two-year period, with 50% vesting on each of the anniversary dates. In the fourth quarter of 2007, certain non-executive employees of BGC and other persons who provide services to BGC Partners OldCo were informed that they could expect to receive an aggregate of 295,816 REU interests in lieu of a portion of their discretionary bonus for 2007 having a post-termination payment amount of $3.0 million and 153,736 REU interests to be considered as part of their total 2008 compensation having a post-termination payment amount of $1.6 million, in each case to be delivered in 2008 and issued upon the closing of the merger. The right to receive payment upon redemption of these REU interests vests over a three-year period, with 33.3% vesting on each of the anniversary dates. The REU interests will only be exchangeable for our Class A common stock in accordance with terms and conditions of the grant of such REU interests, which terms and conditions will be determined by us, as the indirect general partner of BGC Holdings, subject to Cantor’s consent, as the holder of a majority in interest of the BGC Holdings exchangeable limited partnership interest, in accordance with the terms of the BGC Holdings limited partnership agreement. In addition, in the fourth quarter of 2007, certain non-executive employees of BGC Partners Old Co. and other persons who provide services to BGC Partners Old Co. were informed that they could expect to receive an aggregate of 169,747 RSUs in lieu of a portion of their discretionary bonus for 2007 having an aggregate estimated value of $1.7 million and 984,059 RSUs to be considered as part of their total 2008 compensation having an aggregate estimated value of $10.0 million, in each case delivered in 2008 and issued upon the closing of the merger. These RSUs vest over a three-year period with 33.3% vesting on each of the anniversary dates. Generally, REUs were issued to persons who became founding partners in BGC Holdings and RSUs were issued to persons who were employees of eSpeed and back office employees of BGC Partners or Cantor who had been providing services to BGC Partners Old Co. Aggregate estimated values in each case were determined based on the eSpeed stock price on the date of each award.

In addition, in the fourth quarter of 2007, certain of our executive officers were informed that they could expect to receive an aggregate of 593,992 REU interests (265,487 for Howard W. Lutnick, 132,744 for Lee Amaitis, 132,744 for Shaun Lynn, 41,912 for Stephen M. Merkel and 21,105 for Robert K. West) for delivery in 2008, which were issued upon the closing of the merger. These REU interests have a post-termination payment amount of $6.6 million ($3.0 million for Howard W. Lutnick, $1.5 million for Lee Amaitis, $1.5 million for Shaun Lynn, $0.4 million for Stephen M. Merkel and $0.2 million for Robert K. West). The REUs will only be exchangeable for Class A common stock in accordance with terms and conditions of the grant of such REU interests, which terms and conditions will be determined by us, as the indirect general partner of BGC Holdings, subject to Cantor’s consent, as the holder of a majority in interest of the BGC Holdings exchangeable limited partnership interest, in accordance with the terms of the BGC Holdings limited partnership agreement. The right to receive post-termination payment amounts upon redemption of these REU interests for Messrs. Lutnick, Amaitis and Lynn immediately vested upon the closing of the merger. The right to receive post-termination payment amounts upon redemption of these REUs for Messrs. Merkel and West vest over a three-year period with 33.3% vesting on each of the anniversary dates. Post-termination payment amounts in each case were determined based on the eSpeed stock price on the date of each award. Mr. West was also informed that he could expect to receive 11,387 RSUs to be considered as part of his 2008 compensation having an aggregate estimated value of $0.1 million, to be delivered in 2008 and issued upon the closing of the merger. These RSUs vest over a three-year period with 33.3% vesting on each of the anniversary dates.

As discussed above under “—Incentive Bonus Targets for 2008,” in September 2008, the Compensation Committee awarded the following interim bonuses in REUs: Mr. Lutnick: 350,263 REUs, Mr. Amaitis: 140,106 REUs and Mr. Lynn: 87,566 REUs.

BGC Holdings Participation Plan

BGC Partners has adopted the Participation Plan as a means to attract, retain, motivate and reward present founding partners, present or prospective REU partners and prospective working partners and executive officers of BGC Partners by enabling such founding/working partners, such REU partners and executive officers to acquire or increase their ownership interests in BGC Holdings.

The Participation Plan is administered by our Compensation Committee or its designee. The Participation Plan provides for the grant of BGC Holdings limited partnership interests issuable pursuant to the BGC Holdings limited partnership agreement as of the date of the Participation Plan or as may thereafter be issuable thereunder. The total number of BGC Holdings limited partnership interests issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided, that interests exchangeable for or otherwise representing the right to acquire our common stock may only be granted to the extent such shares are available for issuance under the BGC Partners Long Term Incentive Plan, as amended and restated. The Compensation Committee has broad administrative authority to, among other things, select present founding partners, present or prospective REU partners or prospective working partners and executive officers entitled to receive bonus or purchase awards, determine the number and type of partnership interests covered by such awards, including whether such partnership interests will be exchangeable for or otherwise represent the right to receive our Class A common stock, determine the purchase period and other terms and conditions of any purchase rights and interpret and administer the Participation Plan. The Compensation Committee has the discretion to determine the price of any purchase right, which may be set at preferential or historical prices that are less than the prevailing fair market value of Class A common stock.

The Participation Plan provides that the Compensation Committee may at any time amend or terminate the Participation Plan, provided that, without the participant’s written consent, no such amendment or termination will adversely affect any outstanding purchase rights. Amendments to the Participation Plan require stockholder approval only if required by applicable laws or applicable regulatory requirements.

Impact of Accounting Changes on Compensation Policy

Our management and our Compensation Committee recognize that we are be subject to certain SFAS 123R and other accounting charges with respect to its executive officers and other employees; however, our management and our Compensation Committee do not believe that these accounting charges should be taken into account in the determination of appropriate levels and types of compensation to be made available, even though certain of these accounting charges, both cash and non-cash, will be disclosed in the compensation tables and narratives because they do provide various payments and rights to executive officers that are covered by those tables.

Paul Saltzman Separation Agreement

On January 23, 2008, Paul Saltzman resigned as eSpeed’s Chief Operating Officer. In connection with his resignation, Mr. Saltzman entered into an employment separation agreement in which (i) he agreed to provide consulting services to us over a three-year period for total cash compensation of $2.1 million provided he complies with certain affirmative and restrictive covenants; (ii) Mr. Saltzman’s 7,239 RSUs issued in December 2007 will be immediately vested; (iii) his December 2004 option to purchase 150,000 shares of our Class A common stock at an exercise price of $11.47 per share will be extended to expire on the termination date of his consulting period; and (iv) Mr. Saltzman will receive an additional restricted stock unit grant having a value of $100,000 on the third anniversary of his termination date in the event that he has complied with all of his obligations under the foregoing agreement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Dated: November 4, 2008

THE COMPENSATION COMMITTEE

Barry R. Sloane, Chairman
John H. Dalton
Catherine P. Koshland
Albert M. Weis

Executive Compensation

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Stock Awards, REUs and Cantor Partnership Units ($)(1)	(f) Option Awards ($)(2)	(g) Non-Equity Incentive Plan Compensation ($)(3)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)(4)	(j) Total ($)
Howard W. Lutnick,	2007	5,000,000	—	1,180,932	9,822,186	500,000	—	—	16,503,118
Chairman of the Board and Co-Chief Executive Officer	2006	1,540,000	—	—	146,793	500,000	—	3,000	2,189,793

Lee M. Amaitis,	2007	3,473,260	255,735	859,706	—	—	—	76,029	4,664,731
Co-Chief Executive Officer	2006	1,808,333	2,479,566	18,465	—	—	—	277,730	4,584,094

Shaun D. Lynn,	2007	1,505,469	1,538,942	668,228	—	—	—	3,265	3,715,454
President	2006	1,205,684	1,903,000	39,147	—	—	—	709	3,148,540

Stephen M. Merkel,	2007	925,500	397,833	59,986	—	200,000	—	—	1,583,319
Executive Vice President, General Counsel and Secretary	2006	820,246	175,414	1,389	—	150,000	—	3,000	1,150,049

Robert K. West,	2007	318,667	200,000	4,113	—	—	—	—	522,780
Chief Financial Officer(5)	2006	—	—	—	—	—	—	—	—

Frank V. Saracino,	2007	225,000	—	11,025	—	75,000	—	—	311,025
Chief Accounting Officer(6)	2006	160,000	140,000	278	—	—	—	—	300,278

Paul Saltzman,	2007	800,000	—	48,890	—	850,000	—	—	1,698,890
Chief Operating Officer(7)	2006	747,917	200,000	20,446	—	355,000	—	—	1,323,363

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 and 2006, respectively, in accordance with SFAS 123R, of RSU, REU and Cantor partnership unit awards for services to eSpeed or BGC Partners OldCo pursuant to the Equity Plan or otherwise and thus may include amounts from awards granted in and prior to 2007 and 2006, respectively. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For more information used in the calculations of these amounts, see the footnotes to eSpeed’s audited consolidated financial statements, included in the Annual Report accompanying this proxy statement. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.
(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 and 2006, respectively, in accordance with SFAS 123R, of options granted pursuant to the Equity Plan and thus may include amounts from options granted in and prior to 2007 and 2006, respectively. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For more information used in the calculations of these amounts, see the footnotes to eSpeed’s audited consolidated financial statements, included in the Annual Report accompanying this proxy statement. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.
(3)	The amounts in column (g) reflect the cash awards to the named executive officers under the Incentive Plan, which is discussed in further detail under the heading “—Compensation Discussion and Analysis—Bonus Compensation.”
(4)	BGC has historically provided Mr. Amaitis, whose primary office location is in London and who travels frequently on our business to New York and elsewhere, with a car and driver in London and a rental apartment in New York that we subsidize.
(5)	Mr. West was appointed Chief Financial Officer on May 16, 2007.
(6)	Mr. Saracino was appointed as Chief Accounting Officer on December 13, 2007 and terminated his employment in July, 2008.
(7)	Mr. Saltzman terminated his employment on January 23, 2008.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers with respect to the year ended December 31, 2007:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock, Unit and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold($)	Target(#)	Maximum(#)
Howard W. Lutnick	12/28/07	—	—	—	—	—	—	—	1,000,000	—	4,947,200
	—	—	—	10,000,000	—	—	—	—	—	—	—

Lee M. Amaitis	—	—	—	10,000,000	—	—	—	—	—	—	—

Shaun D. Lynn	—	—	—	10,000,000	—	—	—	—	—	—	—

Stephen M. Merkel	12/14/07	—	—	—	—	—	—	9,804	—	—	100,000
	12/31/07	—	—	—	—	—	—	761	—	—	36,167
	—	—	—	10,000,000	—	—	—	—	—	—	—

Robert K. West	—	—	—	—	—	—	—	—	—	—	—

Frank V. Saracino	12/14/07	—	—	—	—	—	—	2,451	—	—	25,000

Paul Saltzman	12/20/07	—	—	—	—	—	—	7,239	—	—	75,000

(1)	The amounts shown in column (e) reflect the maximum payment under our Incentive Plan. During 2007, there were no specific minimum and target levels under our Incentive Plan. The $10,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan for 2007, and members of our Compensation Committee retain negative discretion to award less than this amount even if the performance criteria are met. Actual amounts paid for 2007 are set forth in column (g) of the Summary Compensation Table.
(2)	The amounts shown do not include REU awards, which were issued upon the closing of the merger on April 1, 2008, to Messrs. Lutnick, Amaitis, Lynn, Merkel and West of 265,487; 132,744; 132,744; 41,912 and 21,105, respectively or any subsequent issuances. They also do not include RSU awards, which were issued upon the closing of the merger on April 1, 2008, to Messrs. West and Saracino of 11,387 and 4,780, respectively.
(3)	More information used in the calculations of these amounts is included in footnotes to eSpeed’s audited consolidated financial statements, which are included in the Annual Report accompanying this proxy statement.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and restricted stock units that had not vested for each of the named executive officers as of December 31, 2007:

(a) Name	Option Awards					Stock Awards(3)
	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#) (2)(3)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	2,000,000	—	—	22.00	12/10/2009	—	—	—	—
	625,000	—	—	16.88	11/28/2010	—	—	—	—
	1,500,000	—	—	5.10	10/19/2011	—	—	—	—
	1,000,000	—	—	14.39	12/9/2012	—	—	—	—
	1,000,000	—	—	21.42	12/9/2013	—	—	—	—
	1,000,000	—	—	13.00	12/20/2014	—	—	—	—
	250,000	—	—	8.42	8/22/2016	—	—	—	—
	800,000	—	—	8.80	12/15/2016	—	—	—	—
	1,000,000	—	—	10.82	12/28/2017	—	—	—	—

Lee M. Amaitis	325,000	—	—	22.00	12/9/2009	—	—	—	—
	50,000	—	—	15.13	11/24/2010	—	—	—	—
	118,750	—	—	5.10	10/19/2011	—	—	—	—
	150,000	—	—	14.39	12/9/2012	—	—	—	—
	200,000	—	—	21.42	12/9/2013	—	—	—	—
	250,000	—	—	11.47	12/20/2014	—	—	—	—

Shaun D. Lynn	—	—	—	—	—	—	—	—	—

Stephen M. Merkel	100,000	—	—	22.00	12/10/2009	—	—	—	—
	100,000	—	—	16.88	11/28/2010	—	—	—	—
	110,000	—	—	5.10	10/19/2011	—	—	—	—
	100,000	—	—	14.39	12/9/2012	—	—	—	—
	100,000	—	—	21.42	12/9/2013	—	—	—	—
	100,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	9,804	110,785	—	—

Robert K. West	—	—	—	—	—	—	—	—	—

Frank V. Saracino	7,500	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	2,451	27,696	—	—

Paul Saltzman	200,000	—	—	17.67	4/29/2014	—	—	—	—
	150,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	7,239	81,801	—	—

(1)	All options listed above are fully vested.
(2)	All RSUs listed above vest annually from the date of grant over a three-year period, with 33% vesting on the first anniversary date, except that the vesting of Mr. Saltzman’s restricted stock units was accelerated in connection with his employment separation agreement dated as of January 23, 2008.
(3)	The amounts shown do not include REU or RSU awards that were issued upon the closing of the merger on April 1, 2008, to Messrs. Lutnick, Amaitis, Lynn, Merkel, West and Saracino of $3,000,000, $1,500,000, $1,500,000, $427,500, $341,141 and $48,750, respectively or any subsequent issuances.

Option Exercises and Stock Vested; Pension Benefits and Nonqualified Deferred Compensation

Restricted stock units of 8,331 vested and restricted stock units of 4,167 were accelerated for our named executive officers during 2007. None of our named executives exercised stock options in 2007 and none of our named executive officers received any retirement pension benefits or nonqualified deferred compensation from eSpeed during the 2007 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Howard W. Lutnick	—	—	—	—
Lee M. Amaitis(1)	—	—	—	—
Shaun D. Lynn	—	—	—	—
Stephen M. Merkel	—	—	5,681	59,120
Robert K. West	—	—	—	—
Frank V. Saracino	—	—	1,136	11,822
Paul Saltzman	—	—	5,681	59,120

(1)	Mr. Lee Amaitis exercised 118,750 options on December 31, 2007, which were beneficially owned on behalf of his former wife and held on her behalf pursuant to a domestic relations order.

Potential Payments Upon Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon either termination or continued employment upon a change of control, under the change of control and employment agreements, described under “—Employment Agreement” and “—Change in Control Agreements” as if such agreements were in effect and that the change of control had occurred on December 31, 2007 and using the closing market price of eSpeed Class A common stock as of December 31, 2007, the last trading day prior to December 31, 2007.

Name	Salary ($)	Bonus ($)	Vesting of Equity Compensation ($)	Welfare Benefit Continuation ($)	Gross-Up Payment ($)	Total ($)
Howard W. Lutnick
Termination of Employment	2,000,000	8,000,000	—	35,525	7,754,804	17,790,329
Extension of Employment	1,000,000	4,000,000	—	—	3,863,677	8,863,677

Lee M. Amaitis
Termination of Employment	2,000,000	7,500,000	—	47,640	6,634,801	16,182,441
Extension of Employment	1,000,000	3,750,000	—	—	3,300,847	8,050,847

Shaun D. Lynn
Termination of Employment	2,000,000	6,000,000	—	7,476	5,564,517	13,571,993
Extension of Employment	1,000,000	3,000,000	—	—	2,779,661	6,779,661

Stephen M. Merkel
Termination of Employment	2,000,000	2,000,000	110,785	35,525	3,204,000	7,350,310
Extension of Employment	1,000,000	1,000,000	110,785	—	1,631,078	3,741,863

Employment Arrangements

In 2008, in connection with the merger, we agreed that each of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn and Stephen M. Merkel would receive an annual base salary of $1,000,000 per year, and Mr. West would receive an annual base salary of $550,000 and annual target cash bonuses of up to the percentages set forth below:

•	400% of annual base salary for Howard W. Lutnick;

•	375% of annual base salary for Lee M. Amaitis;

•	300% of annual base salary for Shaun D. Lynn;

•	100% of annual base salary for Stephen M. Merkel; and

•	100% of annual base salary for Robert K. West.

In addition to the target cash bonuses set forth above, the executive officers are eligible for additional incentive compensation to be paid in the form of equity, partnership units or otherwise. With respect to Mr. Lynn, we have entered into an employment agreement. Mr. Lynn’s employment agreement has a five-year term and provides for a base salary of $1,000,000 per year, subject to annual review and increase by the compensation committee, with a target cash bonus for 2008 of 300% of base salary. The target bonus for Mr. Lynn will be reviewed annually by the compensation committee. Upon death, disability or termination in the absence of a change of control, an executive will be paid only accrued salary to the date of death, disability or termination. We currently expect that Mr. Lutnick will spend approximately 50% of his time each year on BGC Partners matters, that beginning in 2009, Mr. Amaitis will spend approximately 25% of his time each year on BGC Partners matters and that Mr. Merkel will spend approximately 50% of his time each year on BGC Partners matters, although, these percentages may vary depending on business developments at BGC Partners or Cantor or any of their affiliates. Messrs. Lynn and West are each expected to spend 100% of their time on BGC Partners matters.

Employment Agreement

Prior to the merger, Mr. Lynn and BGC International were parties to an employment agreement, dated August 13, 2004, which we refer to as the “pre-merger employment agreement.” Under the pre-merger employment agreement, Mr. Lynn received an annual base salary of £500,000 per year and was eligible to receive a bonus equal to 15% of the pre-tax profits of the BGC businesses managed by him. The pre-merger employment agreement terminated upon Mr. Lynn entering into the employment agreement with BGC Brokers L.P. described below.

Mr. Lynn entered into an employment agreement with BGC Brokers L.P., which we refer to as “BGC Brokers,” on March 31, 2008, effective upon the closing of the merger, which we refer to as the “Lynn employment agreement.” The Lynn employment agreement has an initial six-year term and will thereafter be extended automatically for successive periods of one year on the same terms and conditions unless either BGC Brokers or Mr. Lynn provides notice of non-renewal. Pursuant to the Lynn employment agreement, Mr. Lynn will receive a base salary of $1,000,000 per year, subject to annual review by BGC Partners’ Compensation Committee, with a target bonus for each year during the term of the agreement of 300% of base salary. To the extent he is eligible to receive a bonus, the first $1,000,000 of such bonus will be paid in cash, with the remainder, if any, to be paid in cash or a contingent non-cash grant, as determined by BGC Partners’ Compensation Committee. The target bonus for Mr. Lynn will be reviewed annually by BGC Partners’ Compensation Committee. In the event of a change of control of BGC Partners (which will occur in the event that BGC Partners is no longer controlled by Cantor or a person or entity controlled by, controlling or under common control with Cantor), the individual or entity which acquires control of BGC Partners will have the option to either extend the term of Mr. Lynn’s employment for a period of three years from the date the change of control took effect (if the remaining term of the Lynn employment agreement at the time of the change of control is less than three years) or to terminate Mr. Lynn’s employment. If the term of Mr. Lynn’s employment is extended, Mr. Lynn will receive an amount equal to his aggregate compensation for the most recent full fiscal year in addition to any other compensation that Mr. Lynn may be entitled to under the Lynn employment agreement. If the continuing company opts to terminate Mr. Lynn’s employment, he will receive two times his aggregate compensation under the Lynn employment agreement for the most recent full fiscal year in full and final settlement of all claims. In each case, he will receive full vesting of all stock options and restricted stock units of BGC Partners (unless otherwise provided in the applicable award agreement) and welfare benefit continuation for two years and a pro rata bonus for the year of termination. In addition, in the event that Mr. Lynn remains employed by BGC Brokers on the second anniversary of the change of control (unless he is not employed on such date solely as a result of dismissal by BGC Brokers under circumstances that constitute a fundamental breach of contract by BGC Brokers), Mr. Lynn will receive an additional payment equal to the payment he received at the time of the change of control.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. Under our current policy, we pay to each non-employee director an annual cash retainer of $25,000. We also pay $2,000 for each meeting of our Board and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or committees of our Board.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of an non-employee director, at the option of such non-employee director, we issue to each non-employee director either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date of the appointment or initial election of a non-employee director (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date of such meeting (rounded down to the next whole share). These restricted stock units issued upon the appointment or initial election of a non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date. These options issued upon the appointment or initial election of an non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the optionee is still an non-employee director of our Board at the opening of business on such date.

We also grant to each non-employee director annually on the date of his or her re-election, in consideration for services provided, at the option of such non-employee director, either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of the appointment or initial selection of the non-employee director (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date of such meeting (rounded down to the next whole share). These restricted stock units granted on an annual basis vest on the first anniversary of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date. These options granted on an annual basis vest on the first anniversary of the grant date, provided that the optionee is still a non-employee director of our Board at the opening of business on such date.

The restricted stock units and options described above are granted pursuant to our Equity Plan. Such restricted stock units and options are subject to the terms and conditions of the Equity Plan under which they are awarded and the execution and delivery of agreements with each recipient. Each option has a term of 10 years, and the exercise price for each option is equal to the closing price for the Class A common stock on the date of grant, as reported on the NASDAQ.

The table below summarizes the compensation paid by the company to non-employee directors for the year ended December 31, 2007:

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(g) All Other Compensation ($)	(h) Total ($)
Albert M. Weis, Director	185,000	—	47,528	—	—	—	232,528

John H. Dalton, Director	177,000	—	47,528	—	—	—	224,528

Barry R. Sloane, Director	197,000	59,788	—	—	—	—	256,788

Catherine P. Koshland, Director(4)	12,250	70,000	—	—	—	—	82,250

Barry Gosin(5) Former Director	156,750	—	—	—	—	—	156,750

(1)	Howard Lutnick, Chairman of the Board and Co-Chief Executive Officer, and Lee Amaitis, [Co-Chief Executive Officer] are not included in this table as they are employees of our Company and thus received no compensation for their services as directors. The compensation received by Messrs. Lutnick and Amaitis as employees of our Company is shown in the Summary Compensation Table.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123R, and thus may include amounts from awards granted in and prior to 2007. In 2007, the fair value of the stock awards granted to each director was as follows: Albert M. Weis: none; John H. Dalton: none; Barry R. Sloane: $35,000; Catherine P. Koshland: $105,000 and Barry Gosin: $70,000. More information used in the calculation of these amounts is included in the footnotes to eSpeed’s audited consolidated financial statements included in the Annual Report accompanying this proxy statement. As of December 31, 2007, each director had the following number of restricted stock units outstanding: Albert M. Weis: none; John H. Dalton: none; Barry R. Sloane: 3,421; Catherine P. Koshland: 3,421 and Barry Gosin: none.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123R, and thus includes amounts from options granted in and prior to 2007. In 2007, the fair value of the awards granted to each director was as follows: Albert M. Weis: $35,000; John H. Dalton: $35,000; Barry R. Sloane: none; Catherine P. Koshland: none and Barry Gosin: none. More information used in the calculation of these amounts is included in the footnotes to eSpeed’s audited consolidated financial statements included in the Annual Report accompanying this proxy statement. As of December 31, 2007, each director had the following number of options outstanding: Albert M. Weis: 74,619; John H. Dalton: 84,619; Barry R. Sloane: none; Catherine P. Koshland: none and Barry Gosin: none.
(4)	Ms. Koshland was initially appointed as a director on November 7, 2007.
(5)	Mr. Gosin was initially appointed as a director on February 7, 2007 and resigned as a director on November 7, 2007.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee of our Board of Directors consisted of Messrs. Dalton, Sloane and Weis and Dr. Koshland. All of the members who served on our Compensation Committee during 2007 were non-employee directors and were not former officers of our Company. No member of the Compensation Committee had any relationship with the Company during 2007 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. During 2007, none of our executive officers served as a member of the Board of Directors or on the Compensation Committees, or similar body, of a corporation where any of its executive officers served on our Compensation Committee or on our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 27, 2008, with respect to the beneficial ownership of our Common Equity by: (i) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of any class of our outstanding capital stock, (ii) each director and nominee for director, (iii) each of the named executive officers and (iv) all executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, directors and named executive officers identified below is located at 499 Park Avenue, New York, NY 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

Name	Class B Common Stock				Class A Common Stock
	Shares		%		Shares		%
5% Beneficial Owners(1)

Cantor Fitzgerald, L.P.(2)	31,799,362	(3)	99.8	%(4)	31,825,595	(3)(5)	39.4	%(6)
CF Group Management, Inc.	31,848,107	(7)	100.0	%(4)	32,263,152	(8)	40.0	%(6)
PAR Investment Partners, L.P.	—		—		4,992,137	(9)	10.2	%(10)
Downtown Associates, L.L.C.	—		—		4,376,991	(11)	8.9	%(10)

Directors and Executive Officers(1):
Executive Officers
Howard W. Lutnick	31,848,107	(12)	100.0	%(4)	42,762,632	(13)	47.5	%(14)
Lee M. Amaitis	—		—		2,297,262	(15)	4.5	%(16)
Shaun D. Lynn	—		—		792,188	(17)	1.6	%(18)
Stephen M. Merkel	—		—		631,913	(19)	1.3	%(20)
Robert K. West	—		—		—		—
Frank V. Saracino (former Chief Accounting Officer)	—		—		1,136	(21)	*
Paul Saltzman (former Chief Operating Officer)	—		—		165,245	(22)	*
Directors
John H. Dalton	—		—		98,034	(23)	*
Albert M. Weis	—		—		169,034	(24)	*
Barry R. Sloane	—		—		—		—
Catherine P. Koshland	—		—		6,086	(25)	*
All directors and executive officers as a group (11 persons)	31,848,107		100.0%		46,923,530		50.0	%(26)

*	Less than 1%.
(1)	Based upon information supplied by directors and executive officers and filings under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended with respect to 5% beneficial owners.
(2)	Cantor has pledged to us, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of our Class A common stock and our Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans we agreed to make to Cantor from time to time. In September 2008, we were authorized to increase the amount available under the secured loan and Pledge Agreement with Cantor from up to $100.0 million to all excess cash other than that amount needed for regulatory purposes, and to also accept, as security, pledges of any securities in addition to pledges of our Class A common stock or Class B Common Stock provided for under the original secured loan and Pledge Agreement. As of October 27, 2008, there was no loan amount outstanding.
(3)	Excludes 67,142,990 rights to acquire shares of our Class B common stock and/or our Class A common stock pursuant to the exchange of BGC Holdings exchangeable limited partnership interests. After

March 31, 2009, the one year anniversary of the completion of the separation, BGC Holdings exchangeable limited partnership interests will be exchangeable at any time for shares of our Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of our Class B common stock, our Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor is able to exercise its exchange rights with respect to up to 20,000,000 of its BGC Holdings exchangeable limited partnership interests for shares of our Class A common stock prior to the first anniversary of the completion of the separation in connection with a registered public offering.

(4)	Percentage based on 31,848,107 shares of our Class B common stock outstanding.
(5)	Consists of (i) 26,233 shares of our Class A common stock and (ii) 31,799,362 shares of our Class B common stock.
(6)	Percentage based on (i) 48,910,298 shares of our Class A common stock outstanding and (ii) 31,848,107 shares of our Class A common stock acquirable upon conversion of 31,848,107 shares of our Class B common stock outstanding.
(7)	Consists of (i) 48,745 shares of our Class B common stock held by CF Group Management, Inc. (“CFGM”) and (ii) 31,799,362 shares of our Class B common stock held by Cantor. CFGM is the managing general partner of Cantor.
(8)	Consists of (i) 388,812 shares of our Class A common stock held by CFGM, (ii) 48,745 shares of our Class B common stock held by CFGM, (iii) 26,233 shares of our Class A common stock held by Cantor and (iv) 31,799,362 shares of our Class B common stock held by Cantor. CFGM is the managing general partner of Cantor. This amount excludes 2,050,197 shares receivable pursuant to distribution rights held by CFGM.
(9)	As set forth in a Form 4 filed with the SEC on October 2, 2008. According to the Form 4, the shares of our Class A common stock are held by PAR Investment Partners, L.P., PAR Group, L.P., and PAR Capital Management, Inc. The business address of each of these entities is One International Place, Boston, Massachusetts 02110.
(10)	Percentage based on 48,910,298 shares of our Class A common stock outstanding
(11)	As set forth in a Form 4 filed with the SEC on May 5, 2008. According to the Form 4, the shares of our Class A common stock are held by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P. (collectively, the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the “Downtown general partner”). Ronald J. Juvonen, as the managing member of the Downtown general partner, has sole power to vote and direct the disposition of all shares of our Class A common stock held by the Downtown Funds. The business address of Mr. Juvonen, the Downtown general partner and the Downtown Funds is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.
(12)	Consists of (i) 31,799,362 shares of our Class B common stock held by Cantor and (ii) 48,745 shares of our Class B common stock held by CFGM. Mr. Lutnick is the President and sole stockholder of CFGM. CFGM is the managing general partner of Cantor.
(13)

Consists of (i) 940,373 shares of our Class A common stock held directly by Mr. Lutnick, (ii) 9,175,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008, (iii) 208,518 shares of our Class A common stock held in Mr. Lutnick’s 401(k) account, (iv) 175,589 shares of our Class A common stock held by a trust for the benefit of descendants of Mr. Lutnick (the “Trust”) of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees, (v) 26,233 shares of Class A common stock held by Cantor, (vi) 31,799,362 shares of our Class B common stock held by Cantor, (vii) 388,812 shares of our Class A common stock held by CFGM, and (viii) 48,745 shares of our Class B common stock held by CFGM. This amount excludes (a) 7,742,325 shares receivable pursuant to distribution rights held by Mr. Lutnick, (b) 2,050,197 shares receivable pursuant to distribution rights held by CFGM, (c) 2,048,000 shares receivable pursuant to distribution rights held by KBCR, a general partner of Cantor (“KBCR”), (d) 166,073 shares receivable pursuant to distribution rights held by LFA, LLC, a limited liability company whose members include Mr. Lutnick’s wife (“LFA”), (e) 1,610,182 shares receivable pursuant to distribution rights held by the Trust, and (f) 7,026 shares receivable pursuant to distribution rights held by KLK Trust, a trust for the benefit of Kent Karosen, of which Mr. Lutnick serves as trustee. Mr. Lutnick is the President and sole stockholder of CFGM and CFGM is the managing general partner of Cantor. In addition, Mr. Lutnick is the managing member of each of KBCR and LFA and has limited powers to remove and replace the trustees of the Trust.
(14)	Percentage based on (i) 48,910,298 shares of our Class A common stock outstanding, (ii) 31,848,107 shares of our Class A common stock acquirable upon conversion of 31,848,107 shares of our Class B common stock outstanding and (iii) 9,175,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008.
(15)	Consists of (i) 1,093,750 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008, (ii) 103,512 shares of our Class A common stock and (iii) 1,100,000 of BGC Holdings founding partner interests immediately exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments). This amount excludes (a) 2,060,215 of BGC Holdings founding partner interests which are exchangeable into shares of Class A common stock, over a period of time, subject to certain conditions and (b) 412,043 shares receivable pursuant to distribution rights held by Mr. Amaitis.
(16)	Percentage based on (i) 48,910,298 shares of our Class A common stock outstanding, (ii) 1,093,750 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008, (iii) 1,100,000 of BGC Holdings founding partner interests exchangeable into our Class A common stock on a one-for-one basis. Excludes 2,060,215 of BGC Holdings founding partner interests which are exchangeable into shares of Class A common stock, over a period of time, subject to certain conditions.
(17)	Consists of (i) 192,188 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008 and (ii) 600,000 of BGC Holdings founding partner interests immediately exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments). Excludes 1,915,898 of BGC Holdings founding partner interests which are exchangeable into shares of Class A common stock, over a period of time, subject to certain conditions.
(18)	Percentage based on (i) 48,910,298 shares of our Class A common stock outstanding, (ii) 192,188 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008, (iii) 600,000 BGC Holdings founding partner interests exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments). Excludes 1,915,898 of BGC Holdings founding partner interests which are exchangeable into shares of Class A common stock, over a period of time, subject to certain conditions.
(19)	Consists of (i) 610,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008, (ii) 15,553 shares of our Class A common stock held directly by Mr. Merkel, (iii) 4,110 shares of our Class A common stock held in Mr. Merkel’s 401(k) account, and (iv) 2,250 shares of our Class A common stock beneficially owned by Mr. Merkel’s spouse. Excludes 60,683 shares receivable pursuant to additional distribution rights held by Mr. Merkel.
(20)	Percentage based on (i) 48,910,298 shares of our Class A common stock outstanding and (ii) 610,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008.
(21)	Consists of 1,136 shares of our Class A common stock held directly by Mr. Saracino.
(22)	Consists of (i) 150,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008 and (ii) 15,245 shares of our Class A common stock held directly by Mr. Saltzman.
(23)	Consists of (i) 77,534 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008 and (ii) 20,500 shares of our Class A common stock held directly by Mr. Dalton.
(24)	Consists of (i) 67,534 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008, (ii) 94,500 shares of our Class A common stock held directly by Mr. Weis and (iii) 7,000 shares of our Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis’ spouse, 3,000 shares are held in trust for Mr. Weis’ children and 3,000 shares are beneficially owned by Mr. Weis’ children.
(25)	Consists of 6,086 shares of our Class A common stock held directly by Dr. Koshland.
(26)	Percentage based on (i) 48,910,298 shares of our Class A common stock outstanding, (ii) 31,848,107 shares of our Class A common stock acquirable upon conversion of 31,848,107 shares of our Class B common stock outstanding, (iii) 11,366,006 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 27, 2008 and (iv) 1,700,000 BGC Holdings founding partner interests immediately exchangeable into shares of our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Deloitte & Touche LLP (“Deloitte”) during fiscal years 2007 and 2006:

	Year Ended December 31,
	2007(d)	2006
Audit fees(a)	$6,091,118	$1,040,547
Audit-related fees(b)	26,686	20,000
Tax fees	—	—
All other fees(c)	640,000	—

Total	$6,757,804	$1,060,547

(a)	Audit fees consisted of: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K; (ii) reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q; (iii) the audit of our Deferral Plan; and (iv) statutory and regulatory audits and other services related to SEC matters. Audit fees for 2007 and 2006 also include the audit of internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Fees for audit-related services consisted of financial accounting and reporting consultations.
(c)	Fees for services rendered in connection with the merger.
(d)	Fees for the year ended December 31, 2007 reflect fees incurred by eSpeed and by the BGC Division.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2008, our Audit Committee specifically approved the appointment of Ernst & Young, LLP (“Ernst & Young”) to be our independent auditors for the year ending December 31, 2008. Ernst & Young was also approved to perform reviews, pursuant to Statement Auditing Standards No. 71, of our quarterly financial reports for the third and fourth fiscal quarters within the year ended December 31, 2008 and certain other audit related services such as accounting consultations. Pursuant to our Audit Committee charter, the Audit Committee will pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to certain minimum exceptions set forth in the charter.

Change In Independent Registered Public Accounting Firm

On June 25, 2008, the Company determined to replace Deloitte with Ernst & Young as the Company’s independent registered public accounting firm effective August 11, 2008, the date of the completion of Deloitte’s review of the Company’s interim condensed consolidated financial statements for the fiscal quarter ending June 30, 2008. On July 1, 2008, the Audit Committee engaged Ernst & Young as the Company’s independent registered public accounting firm, commencing with the review of the Company’s interim condensed consolidated financial statements for the fiscal quarter ending September 30, 2008. The decision to change auditors was approved by the Audit Committee and was previously reported on a Current Report on Form 8-K filed with the SEC by the Company on July 1, 2008 and an amendment to such Form 8-K filed with the SEC by the Company on August 15, 2008.

Except as described below, (1) Deloitte’s audit reports on the Company’s consolidated financial statements for the two fiscal years ended December 31, 2007 and the Company’s internal control over financial reporting as of December 31, 2006 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, (2) during the Company’s two fiscal years ended December 31, 2007, and through August 11, 2008, there were no disagreements between the Company and Deloitte on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the matter in conjunction with its reports on the Company’s consolidated financial statements for the relevant year and the Company’s internal control over financial reporting for the relevant year, and (3) during the Company’s two fiscal years ended December 31, 2007, and through August 11, 2008, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

As has been previously disclosed by the Company, subsequent to the issuance of the Company’s consolidated financial statements for the year ended December 31, 2006, its management became aware that certain revenues and expenses related to a portion of the development of related-party software covered under the amended and restated joint services agreement, dated October 1, 2005 (the “JSA”), between the Company and Cantor required restatement. On August 23, 2007, the Company filed an Amendment to its Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K/A”), to reflect the restatement of its audited financial statements for the years ended December 31, 2006, 2005 and 2004, the financial information in the Selected Financial Data for the five-year period ended December 31, 2006, the unaudited selected quarterly financial information for each quarter in the years ended December 31, 2006 and 2005, and related financial information and disclosures, including a revised Management’s Annual Report on Internal Control Over Financial Reporting and the accompanying Report of Independent Registered Public Accounting Firm included in Item 9A, originally filed with the SEC on Form 10-K on March 15, 2007. As a result of this restatement, the Company’s management determined that a material weakness existed in the Company’s internal control over financial reporting with respect to controls over the proper application of generally accepted accounting principles for certain revenues and expenses related to a portion of the development of related-party software covered under the JSA; the management’s revised report on internal controls, included in Item 9A of the 2006 10-K/A, concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2006; and Deloitte’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, also included in Item 9A of the 2006 10-K/A, contained an adverse opinion on the effectiveness of such controls as of December 31, 2006. As disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as of December 31, 2007, the material weakness described above had been remediated, and Deloitte issued a report concluding that the Company’s internal control over financial reporting was effective as of December 31, 2007.

Furthermore, as previously disclosed by the Company, the management of BGC Partners OldCo, which was merged with and into eSpeed, Inc. on April 1, 2008 in a combination of entities under common control identified a material weakness in BGC Partners OldCo’s internal control over financial reporting, including the lack of a formal, documented closing process designed to identify key financial reporting risks. The Company is in the process of implementing the following initiatives which are aimed at addressing BGC Partners OldCo’s material weakness:

•	establishing what it believes are appropriate internal controls for the monthly closing process, including a more formal schedule and account substantiation and reconciliation tools;

•	establishing a single global general ledger with a standard global chart of accounts; and

•	taking steps aimed at ensuring that it has the appropriate staff within the organization.

The Audit Committee has authorized Deloitte to respond fully to any inquiries of the Company’s successor independent registered public accounting firm, Ernst & Young.

During the Company’s two fiscal years ended December 31, 2007, and through June 30, 2008, neither the Company, nor anyone on its behalf, consulted with Ernst & Young with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Ernst & Young to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or (2) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

We have been informed by Ernst & Young that their firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

A representative of each of Ernst & Young and Deloitte will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she decides to do so. Each representative will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is made up solely of independent directors, as defined under applicable NASDAQ and SEC rules, and it operates under a written Charter adopted by our Board of Directors most recently revised by the Audit Committee and our Board of Directors in August 2004. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its Charter on an annual basis. A copy of the Charter is available on BGC’s website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.”

As described more fully in its Charter, the primary function of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and the audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm (the “Auditor”) is responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with generally accepted auditing standards, and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. On June 25, 2008, the Company determined to replace Deloitte with Ernst & Young as the Company’s independent registered public accounting firm effective August 11, 2008. The decision to change auditors was approved by the Audit Committee.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our Auditor, nor can the Audit Committee certify that our Auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our Auditor on the basis of the information it receives, discussions with management and our Auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control and audit matters as well as related-party transactions. The Audit Committee meets each quarter with management and our Auditor to review the Company’s interim financial results before the publication of the Company’s quarterly earnings press releases, and periodically in executive sessions. Management’s and our Auditor’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and our Auditor.

In accordance with Audit Committee policy and the more recent requirements of the law, all services to be provided by our auditor and its affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services. In addition, the Audit Committee regularly evaluates the performance and independence of our Auditor. Accordingly, the Audit Committee reviewed and pre-approved all services provided by Deloitte during 2007 and regularly evaluated the performance and independence of Deloitte during 2007. The Audit Committee has continued to follow this policy with respect to Ernst & Young subsequent to that firm’s engagement in 2008.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Deloitte regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2007 (including the disclosures contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with management and Deloitte. The Audit Committee also reviewed and discussed with management, the internal auditors and Deloitte the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with management and Deloitte the report of Deloitte on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with each of Ernst & Young and Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from each of Ernst & Young and Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Ernst & Young or Deloitte, as applicable, with the Audit Committee concerning independence, and has discussed with Ernst & Young or Deloitte, as applicable, each firm’s independence from the Company and management, including all relationships between each firm and the Company. The Audit Committee also has considered whether the provision of permitted non-audit services by Ernst & Young or Deloitte, as the case may be is compatible with maintaining each firm’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Albert M. Weis, Chairman
John H. Dalton
Catherine P. Koshland
Barry R. Sloane

PERFORMANCE GRAPH

The performance graph below shows a comparison of the cumulative total stockholder return, on a dividend reinvestment basis, of $100 invested on December 31, 2002 measured on December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007. Our old peer group consisted of CME Group Inc., Compagnie Financière Tradition, GFI Group Inc., ICAP PLC, MarketAxess Holdings Inc., and Nasdaq OMX Group Inc. It once also included International Securities Exchange Inc. and CBOT Holdings, Inc., but they were removed from the old peer group because they were acquired in 2007. Our new peer group consists of Tullett Prebon PLC, GFI Group Inc., Financière Tradition, ICAP PLC and MarketAxess Holdings Inc. The returns of the peer group companies have been weighted according to their stock market capitalization for purposes of arriving at a peer group average.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval and Ratification of Transactions with Related Persons

The general policy of the Company and its Audit Committee is that all material transactions with a related party, including transactions with Cantor, the relationship between us and Cantor and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, including repurchases of Class A common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers (see “—Repurchases and Purchases”) are subject to prior review and approval by our audit committee, which will determine whether such transactions or proposals are fair and reasonable to our stockholders. In general, potential related-party transactions are identified by our management and discussed with the Audit Committee at Audit Committee meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to the Audit Committee with respect to each issue under consideration and decisions are made by the Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Audit Committee requests further information and, from time to time, requests guidance or confirmation from internal or external counsel or auditors. The Company’s policies and procedures regarding related party transactions are set forth in the Audit Committee Charter and the Company’s Code of Business Conduct and Ethics, both of which are publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.”

Until six months after Cantor ceases to hold 5% of our voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of our board of directors that we have found to qualify as “independent” in accordance with the published listing requirements of NASDAQ. See “—Potential Conflicts of Interest and Competition with Cantor.”

Independence of Directors

Our board of directors has determined that each of Messrs. Dalton, Sloane, and Weis and Dr. Koshland qualifies as an “independent director” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our board of directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board of Directors were members.

The Merger and the Merger Agreement

The Merger

We completed the merger of BGC Partners OldCo with and into us, pursuant to which we were renamed “BGC Partners, Inc.” on April 1, 2008. In the merger, BGC Partners units were converted into Combined Company common stock and eSpeed common stock remained outstanding as Combined Company common stock. In addition, the BGC Holdings exchangeable limited partnership interests became exchangeable with the Combined Company for Combined Company Class B common stock or Combined Company Class A common stock in accordance with the terms of the BGC Holdings limited partnership agreement and BGC Holdings founding partner interests became exchangeable with the Combined Company as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges,” and as otherwise determined by Cantor in accordance with the terms of the BGC Holdings limited partnership agreement.

The dollar value of the merger was $1,231,512,000 as of May 29, 2007 (the date of execution of the merger agreement) and $1,548,090,900 as of April 1, 2008 (the closing date of the transaction), respectively, based on the number of shares and rights to acquire shares of Combined Company common stock issued in the transaction multiplied by the average price of eSpeed common stock on such dates.

In connection with the merger, we contributed our assets and liabilities to BGC U.S. and BGC Global in exchange for limited partnership interests in these entities. As a result of this contribution, we received limited partnership interests in each of these entities.

Concurrently with the merger, we also entered into the related agreements and assumed all of the rights and obligations of BGC Partners OldCo under such related agreements. In addition, the following agreements automatically terminated:

•	the JSA, under which revenue for certain services was shared;

•

the administrative services agreement, dated as of December 15, 1999, by and among Cantor, Cantor Fitzgerald International, eSpeed, eSpeed Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited; and

•	the CO2e.com/eSpeed Services Agreement, dated as of October 1, 2002, by and between eSpeed and CO2e.

License

We granted Cantor a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all software, technology and intellectual property in connection with the operation of Cantor’s business on and after the closing date of the merger. We entered into a license agreement with Cantor on April 1, 2008 with respect to such license. The license does not constitute an assignment or transfer of any software, technology or intellectual property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, the provisions of a contract without the approval or consent of a third party and (b) such approval or consent is not obtained, provided, however, that the Combined Company agrees to use its commercially reasonable efforts to obtain any such approval or consent.

Any enhancements and upgrades of the software, technology and intellectual property provided under the license will be provided free of charge to any licensee under the license until April 1, 2009, one year after the closing date of the merger. The license will not be transferable except to any purchaser of all or substantially all of the business or assets of Cantor or its subsidiaries or to any purchaser of a business, division or subsidiary of Cantor or its subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its subsidiaries (provided that (a) such purchaser agrees not to use the software, technology and intellectual property provided under the license to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange, (b) we are a third-party beneficiary of the transferee’s agreement in clause (a) above and (c) Cantor enforces its rights against the purchaser to the extent that it breaches its obligations under clause (a) above).

Cantor also agreed that it will not use or grant any aspect of the license to create a fully electronic brokerage system that competes with our fully electronic systems for U.S. Treasuries and foreign exchange.

Corporate Governance Matters

Until six months after Cantor ceases to hold 5% of BGC Partners’ voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of the members of our board of directors who have been found to qualify as “independent” in accordance with the published listing requirements of NASDAQ.

During the same timeframe, we and Cantor also agreed not to employ or engage any officer or employee of the other party without the other party’s written consent. However, either party may employ or engage any person who responds to a general solicitation for employment. Cantor may also hire any of our employees who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee, unless such hiring precludes us from maintaining and developing our intellectual property in a manner consistent with past practice. Cantor will provide a list of such persons to us promptly following the closing date of the merger.

Prior to the contribution of the BGC business in the separation, one or more members of the BGC Partners group could borrow an amount of cash up to the aggregate amount of cash held in the BGC Partners group prior to the contribution of the BGC business in the separation. We refer to this loan as the “pre-contribution loan.” At the request of Cantor, eSpeed funded the pre-contribution loan on or prior to the closing date of the separation. An aggregate of $115 million was borrowed, all of which was repaid in full on April 4, 2008. See “—Separation Agreement—Other Actions in Connection with the Separation—Pre-Contribution Loan.”

Fees and Expenses

Each party bore its own costs and expenses, including attorneys’ and other advisors’ fees, incurred in connection with the merger (it being understood that the costs and expenses of BGC Partners or Cantor incurred before the merger were, as applicable, reflected in the calculation of the closing cash and closing net equity).

Indemnification and Allocation of Losses

All representations and warranties made by BGC Partners OldCo, Cantor, BGC Partners, L.P (“BGC U.S.”), BGC Global Holdings, L.P. (“BGC Global” and, together with BGC U.S., the “Opcos”) and BGC Holdings contained in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement survive the closing of the merger until April 1, 2009, the first anniversary of the closing date of the merger. The representations and warranties by BGC Partners relating to capitalization survive the closing of the merger and continue to be in full force and effect indefinitely. None of the representations and warranties made by eSpeed in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement survived the effective time of the merger. Covenants that contemplate or may involve actions to be taken or obligations in effect after the closing of the merger survive in accordance with their terms.

Cantor agreed to indemnify the Opcos, their heirs, executors, successors and assigns from losses to the extent resulting from or arising out of:

•

the breach of any representation or warranty of BGC Partners OldCo, Cantor, the Opcos or BGC Holdings, but only if a claim is presented before the applicable indemnity period terminates (it being understood that for purposes of determining the amount of such loss from a breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy, all references to material and material adverse effect or similar qualifications as to materiality will be deleted therefrom, and certain specified actions will not be taken into account); or

•

the breach of any covenant or agreement in the merger agreement to be performed by BGC Partners OldCo, Cantor, the Opcos or BGC Holdings (except that Cantor is not obligated to indemnify for any losses from or arising out of certain litigation matters, and Cantor’s indemnification obligations with respect to other specified matters are limited to losses resulting from the imposition of any fine or other monetary penalty, for the payment of any amount in settlement, resulting from such actions).

From and after the closing of the merger, any losses of the Opcos arising from certain litigation matters are allocated to BGC Holdings pursuant to the BGC U.S. limited partnership agreement and BGC Global limited partnership agreement which in turn will be allocated to the capital accounts of the limited partnership interests held by Cantor, the founding/working partners and the REU partners (and not BGC Partners), pursuant to the terms of the BGC Holdings limited partnership agreement (see “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global”).

Cantor’s indemnification obligations are subject to the following limitations:

•

Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty unless the aggregate of all indemnifiable losses exceeds $20 million, in which case Cantor is responsible only for losses in excess of such amount (provided that Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty to the extent the aggregate amount of indemnifiable losses (taking into account for these purposes any losses excluded as a result of the $20 million deductible amount or the de minimis amount described in the bullet below) are in excess of an amount equal to $170 million (it being agreed that the indemnified parties bear the first $20 million of such losses) minus the amount of indemnification payments made pursuant to Cantor’s indemnification obligations prior to such claim minus the lesser of (1) $85 million and (2) the amount of losses allocated to BGC Holdings through the allocation mechanism described above prior to the time of the final resolution of such claim); and

•

Cantor is not required to indemnify a party for losses arising out of its indemnification obligations if such losses are less than $50,000 or are included as a liability in the final closing balance sheet.

The merger agreement specifies procedures with respect to claims subject to indemnification and related matters.

Amendment and Waiver

The merger agreement may not be modified or amended, and no waiver, consent or approval may occur by or on behalf of BGC Partners, except if in writing signed by each party to the merger agreement and by the Audit Committee of BGC Partners.

Separation Agreement

Separation and Contribution

At the closing of the separation, on March 31, 2008, Cantor, in a manner that is expected to be tax-free, contributed, conveyed, transferred, assigned and delivered to BGC Partners OldCo and its subsidiaries (including the Opcos), and BGC Partners OldCo and its subsidiaries (including the Opcos) acquired and accepted from Cantor, all of the right, title and interest of Cantor to the transferred assets:

•	specified equity interests related to the BGC businesses;

•	specified contracts related to the BGC businesses, including employment agreements with transferred employees;

•	certain rights under the JSA, including rights and obligations in respect of clearance, settlement and fulfillment services, to the extent related to the inter-dealer brokerage business;

•	all intellectual property primarily related to the BGC businesses being transferred;

•

all books and records (other than tax returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials and all other printed and written materials, to the extent available and primarily related to the BGC businesses; and

•	all permits or licenses issued by any governmental authority to the extent primarily related to the BGC businesses and permitted by applicable law to be transferred.

Cantor retained ownership to certain excluded assets, which included the following, which we refer to as the “excluded assets”:

•

all cash, cash equivalents and marketable securities (including any cash, cash equivalents and marketable securities held by any of the transferred entities), except for cash borrowed pursuant to the pre-contribution loan (as described under “—Other Actions in Connection with the Separation—Pre-Contribution Loan”);

•	any litigation claim or insurance recovery relating to specified matters, and any insurance policy and proceeds covering any excluded asset or any excluded liability (as defined below);

•	certain specified equity interests;

•

all intellectual property or hardware of Cantor not primarily used in the BGC businesses, including any rights (ownership, licensed or otherwise) to use the mark “Cantor” or “Cantor Fitzgerald” and any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, any derivatives of the foregoing, all registrations and applications for registration of any of the foregoing, in each case, not primarily related to the BGC businesses and all goodwill associated with and symbolized by the foregoing;

•

all books, records and other data that cannot, without unreasonable efforts or expense, be separated from the books and records maintained by Cantor in connection with businesses other than the BGC businesses or to the extent that such books, records and other data related to excluded assets, excluded liabilities or business employees who do not become transferred business employees and all personnel files and records; and

•	any asset relating to the other businesses of Cantor (other than any of the transferred assets described in the bullets above).

BGC Partners OldCo, BGC U.S. and/or BGC Global assumed and became liable for and will pay, perform and discharge as they become due, the transferred liabilities:

•

all liabilities primarily relating to, arising from or in connection with any transferred business or any transferred asset, regardless of when or where such liability arose and regardless of where or against whom such liability is asserted or determined;

•

certain liabilities under the JSA to the extent related to the inter-dealer brokerage business, including liabilities related to rights and obligations in respect of clearance, settlement and fulfillment services primarily related to the inter-dealer brokerage business;

•

all liabilities primarily relating to, arising from or in connection with the transferred businesses’ employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and other employment-related liabilities primarily arising from or relating to the conduct of any transferred business; and

•

certain indebtedness, the total amount of which was $150 million. The indebtedness consisted of BGC U.S. assuming the liabilities of Cantor pursuant to the note purchase agreement in respect of $150 million of Cantor’s senior notes.

Cantor retained and became liable for, and will pay, perform and discharge as they become due, the certain excluded liabilities, which include the following, which we refer to as the “excluded liabilities”:

•	any liability of Cantor relating to excluded assets or any retained businesses, except the liabilities assumed by BGC Partners OldCo;

•	any guarantee by Cantor to a third-party in respect of certain indebtedness specified in the separation agreement; and

•	other specified excluded liabilities.

The parties to the separation agreement agreed to execute and deliver one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as Cantor may request for the purpose of effecting the separation.

Other Actions in Connection with the Separation

Transfer of Assets to Tower Bridge

Prior to the separation, BGC Partners OldCo contributed certain assets to Tower Bridge. Tower Bridge provides certain services to Cantor pursuant to the Tower Bridge administrative services agreement. Tower Bridge is a consolidated subsidiary of BGC Partners.

Redemption of Cantor Partners

In connection with the separation, Cantor redeemed certain limited partnership interests in Cantor held by certain of its limited partners for (a) new limited partnership interests in Cantor and rights to receive, following the merger, distributions of our common stock held by Cantor or (b) limited partnership interests in BGC Holdings and rights to receive, following the merger, distributions of our common stock held by Cantor, in each case subject to Cantor’s terms and conditions.

Conversion

In connection with the separation and the merger, BGC Partners OldCo was converted from a corporation to a limited liability company for tax purposes prior to the merger. In the conversion of BGC Partners OldCo from a corporation to a limited liability company, each share of BGC Partners OldCo common stock was converted into a BGC Partners unit.

Repurchase of Certain Cantor Limited Partnership Interests or BGC Partners OldCo Units and Distribution Rights and Repayment of Certain Obligations

Following the separation, but prior to the merger, certain limited partners of Cantor and certain founding partners sold to Cantor for cash all or a portion of the distribution rights and/or BGC Holdings founding partner interests held by such persons, or, in the case of Mr. Lee Amaitis, his limited partnership interests in Cantor were redeemed by Cantor for cash and used some of the proceeds that they received in respect of the purchases of distribution rights and/or BGC Holdings founding partner interests and/or redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor for repayment of borrowings to their applicable lenders or for payment of required capital contributions, for the substantial majority of which Cantor was the lender, or in the case of capital contributions, the recipient, and the remainder of which were guaranteed by Cantor, all as described below under “—Repayment of Existing Loans and Required Capital Contributions” and contemplated by the separation agreement.”

Pre-Contribution Loan

Prior to Cantor’s contribution of the transferred assets, one or more members of the BGC Partners group borrowed cash up to the aggregate amount of cash in the BGC Partners group prior to the contribution for regulatory and other business reasons, in order to establish the post-merger capital structure desired by the parties in a manner that permits certain regulated subsidiaries of BGC Partners OldCo to maintain required regulatory capital. Under the merger agreement, at Cantor’s request, eSpeed funded the pre-contribution loan on or prior to the closing date of the separation. An aggregate of $115 million was borrowed, all of which was repaid on April 4, 2008.

No Representations and Warranties

No party made any representations or warranties of any kind concerning the transactions contemplated by the separation agreement, transferred assets, transferred liabilities or transferred business or any consents or approvals required in such connection. The parties agreed that BGC Partners OldCo will bear the economic and legal risk that the conveyance of the transferred assets is insufficient or that the title to those assets is not good, marketable and free from encumbrances.

Market Data; Clearing

Cantor has the right to be a customer of ours and to pay the lowest commission paid by any other of our customers or our affiliates, whether by volume, dollar or other applicable measurement. However, this right will terminate upon the earlier of a change of control of Cantor and the last day of the calendar quarter during which Cantor represents one of our 15 largest customers in terms of transaction volume. Cantor has an unlimited right to internally use market data from BGCantor Market Data without cost, but Cantor does not have the right to furnish such data to any third party.

Until March 31, 2011, three years from the closing of the separation, Cantor will provide us with services that we reasonably determine are reasonably necessary in connection with the clearance, settlement and fulfillment of futures transactions by us. We are entitled to receive from Cantor all of the economic benefits and burdens associated with Cantor’s performance of such services. We will use our commercially reasonable efforts to reduce and eliminate our need for such services from Cantor.

Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock

In order to maintain our economic interest in the Opcos, any net proceeds received by us from any subsequent issuances of our common stock other than upon exchange of BGC Holdings exchangeable limited partnership interests will be indirectly contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units that will equal the number of shares of our common stock issued.

In addition, we may elect to purchase from the Opcos an equal number of BGC U.S. units and BGC Global units through cash or non-cash consideration. In the future, from time to time, we also may use cash on hand and funds received from distributions from BGC U.S. and BGC Global to purchase shares of common stock or BGC Holdings exchangeable limited partnership interests.

In the event that we acquire any additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. or BGC Global, Cantor would have the right to cause BGC Holdings to acquire additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. and BGC Global, respectively, up to the number of BGC U.S. units and BGC Global units that would preserve Cantor’s relative indirect economic percentage interest in BGC U.S. and BGC Global compared to our interests immediately prior to the acquisition of such additional partnership units by us, and Cantor would acquire an equivalent number of additional BGC Holdings limited partnership interests to reflect such relative indirect interest. The purchase price per BGC U.S. unit and BGC Global unit for any such BGC U.S. limited partnership interests and BGC Global limited partnership interests issued indirectly to Cantor pursuant to its co-investment rights will be equal to the price paid by us per BGC U.S. unit and BGC Global unit. Any such BGC Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan provides for issuances, in the discretion of our Compensation Committee or its designee, of BGC Holdings limited partnership interests to current or prospective working partners and executive officers of BGC Partners. Any net proceeds received by BGC Holdings for such issuances generally will be contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units equal to the number of BGC Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the BGC U.S. units and BGC Global units, including by us. Any BGC Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock, will be designated as BGC Holdings working partner interests and will generally receive distributions from BGC U.S. and BGC Global on an equal basis with all other limited partnership interests.

To the extent that any BGC U.S. units and BGC Global units are issued pursuant to the reinvestment and co-investment rights described above, an equal number of BGC U.S. units and BGC Global units will be issued. It is the non-binding intention of us, BGC U.S., BGC Global and BGC Holdings that the aggregate number of BGC U.S. units held by the BGC Holdings group at a given time divided by the aggregate number of BGC Holdings units issued and outstanding at such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Holdings ratio,” and that the aggregate number of BGC U.S. units held by the BGC Partners group at a given time divided by the aggregate number of shares of our common stock issued and outstanding as of such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Partners ratio.” In furtherance of such non-binding intention, in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to us pursuant to voluntary reinvestment, immediately following such an issuance, we will generally declare a pro rata stock dividend to our stockholders, and in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to BGC Holdings pursuant to its co-investment rights, BGC Holdings will generally issue a pro rata unit distribution to its partners.

License

Cantor granted to us a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all intellectual property used in connection with our business operations. The license does not constitute an assignment or transfer of any intellectual property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, contract provisions without the approval or consent of a third party and (b) such approval or consent is not obtained, provided that Cantor will use its commercially reasonable best efforts to obtain any such approval or consent. The license is not transferable except to a purchaser of all or substantially all of our business or assets or our business, division or subsidiaries pursuant to a bona fide acquisition of our line of business.

Intercompany Agreements; Guarantee Obligations

Certain contracts, licenses, commitments or other arrangements between Cantor and any entity transferred to BGC Partners OldCo in the separation will be terminated. The parties will terminate or cause us to be substituted in all respects for Cantor in respect of all obligations of Cantor under any transferred liabilities for which Cantor may be liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for the indebtedness guarantees and any excluded liability. We (a) will indemnify and hold harmless Cantor for any resulting identifiable losses and (b) will not renew, extend the term of, increase its obligations under, or transfer to a third party, without Cantor’s prior written consent, any loan, lease, contract or other obligation for which Cantor may be liable.

New BGC Partners

In order to facilitate the tax-free exchanges of the BGC Holdings exchangeable limited partnership interests, Cantor has a one-time right at BGC Holdings’ expense to (a) incorporate, or cause the incorporation of, a newly-

formed wholly-owned subsidiary of ours, which we refer to as “New BGC Partners,” (b) incorporate, or cause the incorporation of, a newly-formed wholly-owned subsidiary of New BGC Partners, which we refer to as “New BGC Partners Sub” and (c) cause the merger of New BGC Partners Sub with us, with the surviving corporation being a wholly-owned subsidiary of New BGC Partners. In connection with such a merger, our Class A common stock and Class B common stock will each hold equivalent common stock in New BGC Partners, with identical rights to the applicable class of shares held prior to such merger. As a condition to such merger, we will have received an opinion of counsel, reasonably satisfactory to its audit committee, to the effect that such merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Cantor will indemnify us to the extent that we incur any material income taxes as a result of the transactions related to such merger.

Indemnification

In the separation agreement, Cantor agreed to indemnify BGC Partners OldCo and its affiliates and representatives, as well as the Opcos and BGC Holdings and each of their affiliates and representatives, from any breach of any covenant or agreement of Cantor contained in the separation agreement and any excluded asset or excluded liability.

In the separation agreement, BGC Partners OldCo agreed to indemnify Cantor, the Opcos and BGC Holdings and each of their affiliates and representatives from any breach of any covenant or agreement of BGC Partners OldCo contained in the separation agreement.

In the separation agreement, the Opcos agreed to indemnify Cantor, BGC Partners and BGC Holdings and their affiliates and representatives from any breach of any covenant or agreement of the Opcos made in the separation agreement and any transferred asset, transferred liability or any BGC business, and BGC Holdings agreed to indemnify Cantor and the Opcos and their affiliates and representatives from any breach of any covenant or agreement of BGC Holdings made in the separation agreement.

Any out-of-pocket actual liabilities suffered or incurred by a party related to certain litigation matters, including reasonable fees, costs or expenses of enforcing any indemnity, will be allocated to BGC Holdings (and allocated to the capital accounts of the limited partnership interests of BGC Holdings held by Cantor, the founding/working partners and the REU partners (and not us) pursuant to the terms of the BGC Holdings limited partnership agreement) (see “—Amended and Restated BGC Holdings Limited Partnership Agreement—Distributions”).

The separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Employee Matters

In general, any employee engaged in the conduct of the BGC businesses immediately prior to the closing of the separation, except those employees employed by Cantor primarily in corporate or executive level functions, was transferred to BGC Partners OldCo. As promptly as practicable following each fiscal quarter, our management will provide a report to our Audit Committee specifying all of the founding partners who have been terminated by us. Our management will also give our Audit Committee notice prior to such termination if the capital account underlying the BGC Holdings founding partner interests held by a founding partner or, in the case of a series of related terminations, by a group of founding partners, exceeds $2.0 million on the date of termination.

Amendment

The separation agreement may be amended and modified only by a written agreement, signed by all parties to the separation agreement, provided that any amendment or modification will require prior written approval of the Audit Committee of BGC Partners.

Amended and Restated BGC Holdings Limited Partnership Agreement

On March 31, 2008, the limited partnership agreement of BGC Holdings was amended and restated.

Management

BGC Holdings is managed by its general partner. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles us to control BGC Holdings and to remove and appoint the general partner of BGC Holdings.

Under the BGC Holdings limited partnership agreement, we, as the BGC Holdings general partner, manage the business and affairs of BGC Holdings. However, Cantor’s consent is required for amendments to the BGC Holdings limited partnership agreement, to decrease distributions to BGC Holdings limited partners to less than 100% of net income received by BGC Holdings (other than with respect to selected extraordinary items as described above), to transfer any BGC U.S. or BGC Global partnership interests beneficially owned by BGC Holdings and to take any other actions that may adversely affect Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests, its right to purchase BGC Holdings founding partner interests and its right to exchange the BGC Holdings exchangeable limited partnership interests. Cantor’s consent is also required in connection with transfers of BGC Holdings limited partnership interests by other limited partners and the issuance of additional BGC Holdings limited partnership interests outside of the Participation Plan. As described below under “—Exchanges,” BGC Holdings founding partner interests are only exchangeable if Cantor so determines.

No working partner interests were issued at the time of the separation and merger and as of the date of this proxy statement, working partner interests have been issued to only one individual. Any working partner interests that are issued will not be exchangeable with us unless otherwise determined by us with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

As described below under “—Exchanges,” the REU interests will only be exchangeable for our Class A common stock in accordance with the terms and conditions of the grant of such REU interests, which terms and conditions will be determined by the BGC Holdings general partner with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The BGC Holdings limited partnership agreement also provides that BGC Holdings, in its capacity as the general partner of each of BGC U.S. and BGC Global, requires Cantor’s consent to amend the terms of the BGC U.S. or BGC Global limited partnership agreements or take any other action that may interfere with Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or its rights to exchange the BGC Holdings exchangeable limited partnership interests. Founding/working partners and REU partners do not have any voting rights with respect to their ownership of BGC Holdings limited partnership interests, other than limited consent rights concerning amendments to the terms of the BGC Holdings limited partnership agreement.

Classes of Interests in BGC Holdings

As of November 1, 2008, BGC Holdings had the following outstanding interests:

•	a general partnership interest, which is held indirectly by us;

•	BGC Holdings exchangeable limited partnership interests, which are held by Cantor;

•	BGC Holdings founding partner interests, which are limited partnership interests held by founding partners;

•	BGC Holdings REU interests, which are limited partnership interests held by REU partners;

•	a special voting limited partnership interest, which is held by us and which entitles us to remove and appoint the general partner of BGC Holdings; and

•	BGC Holdings working partner interests held by at least one Working Partner.

For a description of the exchange rights and obligations, see “—Exchanges.” No BGC Holdings founding partner interests will be issued after the merger. The BGC Holdings founding/working partner interests held by founding/working partners are designated in various classes, reflecting in general the terms of classes of units that the founding partners previously held in Cantor. See “—Distributions—Classes of Founding/Working Partner Interests.”

The aggregate number of authorized BGC Holdings units is 600 million, and in the event that the total number of authorized BGC U.S. units under the BGC U.S. limited partnership agreement is increased or decreased after March 31, 2008, the total number of authorized BGC Holdings units will be correspondingly increased or decreased by the same number by the general partner so that the number of authorized BGC Holdings units equals the number of authorized BGC U.S. units.

Any authorized but unissued BGC Holdings units may be issued:

•	pursuant to the contribution and the separation;

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to Cantor and members of the Cantor group, in connection with a reinvestment in BGC Holdings as described in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock”;

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with respect to BGC Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or any affiliate, employee or partner thereof, in each case as directed by a BGC Holdings exchangeable limited partner majority in interest (provided that such person or entity is not primarily engaged in a business that competes with BGC Holdings or its subsidiaries);

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as otherwise agreed by us, as general partner, and a BGC Holdings exchangeable limited partner majority in interest (by the affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest);

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pursuant to the Participation Plan (as described in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock” and “—BGC Holdings Participation Plan”);

•	to any then-current founding/working partner or REU partner pursuant to the BGC Holdings limited partnership agreement;

•	to any BGC Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest; and

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to Cantor in the event of a termination or bankruptcy of a founding/working partner or REU partner or the redemption of a founding/working partner interest or REU partner interest pursuant to the BGC Holdings limited partnership agreement.

Exchanges

After March 31, 2009, the first anniversary of the completion of the separation, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with us for BGC Partners Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of BGC Partners Class B common stock, BGC Partners Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor is permitted to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to March 31, 2009, the first anniversary of the completion of the separation, for shares of BGC Partners Class A common stock in connection with a broad-based public offering including all shares of BGC Partners Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm. In addition, prior to the merger, a portion of the BGC Holdings founding partner interests held by Mr. Lynn and two other individuals who are employed by one or more of our affiliates, were sold to Cantor for cash, and the aggregate net proceeds of such sales were used as described in “—Repayment of Existing Loans and Required Capital Contributions.” Upon acquiring such BGC Holdings founding partner interests from these select persons, Cantor exchanged them for equity interests in BGC Partners on a one-for-one basis, and prior to the merger, BGC Partners redeemed such BGC Partners equity interests from Cantor for cash equal to the amount paid by Cantor to the select persons in respect of such interests. See “—Repayment of Existing Loans and Required Capital Contributions.”

The BGC Holdings limited partnership interests that Cantor transferred to founding partners in connection with the redemption of their current limited partnership interests in Cantor at the time of the separation are not exchangeable with us unless (1) Cantor reacquires such interests from BGC Holdings upon termination or bankruptcy of the founding partners or redemption of their units (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with BGC Partners for BGC Partners Class A common stock or Class B common stock as described above or (2) Cantor determines that such interests can be exchanged by such founding partners with us for BGC Partners Class A common stock, generally on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that the terms and conditions of such exchange cannot in any way diminish or adversely affect our rights or rights of our subsidiaries (it being understood that an obligation by BGC Partners to deliver shares of BGC Partners Class A common stock upon exchange will not be deemed to diminish or adversely affect the rights of us or our subsidiaries) (which exchange of certain interests Cantor expects to permit from time to time). Once a BGC Holdings founding partner interest becomes exchangeable, such founding partner interest is automatically exchanged for our Class A common stock upon termination or bankruptcy of such partner or upon redemption by BGC Holdings.

In particular, the BGC Holdings founding partner interests that Cantor has provided are exchangeable with us for our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), in accordance with the terms of the BGC Holdings limited partnership agreement, as follows:

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20% of the BGC Holdings founding partner interests held by each founding partner (other than Messrs. Amaitis and Lynn) became exchangeable upon the closing of the merger, with one-third of the shares receivable by such BGC Holdings founding partner upon a full exchange becoming saleable on each of the first, second and third anniversaries of the closing of the merger (subject to acceleration), subject to applicable law;

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(1) 1,100,000 of the 3,160,215 BGC Holdings founding partner interests held by Mr. Amaitis at the closing of the merger became exchangeable upon the closing of the merger, (2) 40% of such BGC Holdings founding partner interests (less the Amaitis applicable shares) will become exchangeable on the second anniversary of the closing of the merger, (3) 60% of such BGC Holdings founding partner interests (less the Amaitis applicable shares) will become exchangeable on the third anniversary of the closing of the merger, (4) 80% of such BGC Holdings founding partner interests (less the Amaitis applicable shares) will become exchangeable on the fourth anniversary of the closing of the merger, and (5) 100% of such BGC Holdings founding partner interests (less the Amaitis applicable shares) will become exchangeable on the fifth anniversary of the closing of the merger (and any exchange of founding partner interests by Mr. Amaitis will be subject to the terms and conditions of the BGC Holdings limited partnership agreement and the Amaitis letter agreement), with the shares received by Mr. Amaitis upon exchange being immediately saleable, subject to applicable law; and

•	(1) 600,000 of the 2,515,898 BGC Holdings founding partner interests held by Mr. Lynn at the closing of the merger became exchangeable upon the closing of the merger, (2) 40% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the second anniversary of the closing of the merger, (3) 50% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the third anniversary of the closing of the merger, (4) 60% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the fourth anniversary of the closing of the merger, (5) 70% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the fifth anniversary of the closing of the merger, (6) 80% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the sixth anniversary of the closing of the merger, (7) 90% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the seventh anniversary of the closing of the merger, and (8) 100% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the eighth anniversary of the closing of the merger (and any exchange of founding partner interests by Mr. Lynn will be subject to the terms and conditions of the BGC Holdings limited partnership agreement and the Lynn letter agreement), with the shares received by Mr. Lynn upon exchange being immediately saleable, subject to applicable law.

Any working partner interests that are issued will not be exchangeable with us unless we otherwise determine with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The REU interests will only be exchangeable for BGC Partners Class A common stock in accordance with terms and conditions of the grant of such REU interests, which terms and conditions will be determined in our sole discretion, as the general partner of BGC Holdings, with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest with respect to the grant of any exchange right, in accordance with the terms of the BGC Holdings limited partnership agreement.

The one-for-one exchange ratio between BGC Holdings units and BGC Partners Class B common stock and Class A common stock will not be adjusted to the extent that we have made a dividend, subdivision, combination, distribution or issuance to maintain the BGC Partners ratio pursuant to a reinvestment by BGC Partners or its subsidiaries pursuant to its reinvestment right.

Upon our receipt of any BGC Holdings exchangeable limited partnership interest or BGC Holdings founding partner interest, BGC Holdings REU interest or BGC Holdings working partner interest that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a BGC Holdings regular limited partnership interest, will have all rights and obligations of a holder of BGC Holdings regular limited partnership interests and will cease to be designated as a BGC Holdings exchangeable interest or BGC Holdings founding partner interest, BGC Holdings REU interest or BGC Holdings working partner interest that is exchangeable, and will not be exchangeable.

With each exchange, our indirect interest in BGC U.S. and BGC Global will proportionately increase, because immediately following an exchange, BGC Holdings will redeem the BGC Holdings unit so acquired for the BGC U.S. limited partnership interest and the BGC Global limited partnership interest underlying such BGC Holdings unit. The acquired BGC U.S. limited partnership interest and BGC Global limited partnership interest will be appropriately adjusted to reflect the impact of certain litigation matters and the intention of the parties to the BGC Holdings limited partnership agreement for BGC Holdings (and not BGC Partners) to realize the economic benefits and burdens of such potential claims.

In addition, upon a transfer of a BGC Holdings exchangeable limited partnership interest that is not permitted by the BGC Holdings limited partnership agreement (see “—Transfers of Interests”), such interest will cease to be designated as a BGC Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the BGC Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partner units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partner units and founding partner units then outstanding represented by the units so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partner units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the units so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a BGC Holdings exchangeable limited partnership interest majority in interest.

In the case of an exchange of an REU interest or working partner interest or portion thereof, the aggregate capital account of the BGC Holdings units so exchanged will equal the capital account of the REU interest or working partner interest (or portion thereof), as the case may be, represented by such BGC Holdings units.

We agreed to reserve, out of our authorized but unissued BGC Partners Class B common stock and BGC Partners Class A common stock, a sufficient number of shares of BGC Partners Class B common stock and BGC Partners Class A common stock solely to effect the exchange of all then outstanding BGC Holdings exchangeable limited partnership interests, the BGC Holdings founding partner interests, if exchangeable, and BGC Holdings REU interests into shares of BGC Partners Class B common stock and BGC Partners Class A common stock pursuant to the exchanges (subject, in the case of BGC Partners Class B common stock, to the maximum number of shares authorized but unissued under BGC Partners certificate of incorporation as then in effect) and a sufficient number of shares of BGC Partners Class A common stock to effect the exchange of shares of BGC Partners Class B common stock issued or issuable in respect of exchangeable BGC Holdings limited partnership interests. We have agreed that all shares of BGC Partners Class B common stock and BGC Partners Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and non-assessable and will be free from pre-emptive rights and free of any encumbrances.

Distributions

General

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which would be allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group as described in “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global.” The profit and loss of BGC Holdings are generally allocated based on the total number of BGC Holdings units outstanding, other than the impact of certain litigation matters, which will be allocated to the BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are REU partners.

BGC Holdings distributes to holders of the BGC Holdings limited partnership interests (subject to the allocation of certain litigation matters, to BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are REU partners (and not to us)):

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with respect to partners who are members of the Cantor group and the founding/working partners, on or prior to each estimated tax due date (the 15th day of each April, June, September and December in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter; and

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as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC Holdings limited partnership agreement, over (b) the amount of any prior distributions to such partner.

Pursuant to the terms of the BGC Holdings limited partnership agreement, distributions by BGC Holdings to its partners may not be decreased below 100% of net income received by BGC Holdings from BGC U.S. and BGC Global (other than with respect to selected extraordinary items with respect to founding/working partners or REU partners, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless we determine otherwise, subject to Cantor’s consent (as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest). The BGC Holdings general partner, with the consent of Cantor, as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest, may direct BGC Holdings to distribute all or part of any amount distributable to a founding/working partner or an REU partner in the form of a distribution of publicly traded shares, including shares of any capital stock of any other entity if such shares are listed on any national securities exchange or included for quotation in any quotation system in the United States, which we refer to as “publicly traded shares,” or in other property.

In addition, the BGC Holdings general partner, with the consent of Cantor, as holder of a majority of the BGC Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct BGC Holdings, upon a founding/working partner’s or an REU partner’s death, retirement, withdrawal from BGC Holdings or other full or partial redemption of BGC Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that BGC Holdings general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its BGC Holdings units, such partner’s length of service, responsibilities and contributions to BGC Holdings and/or other factors deemed to be relevant by BGC Holdings general partner. Any such distribution of publicly traded shares or other property to a partner as described in the prior sentence will result in a net reduction in such partner’s capital account and adjusted capital account, unless otherwise determined by BGC Holdings general partner in its sole and absolute discretion, provided that any gain recognized as a result of such distribution will not affect such partner’s adjusted capital account, unless otherwise determined by both the BGC Holdings general partner and Cantor.

The separation agreement and the BGC Holdings limited partnership agreement, however, provide that any and all items of income, gain, loss or deduction resulting from certain specified items allocated entirely to the capital accounts of the limited partnership interests in BGC U.S. and BGC Global held by BGC Holdings will be allocated entirely to the capital accounts of BGC Holdings limited partnership interests held by its founding/working partners, its REU partners and Cantor as described below under “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global—Distributions.” In addition, in the discretion of the BGC Holdings general partner, distributions with respect to selected extraordinary transactions, as described below, may be withheld from the founding/working partners and the REU partners and distributed over time subject to the satisfaction of conditions set by us, as the general partner of BGC Holdings, such as continued service to us. See “—Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests.” These distributions that may be withheld relate to income items from non-recurring events, including, without limitation, items that would be considered “extraordinary items” under U.S. GAAP and recoveries with respect to claims for expenses, costs and damages (excluding any recovery that does not result in monetary payments to BGC Holdings) attributable to extraordinary events affecting BGC Holdings (such events may include, unless otherwise determined by the BGC Holdings general partner, any disposition, directly or indirectly (including deemed sales), of capital stock of any affiliate owned by BGC Holdings, whether or not recurring in nature). The BGC Holdings general partner may also deduct from these withheld amounts all or a portion of any extraordinary expenditures from non-recurring events that it determines are to be treated as extraordinary expenditures, including, without limitation, any distribution or other payment (including a redemption payment) to a BGC Holdings partner, the purchase price or other cost of acquiring any asset, any other non-recurring expenditure of BGC Holdings, items that would be considered “extraordinary items” under U.S. GAAP, and expenses, damages or costs attributable to extraordinary events affecting BGC Holdings (including actual, pending or threatened litigation). Any amounts that are withheld from distribution and forfeited by the founding/working partners and the REU partners with respect to such extraordinary transactions will be distributed to Cantor in respect of the BGC Holdings limited partnership interests held by Cantor.

No partner may charge or encumber its BGC Holdings limited partnership interest or otherwise subject such interest to any encumbrance, except those created by the BGC Holdings limited partnership agreement. However, a BGC Holdings exchangeable limited partner may encumber its BGC Holdings exchangeable limited partnership interest in connection with any bona fide bank financing transaction.

Classes of Founding/Working Partner Interests

Founding/working partners currently hold five classes of BGC Holdings units underlying such partner’s BGC Holdings founding partner interests and BGC Holdings working partner interests, respectively: High Distribution, High Distribution II, High Distribution III, High Distribution IV, and Grant. In general, the rights and obligations of founding/working partners with respect to their BGC Holdings units are similar, but not identical, to the rights and obligations of the founding partners, prior to the separation and merger, as limited partners in Cantor with respect to their Cantor units. See “Risk Factors—Risks Related to our Business—The impact of the recent separation and merger on the founding partners, REU partners and future working partners may adversely affect our ability to retain, recruit and motivate these persons” and “—REUs.” Each class of BGC Holdings units held by founding/working partners generally entitles the holder to receive a pro rata share of the distributions of income received by BGC Holdings. See “—Distributions.” High Distribution II and High Distribution III units differ from High Distribution units, however, in that holders of High Distribution II and High Distribution III units paid at their original issuance, or the original issuance of their predecessor interests in Cantor, only a portion (generally approximately 20% in the case of High Distribution II Units and 14.3% in the case of High Distribution III Units) of the amount that would have been paid by a holder of a High Distribution unit as of that date, with the remaining amount (increased by a stated rate), which we refer to as a “HD II Account Obligation” or “HD III Account Obligation,” as applicable, paid, on a stated schedule (generally four years in the case of High Distribution II units and seven years in the case of High Distribution III units). With respect to High Distribution II Units and High Distribution III Units issued in redemption of similar units in Cantor, the applicable HD II Account Obligation or HD III Account Obligation will be paid to Cantor rather than to BGC Holdings. High Distribution IV units differ from High Distribution units in that holders of High Distribution IV units are entitled to receive an additional payment following redemption, as described in “—Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests.” Grant Units and Matching Grant Units differ from the other classes of BGC Holdings units in the calculation and the compensatory tax treatment of amounts payable upon redemption of such units.

REUs

Each grant of REUs will have associated with it an “REU post-termination amount,” which represents an amount payable to the REU holder upon redemption of such units. A partner’s entitlement to the REU post-termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the REU post-termination amount, BGC Holdings may cause the REUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio. The value of such shares may be more or less than the applicable post-termination amount. These payments of cash and/or shares are conditioned on the former REU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs.

Partner Obligations

Each of the founding/working partners and each of the REU partners is subject to certain partner obligations, which we refer to as “partner obligations.” The partner obligations constitute an undertaking by each of the founding/working partners and each of the REU partners have a duty of loyalty to BGC Holdings and that, during the period from the date on which a person first becomes a partner through the applicable specified period following the date on which such partner ceases, for any reason, to be a partner, not to, directly or indirectly (including by or through an affiliate):

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breach a founding/working partner’s or REU partner’s, as the case may be, duty of loyalty to BGC Holdings, through the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or REU partner, as the case may be;

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engage in any activity of the nature set forth in clause (1) of the definition of the competitive activity (as defined below) through the two-year period following the date on which such partner ceases for any reason to be a founding/working partner or REU partner, as the case may be;

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engage in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity (as defined below) or take any action that results directly or indirectly in revenues or other benefit for that founding/working partner or REU partner, as the case may be or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity, except as otherwise agreed to in writing by BGC Holdings general partner, in its sole and absolute discretion, for the one-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or REU partner, as the case may be.

A founding/working partner or REU partner, as the case may be, is considered to have engaged in a “competitive activity” if such partner (including by or through his, her or its affiliates), during the applicable restricted period, which we collectively refer to as the “competitive activities”:

(1)	directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other partner, employee or consultant of Cantor, BGC Partners or any member of the Cantor group or affiliated entity to terminate their employment or other business arrangements with Cantor, BGC Partners or any member of the Cantor group or affiliated entity, or to engage in any competing business (as defined below) or hires, employs, engages (including as a consultant or partner) or otherwise enters into a competing business with any such person;

(2)	solicits any of the customers of Cantor, BGC Partners or any member of the Cantor group or affiliated entity (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Cantor, BGC Partners or any member of the Cantor group or affiliated entity;

(3)	does business with any person who was a customer of Cantor, BGC Partners or any member of the Cantor group or affiliated entity during the 12-month period prior to such partner becoming a terminated or bankrupt partner if such business would constitute a competing business;

(4)	directly or indirectly engages in, represents in any way, or is connected with, any competing business, directly competing with the business of Cantor, BGC Partners or any member of the Cantor group or affiliated entity, whether such engagement will be as an officer, director, owner, employee, partner, consultant, affiliate or other participant in any competing business; or

(5)	assists others in engaging in any competing business in the manner described in the foregoing clause (4).

“Competing business” means an activity that (a) involves the development and operations of electronic trading systems, (b) involves the conduct of the wholesale or institutional brokerage business, (c) consists of marketing, manipulating or distributing financial price information of a type supplied by Cantor, BGC Partners, or any member of the Cantor group or affiliated entity to information distribution services or (d) competes with any other business conducted by Cantor, BGC Partners, any member of the Cantor group or affiliated entity if such business was first engaged in by Cantor or BGC Partners took substantial steps in anticipation of commencing such business and prior to the date on which such founding/working partner or REU partner, as the case may be, ceases to be a founding/working partner or REU partner, as the case may be.

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make or participate in the making of (including through the applicable partner’s or any of his, her or its affiliates, respective agents or representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding BGC Partners or the senior executive officers of BGC Partners or are otherwise contrary to the interests of BGC Partners as determined by BGC Holdings general partner in its sole and absolute discretion, for the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or an REU partner, as the case may be;

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except as permitted with respect to corporate opportunities and fiduciary duties in the BGC Holdings limited partnership agreement (see “—Corporate Opportunity; Fiduciary Duty”) take advantage of, or provide another person with the opportunity to take advantage of, a BGC Partners “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation) including opportunities related to intellectual property, which for this purpose requires granting BGC Partners a right of first refusal to acquire any assets, stock or other ownership interest in a business being sold by any partner or affiliate of such partner if an investment in such business would constitute a “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation), that has not been presented to and rejected by BGC Partners or that BGC Partners rejects but reserves for possible further action by BGC Partners in writing, unless otherwise consented to by BGC Holdings general partner in writing in its sole and absolute discretion, for a four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or an REU partner, as the case may be; or

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otherwise take any action to harm, that harms or that reasonably could be expected to harm, BGC Partners for a four-year period following the date on which a founding/working partner or an REU partner, as the case may be, ceases, for any reason, to be a founding/working partner or an REU partner, as the case may be, including any breach of its confidentiality obligations.

Notwithstanding anything to the contrary, and unless Cantor determines otherwise, none of such partner obligations apply to any founding/working partner or REU partner that is also a Cantor company or any of its affiliates or any partner or member of a Cantor company or any of its affiliates. Such partners are exempt from these partner obligations.

The determination of whether a founding/working partner or REU partner has breached his or her partner obligations will be made in good faith by the BGC Holdings general partner in its sole and absolute discretion, which determination will be final and binding. If a founding/working partner or an REU partner breaches his, her or its partner obligations, then, in addition to any other rights or remedies that the BGC Holdings general partner may have, and unless otherwise determined by the BGC Holdings general partner in its sole and absolute discretion, BGC Holdings will redeem all of the units held by such partner for a redemption price equal to their base amount, and such partner will have no right to receive any further distributions, or payments of cash, stock or property, to which such partner otherwise might be entitled.

Any founding/working partner or REU partner, as the case may be, that breaches his or her partner obligations is required to indemnify BGC Holdings for and pay any resulting attorneys’ fees and expenses, as well as any and all damages resulting from such breach. In addition, upon breach of the BGC Holdings limited partnership agreement by or the termination or bankruptcy of a founding/working or an REU partner, as the case may be, that is subject to the partner obligations, or if any such partner owes any amount to BGC Holdings or to any affiliated entity or fails to pay any amount to any other person with respect to which amount BGC Holdings or any affiliated entity is a guarantor or surety or is similarly liable (in each case whether or not such amount is then due and payable), BGC Holdings has the right to set off the amount that such partner owes to BGC Holdings or any affiliated entity or any such other person under any agreement or otherwise and the amount of any cost or expense incurred or projected to be incurred by BGC Holdings in connection with such breach, such termination or bankruptcy or such indebtedness (including attorneys’ fees and expenses and any diminution in value of any BGC Holdings assets and including in each case both monetary obligations and the fair market value of any non-cash item and amounts not yet due or incurred) against any amounts that it owes to such partner under the BGC Holdings limited partnership agreement or otherwise, or to reduce the capital account, the base amount and/or the distributions (quarterly or otherwise) of such partner by any such amount.

A founding/working partner or an REU partner, as the case may be, will become a terminated partner upon (a) the actual termination of the employment of such partner, so that such partner is no longer an employee of BGC U.S., BGC Global or any affiliated entity, with or without cause by the employer, by such partner or by reason of death, (b) the termination by the BGC Holdings general partner, which may occur without the termination of a partner’s employment, of such partner’s status as a partner by reason of a determination by the BGC Holdings general partner that such partner has breached the BGC Holdings limited partnership agreement or that such partner has ceased to provide substantial services to BGC Holdings or any affiliated entity, even if such cessation is at the direction of BGC Holdings or any affiliated entity or (c) ceasing to be a partner for any reason. With respect to a corporate or other entity partner, such partner will also be considered terminated upon the termination of the beneficial owner, grantor, beneficiary or trustee of such partner.

A founding/working partner or an REU partner, as the case may be, will become a bankrupt partner upon (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) the adjudication of such partner as bankrupt or insolvent, or the entry against such partner of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such partner of a petition or answer seeking for himself, herself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, (e) the filing by such partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature or (f) the appointment of or seeking of the appointment of (in each case by any person) a trustee, receiver or liquidator of it or of all or any substantial part of the properties of such founding/working partner. With respect to a corporate founding/working partner, bankruptcy will also include the occurrence of any of the foregoing events with respect to the beneficial owner of the majority of the stock of such partner. Notwithstanding the foregoing, no event constitutes a bankruptcy of a founding/working partner or REU partner, as the case may be, unless the BGC Holdings general partner so determines in its sole and absolute discretion.

Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests

Unlike the BGC Holdings limited partnership interests held by Cantor, the classes of BGC Holdings limited partnership interests held by founding partners, working partners and REU partners (in each case, to the extent such interests have not become exchangeable) are subject to purchase and redemption by BGC Holdings in the following circumstances (subject to Cantor’s right to purchase such interests from BGC Holdings as described in “—Cantor’s Right to Purchase Redeemed Interests”):

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except as otherwise agreed to by each of the BGC Holdings general partner, the BGC Holdings exchangeable limited partners (by a majority of the BGC Holdings exchangeable limited partnership interests) and the applicable founding partner, upon any termination or bankruptcy of a founding partner (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such founding partner that is a corporation or other entity), BGC Holdings will purchase and redeem from such founding partner or his, her or its representative, and such founding partner or his, her or its representative will sell to BGC Holdings, all of the founding partner interests held by such founding partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such founding partner interests to another partner); and

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except as otherwise agreed to by each of the BGC Holdings general partner and the applicable working partner or REU partner, as the case may be, upon (1) any termination or bankruptcy of a working partner or REU partner, as the case may be (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such working partner or REU partner that is a corporation or other entity) or (2) an election of the BGC Holdings general partner for any reason or for no reason whatsoever, BGC Holdings will purchase and redeem from such working partner or his, her or its representative, and such working partner or his, her or its representative will sell such REUs to BGC Holdings, all of the working partner interests held by such working partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such partner interests to another partner).

Founding/working partner interests or REU interests, as the case may be, will be redeemed at a pre-determined formula redemption price. The redemption price for a BGC Holdings founding/working partner interest or REU partner interest, as the case may be, generally reflects the purchase price paid by such partner for his or her interest, adjusted to reflect such partner’s share of changes in the book value of BGC Holdings. For purposes of determining the redemption price, the book value is determined in accordance with the BGC Holdings limited partnership agreement, which in general does not take into account goodwill or going concern value. In the circumstances described above, BGC Holdings limited partnership interests held by founding partners, working partners and REU partners that have become exchangeable will be automatically exchanged for BGC Partners Class A common stock.

Each grant of REUs will have associated with it an “REU post-termination amount,” which represents an amount payable to the REU holder upon redemption of such units. A partner’s entitlement to the REU post-termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the REU post-termination amount, BGC Holdings may cause the REUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio. The value of such shares may be more or less than the applicable post-termination amount. These post-termination payments are conditioned on the former REU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs.

The aggregate redemption price for a founding partner interest is generally equal to the adjusted capital account of such interest.

In general, with respect to founding partner interests, working partner interests or REU partner interests that have not become exchangeable and that are held by terminated or bankrupt founding/working partners or terminated or bankrupt REU partners, as the case may be, a portion of the redemption price, which we refer to as the “base amount,” is to be paid within 90 days of redemption, with the remainder of the redemption price paid on each of the following four anniversaries. The base amount of BGC Holdings founding/working partner interests and BGC Holdings REU interests designated as Grant Units, High Distribution III Units and High Distribution IV Units will each at all times be zero. The base amount is calculated pursuant to a formula, and it reflects a larger percentage of the total redemption price for working partners who have been partners for a longer period in BGC Holdings. The portion of the redemption price that is to be paid to a terminated or bankrupt founding/working partner or terminated or bankrupt REU partner, as the case may be, on each of the four anniversaries following a redemption is conditioned on such partner not having engaged in a competitive activity or violated his or her partner obligations.

The general partner of BGC Holdings may also withhold each founding/working partner’s or REU partner’s, as the case may be, share of distributions attributable to income and loss with respect to selected extraordinary transactions, such as the disposition directly or indirectly of partnership assets outside the ordinary course of business. With respect to terminated or bankrupt founding/working partners or terminated or bankrupt REU interests, as the case may be, such partner whose limited partnership interests in BGC Holdings are redeemed will receive payments reflecting these extraordinary items only to the extent that such partner’s right to receive these payments has vested (with 30% vesting on the third anniversary of the applicable event or, if later, the date of acquisition of interests in BGC Holdings and the remainder vesting ratably over a seven year vesting schedule, provided that the BGC Holdings general partner may, in its sole and absolute discretion, accelerate the vesting of such amounts), with payments made on each of the first five anniversaries of the redemption of such limited partner interests. These payments are conditioned on such partner not violating his or her partner obligations or engaging in any competitive activity, prior to the date such payments are completed and are subject to prepayment at the sole and absolute discretion of the BGC Holdings general partner at any time. Any amounts that are withheld from distribution and forfeited by such partners will be distributed to Cantor in respect of its BGC Holdings limited partnership interests.

Any distribution to a holder of High Distribution II Units or High Distribution III Units, including with respect to additional amounts payable upon redemption, may be reduced in the discretion of the BGC Holdings general partner to satisfy such holder’s HD II Account Obligation or HD III Account Obligation, as applicable, as described above in “—Classes of Founding/Working Partner Interests.” Upon the purchase by Cantor of High Distribution II Units or High Distribution III Units issued in redemption of similar units in Cantor, the amount payable by Cantor to acquire such units will be reduced by an amount equal to the HD II Account Obligation or HD III Account Obligation, as applicable, with respect to such units.

In addition, holders of High Distribution IV Units (all of which are being issued in exchange for High Distribution IV Units previously issued by Cantor to such holders) are entitled to receive an additional payment, one-fourth of such amount being payable on each of the first four anniversaries of redemption, reflecting a fixed amount determined as of the date of the original issuance of the predecessor High Distribution IV Units by Cantor.

BGC Holdings may in its discretion make redemption payments in property, including in BGC Partners units, rather than in cash and may in its discretion accelerate the amount of these payments and, with the consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in recognition of a founding/working partner’s or REU partner’s, as the case may be, contributions to the business, increase these payments to reflect BGC Holdings’ goodwill or going concern value.

In the event of such a redemption or purchase by BGC Holdings of any BGC Holdings founding/working partner interests, BGC Holdings will cause BGC U.S. and BGC Global to redeem and purchase from BGC Holdings a number of BGC U.S. units and BGC Global units, in each case, equal to (1) the number of units underlying the redeemed or purchased BGC Holdings founding/working partner interests or REU interests, as the case may be, multiplied by (2) the Holdings ratio as of immediately before the redemption or purchase of such BGC Holdings founding/working partner interests or REU interests, as the case may be. The purchase price paid to BGC U.S. and BGC Global will be an amount of cash equal to the amount required by BGC Holdings to redeem or purchase such interest. Upon mutual agreement of the BGC Holdings general partner, the BGC U.S. general partner and the BGC Global general partner, BGC U.S. and BGC Global may, instead of cash, pay all or a portion of such aggregate purchase price, in publicly traded shares.

Cantor’s Right to Purchase Redeemed Interests

BGC Holdings Founding Partner Interests

Cantor has a right to purchase any BGC Holdings founding partner interests that have not become exchangeable that are redeemed by BGC Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the general partner of BGC Holdings and Cantor. Cantor has the right to purchase such BGC

Holdings founding partner interests at a price equal to the lesser of (1) the amount that BGC Holdings would be required to pay to redeem and purchase such BGC Holdings founding partner interests and (2) the amount equal to (x) the number of units underlying such founding partner interests, multiplied by (y) the exchange ratio as of the date of such purchase, multiplied by (z) the then current market price of BGC Partners Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such founding partner interests, as the case may be) so purchases such founding partner interests at a price equal to clause (2) above, neither Cantor nor any member of the Cantor group nor BGC Holdings nor any other person is obligated to pay BGC Holdings or the holder of such founding partner interests any amount in excess of the amount set forth in clause (2) above.

Any BGC Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary, will be exchangeable by Cantor for shares of BGC Partners Class B common stock or, at Cantor’s election, shares of BGC Partners Class A common stock, in each case, on a one-for-one basis (subject to customary anti-dilution adjustments), on the same basis as the Cantor interests, and will be designated as BGC Holdings exchangeable limited partnership interests when acquired by Cantor. This may permit Cantor to receive a larger share of income generated by BGC Partners’ business at a less expensive price than through purchasing shares of BGC Partners Class A common stock, which is a result of the price payable by Cantor to a founding partner upon acquisition of such partner’s founding partner interests.

As of the date of this proxy statement, as a result of the termination of 11 BGC Holdings founding partners, BGC Holdings has the right to redeem an aggregate of 294,056 BGC Holdings limited partnership units. Accordingly, upon the redemption of any of the founding partners’ BGC Holdings limited partnership units, Cantor will have the right to purchase from BGC Holdings an equivalent number of exchangeable BGC Holdings limited partnership units pursuant to terms yet to be determined.

BGC Holdings Working Partner Interests and BGC Holdings REU Interests

Cantor has a right to purchase any BGC Holdings working partner interests or BGC Holdings REU interests (in each case that have not become exchangeable), as the case may be, that (1) are redeemed by BGC Holdings upon termination or bankruptcy of a working partner or (2) are redeemed by BGC Holdings, in each case, if BGC Holdings elects to transfer the right to purchase such interests to a BGC Holdings partner rather than redeem such interests itself. Cantor has the right to purchase such interests on the same terms that such BGC Holdings partner would have a right to purchase such interests.

Transfers of Interests

In general, subject to the exceptions described below, no BGC Holdings partner may transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC Holdings.

Regular limited partners (other than the special voting limited partner of BGC Holdings), including exchangeable limited partners, of BGC Holdings may transfer limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	if the transferor limited partner is a member of the Cantor group, to any person; or

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with the prior written consent of the general partner and the exchangeable limited partners (by affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest, not to be unreasonably withheld or delayed).

With respect to any exchangeable limited partnership interest transferred by Cantor to another person, Cantor may elect, prior to or at the time of such transfer, either (1) that such person will receive such interest in the form of an exchangeable limited partnership interest and that such person will thereafter be an exchangeable limited partner so long as such person continues to hold such interest or (2) that such person will receive such interest in the form of a regular limited partnership interest (other than an exchangeable limited partnership interest or a special voting limited partnership interest of BGC Holdings), including as a founding partner interest, working partner interest or otherwise, and that such person will not be an exchangeable limited partner as a result of holding such interest.

Founding partners may transfer BGC Holdings founding partner interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	pursuant to a redemption;

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if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor);

•	with the consent of the BGC Holdings exchangeable limited partnership interest majority in interest, to any other founding partner; or

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with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest (which consent may be withheld for any reason or no reason), to any other person.

Working partners and REU partners may transfer BGC Holdings working partner interests or BGC Holdings REU interests, as the case may be, in the following circumstances:

•	pursuant to a redemption, in the case of working partners, and pursuant to the grants concurrently with the merger, in the case of REU partners;

•	in connection with an exchange with BGC Partners, if applicable;

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if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor); or

•	with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest.

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Partners (except that in the event such transferee ceases to be a wholly owned subsidiary of BGC Partners, the special voting partnership interest will automatically be transferred to BGC Partners, without any further action required on part of BGC Holdings, BGC Partners or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner as described below; or

•	with the special voting limited partner’s prior written consent, to any other person.

The special voting limited partner may, in its sole and absolute discretion, remove any general partner, with or without cause. The general partner may resign as the general partner of BGC Holdings for any reason or no reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC Holdings as the new general partner, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

Amendments

The BGC Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest) of BGC Holdings. In addition, the BGC Holdings limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

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alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC Holdings may authorize any amendment to correct any technically incorrect statement or error apparent on the face thereof in order to further the parties’ intent or to correct any formality or error or incorrect statement or defect in the execution of the BGC Holdings limited partnership agreement.

In the event of any material amendment to the BGC Holdings limited partnership agreement that materially adversely affects the interest of a founding/working partner or an REU partner, as the case may be, in the partnership or the value of founding/working partner interests or REU interests, as the case may be, held by such partner in the amount or timing of distributions or the allocation of profits, losses or credit, then such partner who does not vote in favor of such amendment has a right to elect to become a terminated partner of BGC Holdings, regardless of whether there is an actual termination of the employment of such partner. The BGC Holdings general partner will have a right, in the event of such election by a founding/working partner or an REU partner, as the case may be, to revoke and terminate such proposed amendment to the BGC Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The BGC Holdings limited partnership agreement contains similar corporate opportunity provisions to those included in BGC Partners’ certificate of incorporation with respect to BGC Partners and/or Cantor and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC Holdings limited partnership agreement provides that it is the non-binding intention of BGC Holdings and each of the partners of BGC Holdings that the BGC Holdings ratio at all times equals one. It is the non-binding intention of each of the partners of BGC Holdings and of BGC Holdings that there be a parallel issuance or repurchase transaction by BGC Holdings in the event of any issuance or repurchase by BGC U.S. of BGC U.S. units to or held by BGC Holdings so that the BGC Holdings ratio at all times equals one. In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we would not expect to maintain parity with respect to outstanding units in such entities.

Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global

Effective as of September 1, 2008, each of BGC U.S. and BGC Global entered into amended and restated limited partnership agreements. On September 26, 2008, the limited partnership agreement of BGC U.S. and the limited partnership agreement of BGC Global were amended, effective as of September 1, 2008, to provide that, at our election, in connection with a repurchase of our Class A Common Stock or similar actions, BGC U.S. and BGC Global will redeem and repurchase from us a number of units in BGC U.S. and BGC Global equivalent to the number of shares of Class A common stock repurchased by us in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. or BGC Global will be determined by BGC Partners. Certain technical amendments were also made to conform such limited partnership agreements to the BGC Holdings limited partnership agreement.

Management

BGC U.S. and BGC Global each are managed by their general partner, which is BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of each of BGC U.S. and BGC Global, which entitles BGC Holdings (and thereby, BGC Partners) to control each of BGC U.S. and BGC Global, subject to limited consent rights of Cantor and to the rights of BGC Holdings as the special voting limited partner. BGC Holdings holds its BGC U.S. general partnership interest through a Delaware limited liability company, BGC Holdings, LLC, and holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

“Cantor’s consent rights” means that BGC Holdings, in its capacity as general partner of each of BGC U.S. and BGC Global, is required to obtain Cantor’s consent to amend the terms of the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its co-investment rights (See “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock”) to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or right to exchange BGC Holdings exchangeable limited partnership interests. BGC Partners, in its capacity as the general partner of BGC Holdings, will not cause BGC Holdings, in its capacity as the general partner of BGC U.S. and BGC Global, to make any amendments (other than ministerial or other immaterial amendments) to the limited partnership agreement of either BGC U.S. or BGC Global unless such action is approved by a majority of BGC Partners’ independent directors.

Classes of Interests in the Opcos

As of the date of this proxy statement, BGC U.S. and BGC Global each had the following outstanding interests:

•	a general partnership interest, which is held by BGC Holdings;

•	limited partnership interests, which are directly and indirectly held by BGC Partners and BGC Holdings; and

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a special voting limited partnership interest, which is held by BGC Holdings and which entitles the holder thereof to remove and appoint the general partner of BGC U.S. or BGC Global, as the case may be.

The aggregate number of authorized units in each of BGC U.S. and BGC Global is 600 million, and in the event that the total number of authorized shares of BGC Partners common stock under BGC Partners’ certificate of incorporation is increased or decreased after March 31, 2008, the total number of authorized units in each of

BGC U.S. and BGC Global, as the case may be, will be correspondingly increased or decreased by the same number so that the number of authorized BGC U.S. units and BGC Global units, as the case may be, equals the number of authorized shares of BGC Partners common stock.

Any authorized but unissued BGC U.S. units or BGC Global units, as the case may be, may be issued:

•	pursuant to the contribution and the separation;

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to BGC Partners and/or BGC Holdings and members of their group, as the case may be, in connection with an investment in BGC U.S. and BGC Global as described above in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of our Common Stock”;

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to BGC Holdings or members of its group in connection with a redemption pursuant to the BGC Holdings limited partnership agreement as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests”;

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as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of BGC U.S. or BGC Global, as the case may be (except that if BGC Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the BGC Holdings exchangeable limited partnership interests, then majority of interest means Cantor), which we refer to as an “Opcos majority in interest”;

•	to BGC Partners or BGC Holdings in connection with a grant of equity by BGC Partners or BGC Holdings; and

•	to any BGC U.S. or BGC Global partner, as the case may be, in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in BGC U.S. or BGC Global.

Distributions

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which is allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group.

BGC U.S. and BGC Global each distribute to each of its partners (subject to the allocation of certain litigation matters to BGC U.S. and BGC Global partners, as the case may be, who are members of the BGC Holdings group):

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on or prior to each estimated tax due date (the 15th day of each April, June, September and December, in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual, or, in each case, if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter;

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on or prior to each estimated tax due date for partners who are members of the BGC Holdings group, an amount (positive or negative) for such fiscal quarter in respect of items of income, gain, loss or deduction allocated in respect of certain litigation matters; and

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as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be, after the date of such agreement over (b) the amount of any prior distributions to such partner.

BGC U.S. or BGC Global, as the case may be, may, with the prior written consent of the holders of an Opcos majority in interest of the limited partnership interests, decrease the total amount distributed by BGC U.S. or BGC Global, as the case may be. In addition, if BGC U.S. or BGC Global, as the case may be, is unable to make the distributions required above as a result of any losses of the Opcos arising from the certain litigation claims, then BGC U.S. or BGC Global, as the case may be, will use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners group in the absence of any such potential litigation claims and to make the estimated proportionate quarterly tax distribution to the Cantor group. The borrowing costs of any such borrowing will be treated as part of such potential litigation claims.

The limited partnership agreements of BGC U.S. and BGC Global also provide that at the election of BGC Partners, in connection with a repurchase of its Class A Common Stock or similar actions, BGC U.S. and BGC Global may redeem and repurchase from BGC Partners a number of units equivalent to the number of shares of common stock repurchased by BGC Partners in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. and BGC Global shall be determined by BGC Partners.

Transfers of Interests

In general, subject to the exceptions described below, no BGC U.S. partner or BGC Global partner, as the case may be, may transfer or agree to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC U.S. or BGC Global, as the case may be.

Limited partners of BGC U.S. and BGC Global may transfer their limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	if the transferee limited partner will be a member of the BGC Partners group or the BGC Holdings group; or

•	with the prior written consent of the general partner and the limited partners (by affirmative vote of an Opcos majority in interest, not to be unreasonably withheld or delayed).

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Holdings (except that in the event such transferee ceases to be a wholly-owned subsidiary of BGC Holdings, the special voting partnership interest will automatically be transferred to BGC Holdings, without any further action required on part of BGC U.S. or BGC Global, as the case may be, BGC Holdings or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner; or

•	with the special voting limited partner’s prior written consent.

The special voting limited partner may in its sole and absolute discretion remove any general partner, with or without cause. The general partner may resign as the general partner of BGC U.S. or BGC Global, as the case may be, for any reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC U.S. or BGC Global, as the case may be, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

No partner may charge or encumber its BGC U.S. or BGC Global interest, as the case may be, or otherwise subject such interest to any encumbrance, except those created by the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be.

Amendments

Each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of an Opcos majority in interest) of BGC U.S. or BGC Global, as the case may be. In addition, each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC U.S. or BGC Global, as the case may be, may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the BGC U.S. or BGC Global limited partnership agreement, as the case may be.

Corporate Opportunity; Fiduciary Duty

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement contain similar corporate opportunity provisions to those included in the BGC Partners certificate of incorporation with respect to BGC Partners and/or BGC Holdings and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement provide that it is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that the number of outstanding BGC U.S. units equals the number of outstanding BGC Global units. It is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that there be a parallel issuance or repurchase transaction by BGC U.S. or BGC Global in the event of any issuance or repurchase by the other Opco so that the number of outstanding BGC U.S. units at all times equals the number of outstanding BGC Global units.

In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we would not expect to maintain parity with respect to outstanding units in such entities.

Administrative Services Agreements

The Tower Bridge administrative services agreement and the administrative services agreement, which we collectively refer to as the “administrative services agreements,” have an initial term of three years, starting on January 1, 2007 and March 31, 2008, respectively. Thereafter, the administrative services agreements renew automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement, in the case of the Tower Bridge administrative services agreement, at least 180 days, or, in the case of the administrative services agreement, 120 days, before the end of any such year ending during the initial or extended term, in which event the administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreements may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including, any severance or cancellation fees.

Cantor is entitled to continued use of hardware and equipment it used prior to the date of the applicable administrative services agreements on the terms and conditions provided even in the event BGC Partners terminates the administrative services agreements, though there is no requirement to repair or replace.

During the term of the administrative services agreements, the parties will provide administrative and technical support services to each other, including:

•	administration and benefits services;

•	employee benefits, human resources, and payroll services;

•	financial and operations services;

•	internal auditing services;

•	legal related services;

•	risk and credit services;

•	accounting and general tax services;

•	space, personnel, hardware and equipment services;

•	communication and data facilities;

•	facilities management services;

•	promotional, sales and marketing services;

•	procuring of insurance coverage; and

•	any miscellaneous services to which the parties reasonably agree.

The administrative services agreements include provisions for allowing a provider or affiliate to arrange for a third party to provide for the services.

In consideration for the services provided, the providing party generally charges the other party an amount (including any applicable taxes) based on (1) the amount equal to direct cost that the providing party estimates it will incur or actually incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree. In addition, the Tower Bridge administrative services agreement provides that the receiving party will pay a mark-up on such costs in an amount to be agreed by the parties from time to time.

The administrative services agreements provide that the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

We will continue to provide assets (principally computer equipment), systems/infrastructure and office space in the United Kingdom and Europe to Cantor, and, to the extent applicable, we and our affiliates will continue to do the same in Asia as well. It is expected, however, that certain of those assets and office space will be transferred to Tower Bridge or another service entity (subject to necessary third-party consents). We will provide these assets and office space to Tower Bridge to allow it to conduct its business. We will charge Cantor on the same basis as it charges Tower Bridge (although we will charge Tower Bridge without any mark-up). Tower Bridge will charge Cantor on the basis described above for such assets and office space once such assets and office space are transferred to Tower Bridge. These assets may be subject to operating leases with third-party leasing companies. We believe that the rate on such leases, subleases or licenses are no greater than would be incurred with a third party on an arm’s-length basis.

Tax Receivable Agreement

Certain interests in BGC Holdings may, in effect, be exchanged in the future for shares of BGC Partners Class A common stock or BGC Partners Class B common stock on a one-for-one basis (subject to customary anti-dilution adjustments). The exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of each of BGC U.S. and BGC Global that otherwise would not have been available, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with the separation and related transactions, BGC Partners OldCo entered into, and, in the merger, we assumed BGC Partners OldCo’s rights and obligations under, the tax receivable agreement with Cantor that provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize. Pursuant to the tax receivable agreement, we will determine, after consultation with Cantor, the extent to which we are permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as our accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by us will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the Internal Revenue Service successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, we will be entitled to receive reimbursements from Cantor for amounts we previously paid under the tax receivable agreement and Cantor will indemnify us and hold us harmless with respect to any interest or penalties and any other losses in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment will be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no depreciation or amortization deductions available to us that were attributable to an increase in tax basis (or any imputed interest) as a result of an exchange and had BGC Partners OldCo not entered into the tax receivable agreement. The tax receivable agreement was entered into on March 31, 2008, in connection with the transactions contemplated by the separation agreement, and will continue until all such tax benefits have been utilized or expired, unless we (with the approval by a majority of our independent directors) exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and we cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of our independent directors.

REU Issuances

In the fourth quarter of 2007, certain non-executive employees of BGC Partners OldCo and other persons who provide services to BGC Partners OldCo were informed that they could expect to receive an aggregate of 295,816 REU interests in lieu of a portion of their discretionary bonus for 2007 having a post-termination payment amount of $3,017,279 and 153,736 REU interests to be considered as part of their total 2008 compensation having a post-termination payment amount of $1,567,998, in each case to be delivered in 2008 and issued upon the closing of the merger. The right to receive payment upon redemption of these REU interests vests over a three-year period, with 33.3% vesting on each of the anniversary dates. The REU interests will only be exchangeable for BGC Partners OldCo Class A common stock in accordance with the terms and conditions of the grant of such REU interests, which terms and conditions will be determined by the BGC Holdings general partner, with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement. Post-termination payment amounts in each case were determined based on the eSpeed stock price on the date of each award.

Upon the closing of the merger, certain executive officers received an aggregate of 593,992 REU interests (265,487 for Howard W. Lutnick, 132,744 for Lee Amaitis, 132,744 for Shaun Lynn, 41,912 for Stephen M. Merkel and 21,105 for Robert K. West). These REU interests have an aggregate post-termination payment of $6,652,500 ($3,000,000 for Howard W. Lutnick, $1,500,000 for Lee Amaitis, $1,500,000 for Shaun Lynn, $427,500 for Stephen M. Merkel and $225,000 for Robert K. West). The REUs will only be exchangeable our Class A common stock in accordance with terms and conditions of the grant of such REU interests, which terms and conditions will be determined by us, as the indirect general partner of BGC Holdings, subject to Cantor’s consent, as the holder of a majority in interest of the BGC Holdings exchangeable limited partnership interest, in accordance with the terms of the BGC Holdings limited partnership agreement. The right to receive payment upon redemption of these REU interests for Messrs. Lutnick, Amaitis and Lynn immediately vested upon the closing of the merger. The right to receive payment upon redemption of these REUs for Messrs. West and Merkel vests over a three-year period, with 33.3% vesting on each of the anniversary dates. Post-termination payments and the number of REUs in each case were determined based on the eSpeed stock price on the date of each award.

Pre-Merger Administrative Services Agreements

Under the pre-merger administrative services agreement, Cantor provided certain administrative and management services to eSpeed. Cantor made available to eSpeed some of its administrative and other staff, including its internal audit, treasury, legal, tax, insurance, human resources, facilities, corporate development and accounting staffs. Members of these staffs arranged for eSpeed’s insurance coverage and provide a wide array of services, including administration of eSpeed’s personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. eSpeed reimbursed Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. eSpeed also entered into arrangements with Cantor under which eSpeed had the right to use certain assets, principally computer equipment, from Cantor. These assets may be subject to operating leases with third-party leasing companies. eSpeed also had arrangements with Cantor under which it shares office space provided by Cantor at their offices. Under the pre-merger administrative services agreement, eSpeed provided sales, marketing and public relations services to Cantor. Cantor reimbursed eSpeed for the actual costs incurred by eSpeed, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. The pre-merger administrative services agreement had an initial three-year term, had been renewed for three successive one-year renewal terms and would have continued to renew automatically for successive one-year terms unless canceled by either eSpeed or Cantor upon six months’ prior notice; provided, however, that eSpeed’s right to use the London office space would expire at the earlier of (1) the time Cantor’s lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

Pursuant to this pre-merger administrative services agreement, Cantor was required to obtain for eSpeed, among other things, property and casualty insurance of not less than $40 million and business interruption insurance of $25 million. Cantor had procured property insurance coverage for eSpeed covering its fixed assets and business interruption insurance of at least these coverage amounts. However, eSpeed was listed on this insurance policy as one of several insured parties, together with Cantor and several of its affiliates. This insurance policy was for aggregate amounts in excess of the amounts set forth above. This pre-merger administrative services agreement did not provide for the allocation of the proceeds among the named insured parties. Insurance proceeds paid to date were paid or to be paid to Cantor on behalf of all parties named on the policy, and Cantor had allocated these proceeds among the insured parties. As a result of the terrorist attacks of September 11, 2001, which we refer to as the “September 11 Events,” eSpeed’s offices in the World Trade Center were destroyed and eSpeed lost 180 of its employees, including many members of its senior management. As of December 31, 2006, eSpeed had received approximately $25.7 million of replacement property insurance proceeds in settlement for property damage related to the September 11 Events. eSpeed was entitled to reimbursement by Cantor for certain replacement assets, which replacement is nearing completion.

In the merger, this pre-merger administrative services agreement was terminated.

We are a party to an administrative services agreement, dated as of November 12, 2004, with eSpeed Brokerage. Under this agreement, eSpeed Brokerage agrees to compensate us for the actual cost (plus reasonable other costs, including reasonably allocated overhead and any applicable taxes) of certain services provided by us, including office space, personnel and certain corporate services, including, without limitation, cash management, internal audit, facilities management, legal, payroll, benefits administration and other administrative services. This agreement remains in effect until terminated upon the mutual agreement of all parties.

In connection with the Aqua transaction (described below), we, Cantor and Aqua entered into a services agreement. Pursuant to that agreement, Cantor provides certain services, including office space, personnel and corporate services such as cash management, internal audit, legal, payroll, benefits administration and other administrative services to Aqua. We provide technology support, infrastructure and development services for the actual cost (plus reasonable other costs, including reasonably allocated overhead and any applicable taxes).

Aqua

On May 30, 2007, the Financial Industry Regulatory Authority (“FINRA”) approved the partial ownership change and name change of Aqua (formerly known as eSpeed Securities, Inc.). Pursuant to such approval, we and Cantor entered into an agreement whereby we are entitled to a 49% interest in Aqua, and Cantor is entitled to a 51% interest in Aqua. Aqua is also authorized to receive clearing and administrative services from Cantor and technology infrastructure services from us. Aqua is authorized to pay sales commissions to brokers of Cantor or other brokers who participate in the sales process. On October 2, 2007, FINRA provided approval for Aqua to operate as an Alternative Trading System and to provide Direct Market Access for institutional block equity buyside and sellside firms.

Registration Rights Agreements

Pursuant to a registration rights agreement entered into by Cantor and us in connection with our formation and a registration rights agreement entered into by BGC Partners OldCo in connection with the separation and assumed by us in the merger, Cantor has received piggyback and demand registration rights.

Formation Registration Rights Agreement

Under the formation registration rights agreement, the piggyback registration rights allow Cantor to register the shares of Class A common stock issued or issuable to it in connection with the conversion of its shares of Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another’s account under the Securities Act for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the formation registration rights agreement.

We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration, (2) our right not to effect any demand registration within six months of a public offering of our securities and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

Separation Registration Rights Agreement

In connection with the separation, BGC Partners OldCo entered into the separation registration rights agreement with Cantor which provides that the holders of our common stock, issued or to be issued upon exchange of the BGC Holdings exchangeable limited partnership interests held by Cantor and for any shares of our common stock issued or issuable in respect of or in exchange for any shares of our common stock, are granted registration rights. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The separation registration rights agreement provides that, after exchange of the BGC Holdings exchangeable limited partnership interests or conversion of Class B common stock into Class A common stock, as the case may be, each holder is entitled to unlimited piggyback registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by us, subject to certain limitations. Cantor exercised such piggyback rights to participate in the June 2008 offering.

The separation registration rights agreement also grants Cantor four demand registration rights requiring that we register the shares of Class A common stock held by Cantor, provided that the amount of securities subject to such demand constitutes at least 10% of the shares of Class A common stock outstanding or has an aggregate market value in excess of $20 million and no more than one demand registration during any twelve-month period.

We will pay the costs but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

We have agreed to indemnify the holders registering shares pursuant to the separation registration rights agreement against certain liabilities under the Securities Act.

Freedom

We and Cantor formed Freedom to acquire a 66.7% interest in Freedom International Brokerage, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, in April 2001. As of the closing of the merger, we became entitled to 100% of Freedom’s capital interest in Freedom International Brokerage and we assumed 100% of Freedom’s cumulative profits. As of September 30, 2008, the investment in Freedom International Brokerage was $9.9 million.

We also entered into the Freedom services agreements with Freedom International Brokerage.

Other Agreements

Services Agreements

Under the JSA, the Freedom services agreements and CO2e services agreement, eSpeed owned and operated the electronic trading systems and was responsible for providing electronic brokerage services, and Cantor and BGC Partners, Freedom and CO2e provided or provides voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Pursuant to the terms of the merger agreement, the JSA and the CO2e services agreement terminated upon the completion of the merger. A description of the revenue sharing arrangements under these agreements that are or were in existence is or was as set forth below.

Revenue Sharing Arrangements

Under the JSA, as well as under the CO2e services agreement and the Freedom services agreements, eSpeed owned and operated the electronic trading systems and was responsible for providing electronic brokerage services, and BGC Partners, Freedom and CO2e provided or provides voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully electronic transactions in U.S. Treasuries, eSpeed received 65% of the transaction revenues and Cantor, BGC Partners or Freedom received 35% of the transaction revenues. From July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom was paid on net transaction revenues, which were calculated after deductions of all electronic business-related broker commission payments (up to a 45% broker payout).

With respect to other fully electronic transactions, the following provisions were applicable:

•

With respect to foreign exchange transactions, the 65%/35% revenue share between eSpeed and Cantor was paid after the payment of any revenue share amount to certain participants on the foreign exchange market, which we refer to as the “foreign exchange” or “forex” market platform, and after payment of fees relating to clearance, settlement and fulfillment services provided by Cantor. Such clearing and settlement fees were shared 65%/35% in the event that the average cost of such services exceeded the average costs associated with clearing and settling cash transactions in U.S. Treasuries.

•

eSpeed had agreed to divide revenues with Cantor with respect to European government bonds traded electronically as follows: (1) the first $1.5 million of gross revenues from European government bonds traded electronically was shared 65% to eSpeed and 35% to Cantor, (2) from July 1, 2005 through June 30, 2009, net revenues for European government bonds derived from gross revenues in excess of $1.5 million was shared 50% to eSpeed and 50% to Cantor and (3) after June 30,2009, net revenues from European government bonds derived from gross revenues in excess of $1.5 million were to be then shared 65% to eSpeed and 35% to Cantor. Net revenues were calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses were not to exceed 50% of European government bonds electronic revenues.

•

eSpeed had agreed to divide revenues between it and Cantor with respect to all products other than benchmark U.S. Treasury securities, spot foreign exchange or European government bonds that would become electronically traded in the future (or until earlier termination upon completion of the merger) as follows: eSpeed received no less than 50% of the net revenues for such products for a period of four years from the date a customer entered an order on the eSpeed system for such products, or four years from the date of the amendment in the case of products which were then-currently voice- assisted for BGC Partners customers. At the end of such four-year period, the revenue share would have reverted to a payment to eSpeed of 65% of the net revenues for such products. Net revenues were calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses were not to exceed 50% of such electronic revenues.

•

With respect to the equity order routing business conducted for Cantor, eSpeed and Cantor each had traditionally received 50% of the revenues, after deduction of specified marketing, sales and other costs and fees. In addition, any eSpeed equity order routing business that was not conducted for Cantor was treated as a fully electronic transaction in which eSpeed would receive 65% of the revenues of any such business and Cantor would receive 35% of such revenues.

•

CO2e shared with eSpeed 50% of the fully electronic revenues. With respect to (1) certain network access facilities services agreements and (2) other circumstances in which Cantor referred network access facility services business to eSpeed, 60% of net revenues from such business was paid to Cantor and 40% of such revenues was paid to eSpeed. This revenue sharing arrangement was made after deduction of all sales commissions, marketing, helpdesk, clearing and direct third-party costs, including circuits and maintenance.

•

With respect to private labeling of the eSpeed system to Cantor parties, the net revenues between eSpeed and Cantor with respect to such privately labeled businesses were shared 50% to eSpeed and 50% to Cantor for a period of four years from the date such customer had begun trading. Thereafter, net revenues were shared 65% to eSpeed and 35% to Cantor. Net revenues were calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses were not to exceed 50% of such electronic revenues.

•

eSpeed was authorized to pay directly to BGC Partners brokers up to 10% of gross revenues on increased electronic trading on the eSpeed system by customers of such brokers in certain products. These payments were intended to provide incentive to voice brokers to encourage additional electronic trading on the eSpeed system by their customers and was solely in the discretion of our management. In addition, BGC Partners was authorized to pay directly to eSpeed sales personnel, or to eSpeed or its affiliates, discretionary payments of commissions generated by eSpeed sales personnel. These payments were intended to provide incentive to eSpeed sales personnel to encourage additional voice brokered and hybrid trading.

Effective October 1, 2005, eSpeed had amended its arrangement with Cantor with respect to Cantor’s gaming businesses to allow the Cantor parties to provide their own gaming development services. With that, former eSpeed technical personnel who had been primarily engaged in providing gaming development services for Cantor’s gaming businesses were hired directly by Cantor. Consequently, the payment provisions in the JSA were amended to provide eSpeed with a 12.5% share of the gaming transaction revenues. In exchange for such revenues share, eSpeed provided to Cantor all gaming-related ancillary IT services consistent with the ancillary information technology services as were then-currently provided by eSpeed, and all reasonable replacement ancillary information technology. Further, Cantor had reimbursed eSpeed for 100% of all direct costs expended by eSpeed for additional items requested by Cantor, in writing, which were solely dedicated to Cantor’s gaming business. eSpeed also provided to Cantor access to its business and property, including property, technology, software and hardware in order to engage in development with respect to Cantor’s gaming business.

In December 2005, eSpeed entered into an agreement with BGC Partners to provide the technology and support for the first integrated voice and electronic U.S. dollar repo trading platform for the primary dealer community. eSpeed and BGC Partners had split gross revenues generated by the new platform 50%/50% after a deduction of total broker compensation associated with the extra commission paid to BGC Partner’s brokers up to a cap of 50% of gross revenues.

In July 2006, eSpeed and Cantor entered into an agreement whereby eSpeed provided its ECCO products to Cantor free of charge until December 31, 2007, and eSpeed provided to Cantor new features and customized development work that it requested in writing with respect to its ECCO product and Cantor paid eSpeed for the cost of the development of those new features. Additionally, eSpeed was authorized to enter into an agreement with Cantor to provide a commission for third-party sales by a Cantor or BGC Partners salesperson equal to the equivalent amount that would be paid if the salesperson was a salesperson of eSpeed.

In general, for voice-assisted brokerage transactions, eSpeed received 7% of the transaction revenues, in the case of BGC Partners transactions, and received 35% of the transaction revenues, in the case of Freedom transactions. For CO2e, eSpeed received 20% of the transaction revenues. For screen-assisted open outcry brokerage transactions, eSpeed received 2.5% of the transaction revenues in the case of BGC Partners transactions, and on behalf of CO2e, eSpeed received 20% of the transaction revenues. In addition, until completion of the merger, BGC Partners was authorized to pay commissions to eSpeed sales personnel which complete voice-assisted transactions or to an eSpeed entity for the benefit of such persons.

Under various services agreements, eSpeed agreed to provide Cantor, BGC Partners, Freedom and CO2e technology support services, including systems administration, internal network support, support and procurement for desktops of end-user equipment, operations and disaster recovery services, voice and data communications, support and development of systems for clearance and settlement services, systems support for brokers, electronic applications systems and network support, and provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, eSpeed charged Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead, of providing such services and received payment on a monthly basis. These services were provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. Also, in connection with Cantor’s gaming business, eSpeed had agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its written request in exchange for payment by Cantor of all of the direct costs for such items.

Under the terms of the JSA, eSpeed had agreed with Cantor to certain arrangements, including commission structures, pursuant to which Cantor and its affiliates participated in certain eSpeed marketplaces by posting quotations for their accounts and by acting as principal on trades. Such activity was intended, among other things, to assist these parties in managing their proprietary positions, and to facilitate transactions, add liquidity, increase commissions and attract additional order flow to the eSpeed system and revenues to both eSpeed and Cantor and its affiliates.

Non-Competition and Market Opportunity Provisions

The JSA imposed performance obligations on eSpeed and restricted its ability to compete with Cantor and Cantor’s ability to compete with it in markets that it and Cantor traditionally operated. eSpeed and Cantor agreed to exclude the TradeSpark and Freedom marketplaces from the provisions of the JSA in order to enable eSpeed to enter into separate agreements in connection with these marketplaces.

As noted above, the JSA terminated upon the completion of the merger. In addition, for a description of the corporate opportunity provisions of the Combined Company certificate of incorporation, please see “—Potential Conflicts of Interest and Competition with Cantor.”

Software Solutions Services

eSpeed provided to Cantor, BGC Partners, Freedom and CO2e, Software Solutions services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for brokers; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, eSpeed charged Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead costs, that it incurred in performing these services. These services were provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. With respect to Cantor’s gaming business, eSpeed had agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its request in exchange for payment by Cantor of all of the direct costs for such items.

In connection with the merger, these arrangements with BGC Partners and CO2e were terminated.

Intellectual Property

Cantor had granted eSpeed a license covering Cantor’s patents and patent applications that related to the eSpeed system. The license was perpetual, irrevocable, worldwide and royalty- free and was exclusive, except in the event that (1) eSpeed was unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elected not to require eSpeed to do so, or eSpeed was unable to provide such services, or (2) eSpeed did not exercise its right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which event, Cantor had a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor cooperated with eSpeed, at its expense, in any attempt by eSpeed to prevent any third-party infringement of eSpeed’s patent rights under the license. Cantor had also granted to eSpeed a non-exclusive, perpetual, irrevocable, worldwide, royalty-free right and license to use the service marks “Cantor Exchange®,” “Interactive Matching® ,” “MOLESM” and “CX®.”

At the completion of the merger, the above mentioned licenses were terminated. Pursuant to the separation agreement, Cantor granted to BGC Partners a license in intellectual property that the Combined Company assumed in the merger. In addition, all intellectual property primarily related to the BGC businesses was transferred to BGC Partners pursuant to the separation agreement.

Tower Bridge

Currently, the principal activities of one of BGC Partners’ U.K. subsidiaries, Tower Bridge, is the provision of administrative and corporate services in Europe and Asia to BGC Partners and its direct and indirect, current and future, subsidiaries and to Cantor and its direct and indirect, current and future, subsidiaries. Tower Bridge is not regulated by the FSA, and, therefore, this assists the Combined Company in maximizing the efficiency of its regulatory capital usage in the United Kingdom.

Tower Bridge is a U.K. limited partnership, which is owned 52% by the Combined Company and 48% by Cantor. The right to share in profits and losses and receive distributions from Tower Bridge is divided between the Combined Company (and on behalf of its nominated entities) and Cantor (and on behalf of its nominated entities) based on these ownership interests.

The transfer to Tower Bridge is taking place in one or more phases. On December 31, 2006, BGC Partners completed the first phase by creating Tower Bridge and transferring the services businesses from one of BGC Partners’ U.K. subsidiaries to Tower Bridge for $4.5 million. The transferred services businesses included the support services that had been provided by such subsidiary at that time to the operating and regulated companies and partnerships owned and controlled by Cantor (including BGC Partners) and other entities where applicable, including administration and benefits services, employee benefits services, human resources and payroll services, financial services, financial operations services (including such subsidiary’s back office employees engaged mainly or wholly in the services businesses at that time) and the goodwill of such subsidiary in connection therewith but excluding related debts and liabilities. The transferred services business did not include any real property leased or licensed by such subsidiary or other assets held by such subsidiary (including leasehold improvements and computer assets). In subsequent phases (and subject to necessary third-party consents), on as yet unspecified dates, the Combined Company intends to transfer building leases, leasehold improvements and other fixed assets (for example, computer equipment). It is intended that the transfer take place on as neutral a basis as possible from tax and other cost perspectives. This may not be achievable and, therefore, the subsidiary might incur taxes and other costs, including capital gains tax and stamp duty land tax.

Tower Bridge provides these services to Cantor pursuant to the Tower Bridge administrative services agreement that Cantor entered into in connection with the separation. See “—Administrative Services Agreements.” Tower Bridge charges each recipient of services for actual costs incurred for services provided plus a mark-up (if any), as the parties may agree from time to time. Each recipient of services remains responsible for its own regulatory and other compliance functions.

Additional Previous Transactions

On June 5, 2000, each of Williams Energy Marketing & Trading, which we refer to as “Williams,” and Dynegy Inc., which we refer to as “Dynegy,” purchased a unit consisting of (a) 789,071 shares of our Class A common stock and (b) warrants exercisable for the purchase of up to 666,666 shares of our Class A common stock, for an aggregate purchase price for the unit of $25.0 million. The warrants have a per share exercise price of $35.20 and a 10-year term, and all of the warrants are currently exercisable. At such time as Williams and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in us of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor is obligated to use its best efforts to cause one designee jointly selected by Williams and Dynegy to be nominated to our board of directors and to vote its shares of common equity in favor of such designee. In addition, we have provided Williams and Dynegy with piggyback registration rights for the Class A common stock underlying the warrants.

We have a 15% investment in EIP Holdings, LLC, which we refer to as “EIP Holdings,” which in turn has a 99.5% investment in TradeSpark, L.P., which we refer to as “TradeSpark,” a voice brokerage business in certain energy products. The business of TradeSpark has been wound up. Cantor has an 85% investment in EIP Holdings.

In connection with a transaction fee agreement dated August 21, 2002 that Cantor entered into with UBS AG and certain named affiliates, which we collectively refer to as “UBS,” we issued to UBS a warrant to purchase 300,000 shares of our Class A common stock which has been exercised with respect to 125,000 shares. The warrant has a term of 10 years and has an exercise price equal to $8.75, the market value of the underlying Class A common stock on the date of issuance. The warrant to purchase the remaining 175,000 is fully vested and non-forfeitable, and is exercisable nine years and six months after issuance. In addition, we have provided UBS with piggyback registration rights for the Class A common stock underlying the warrants.

On July 30, 2001, we entered into an agreement to form a business partner relationship with Deutsche Bank AG, which we refer to as “Deutsche Bank,” whereby Deutsche Bank agreed to channel its electronic market-making engines and liquidity for specified European fixed income products through our electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of our Series C Redeemable Convertible Preferred Stock, which we refer to as “Series C Preferred,” at its par value of $0.01 per share. Each share of the Series C Preferred was convertible at the option of Deutsche Bank into 10 shares of the Company’s Class A common stock at any time during the five years ended July 31, 2006. At the end of each year of the five-year agreement in which Deutsche Bank fulfilled its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred would automatically convert into warrants to purchase 150,000 shares of our Class A common stock at an exercise price of $14.79 per share. At the end of the five-year period, to the extent that Deutsche Bank had not fulfilled its obligations under the agreement and Series C Preferred shares remained outstanding, we had the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of our Class A common stock. Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of our Class A common stock was issued by us. We informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and a warrant was not issued for such period. Based on certain communications and Deutsche Bank’s inactivity with regards to this arrangement, we have further notified Deutsche Bank that we believe Deutsche Bank has terminated its right to receive warrants under the agreement for the remaining commitment periods. On March 17, 2008, we redeemed any and all outstanding shares of our Series C Redeemable Convertible Preferred Stock by issuing to Deutsche Bank AG 6,000 shares of our Class A common stock. In addition, we have provided Deutsche Bank with piggyback registration rights.

Indemnification by Cantor

Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor’s limited partnership agreement, in connection with our initial public offering, Cantor agreed to indemnify us with respect to any liabilities it incurs as a result of such lawsuits or allegations.

Other Transactions

We enter into reverse repurchase agreements and other financing transactions with Cantor as short-term investments as part of our overall cash management strategy. These reverse repurchase agreements generally mature on a next-day basis. Interest rates for the reverse repurchase agreements are reset daily at approximate market rates, which are based on the Fed Funds Rate and the quality of the underlying collateral. It is our and Cantor’s policy to obtain collateral, which is valued daily, with a market rate equal to or in excess of the principal amount loaned under these reverse repurchase agreements. As an alternative to our ongoing policy of investing its cash in reverse repurchase agreements and other financing transactions with Cantor, on July 26, 2007 we entered into a secured promissory note and pledge agreement, which we refer to as the “secured loan,” with Cantor in which we agreed to lend Cantor up to $100.0 million on a secured basis from time to time, which we refer to as the “secured loan amount.” The secured loan is guaranteed by a pledge of our Class A or Class B common stock owned by Cantor equal to 125% of the outstanding secured loan amount, as determined on a next-day basis. The secured loan bears interest at the market rate for equity repurchase agreements plus 0.25% and is payable on demand. In September 2008, we were authorized to increase the amount of such secured loan from up to $100.0 million to all excess cash other than that needed for regulatory purposes and to accept as security pledges of any securities in addition to pledges of shares of our Class A or Class B common stock provided for under the original secured loan and pledge agreement. As of September 30, 2008, the reverse repurchase agreements between us and Cantor totaled $202.9 million, and the secured loan had an outstanding balance of $0 million.

Cantor has granted certain of our employees, including Mr. Saltzman, our former Chief Operating Officer, awards of partnership units in Cantor with a notional value of $1.1 million. Such partnership units entitle the employee to participate in quarterly distributions of income by Cantor and receive post-termination payments equal to the notional value of the award in four equal installments on the first, second, third and fourth anniversaries of the employee’s termination provided that the employee has not engaged in any competitive activity with us or our affiliates prior to the date each payment is due. Mr. Saltzman’s entitlement to such post-termination payments vested in six equal annual installments beginning July 1, 2007, provided that, as of each such anniversary date, Mr. Saltzman was still employed by us or one of our affiliates and had not breached this agreement. Mr. Saltzman terminated his employment on January 23, 2008. The other Cantor partnership units held by Mr. Saltzman were fully vested on date of grant.

In February 2006, in conjunction with Cantor’s acquisition of IDT Horizon GT, Inc., which we refer to as “Horizon,” we entered into a software license agreement, which we refer to as the “Horizon License,” with Horizon, pursuant to which Horizon granted us a perpetual, fully paid-up, non-transferable (except to our affiliates) license of Horizon’s GovREPO software, a multi-currency, multi-entity, multi-portfolio, collateral management and trading system for fixed income securities. Management has estimated the fair value of the Horizon License at $1.5 million. The Horizon License permits us to use the software worldwide in connection with the processing of trades in our product offerings, provided that the software may not be used for the processing of the business of any other person, firm or entity. The Horizon License provides that, in the event Cantor sells the Horizon business, it will pay us an amount equal to 23% of the total consideration received in connection with such sale, up to a maximum of $1.5 million. In consideration for the Horizon License and support services to be provided under the Horizon License, we issued to Horizon a warrant to acquire 312,937 shares of Class A common stock, which warrant was not transferred to Cantor. The warrant has a five-year term and is immediately exercisable at an exercise price equal of $8.87 per share.

On August 10, 2006, we entered into a Sponsored Research Agreement with a researcher and a U.S. university in which we agreed to pay $100,000 per year for five years in exchange for research and certain patent rights. In October 2006, we agreed with Cantor and BGC Partners OldCo that they would pay 75% of all payments made by us in connection with the Sponsored Research Agreement, and that to the extent, if any, that we make any charitable contributions to the university, Cantor and BGC Partners OldCo would make a proportional charitable contribution. In exchange for this agreement, we retain a non-exclusive license to all patents and patent applications resulting from the Sponsored Research Agreement within the field of fully electronic financial services, we have a license to the patents and patent applications in all financial services fields other than fully electronic, and Cantor has patent rights to all other patents and patent applications. We further agreed that, in the event that we or Cantor grants a license to such technology in the field of fully electronic financial services, we and Cantor will each receive 50% of all revenues from any such license.

Effective as of April 1, 2008, we were authorized to enter into an employee lease agreement with Cantor Fitzgerald Securities, pursuant to which certain employees of Cantor Fitzgerald Securities, will be deemed “leased employees” of BGC Partners, who will have the powers and rights of a common law employer of such employees.

In April 2008, we were authorized to enter into an indemnity agreement with Cantor with respect to the guarantee by Cantor of any liabilities associated with our application for a brokering license in China.

In June 2008, the Company was authorized to enter into loans, investments or other credit support arrangements for Aqua of up to $5.0 million in the aggregate, which arrangements would be proportionally and on the same terms as similar arrangements between Aqua and Cantor. The Company was further authorized to provide counterparty or similar guarantees on behalf of Aqua from time to time, provided that liability for any such guarantees, as well as similar guarantees provided by Cantor, would be shared proportionally with Cantor. As of September 30, 2008, the Company had not entered into any arrangements for the Aqua business.

Effective as of September 1, 2008, we were authorized to divide the quarterly allocation of any profit or loss relating to foreign exchange currency hedging between Cantor Fitzgerald, L.P. and its affiliates and us. The amount allocated to each party is based on the ratio of the total net amount of exposure for us and Cantor. In the event of any net amount of exposure for each of Cantor and us, the ratio of gross exposures between Cantor and us will be utilized to determine the shares of profit or loss allocated to each for the period. Each calculation is made monthly and is determined for a particular month using the weighted average for the prior month in the succeeding month.

June 2008 Public Offering

On April 18, 2008, we filed a registration statement on Form S-1 with the SEC in respect of a proposed primary and secondary offering of our Class A Common Stock, which closed on June 10, 2008 (the “June 2008 Offering”). Cantor exercised its piggyback rights under the separation registration rights agreement to participate in the June 2008 Offering. In the June 2008 Offering an aggregate of 20,000,000 shares of Class A Common Stock, consisting of (a) 10,000,000 shares of Class A Common Stock sold by us and (b) an aggregate of 10,000,000 shares of Class A Common Stock sold by the selling stockholders, including 3,926,178 shares of Class A Common Stock sold by Cantor, were sold to the underwriters of such offering. The transaction resulted in aggregate net proceeds to Cantor, before underwriting discounts and commissions and counsel fees, of $30,310,094. Pursuant to the separation registration rights agreement, all expenses of the June 2008 Offering, except for underwriting discounts and commissions and counsel fees of the selling stockholders, were borne by us.

Cantor Fitzgerald & Co. and CastleOak Securities, L.P., which are affiliates of ours, Cantor, CFGM and Mr. Lutnick, acted as underwriters in the June 2008 Offering. As underwriters, Cantor Fitzgerald & Co. and CastleOak Securities, L.P. purchased from us and/or the selling stockholders 6,435,000 shares of Class A Common Stock and 200,000 shares of Class A Common Stock, respectively, and received discounts and commissions totaling $1,801,800 and $56,000, respectively.

Pursuant to the underwriting agreement entered into in connection with the offering, we and Cantor, as a selling stockholder, granted the underwriters an option, exercisable not later than 30 days after June 5, 2008, to purchase up to 3,000,000 additional shares of Class A Common Stock at a price of $7.72 per share. The option shares were to be sold by us or Cantor, or a combination thereof, at our election, however, the underwriters did not exercise this option.

In connection with its sale of 3,926,178 shares of Class A Common Stock in the June 2008 Offering, Cantor did not exchange any of its BGC Holdings limited partnership units. Therefore, Cantor remains able to exchange up to an aggregate of 20,000,000 of its BGC Holdings limited partnership units prior to the first anniversary of the completion of the separation for shares of Class A Common Stock in connection with a broad-based public offering, including all shares of Class A Common Stock received upon such exchange, underwritten by a nationally recognized investment banking firm. In connection with the June 2008 Offering, Cantor determined to accelerate the distribution of 6,073,355 shares of Class A Common Stock, distributable pursuant to distribution rights provided by Cantor to retained and founding partners, solely to permit such partners to sell such shares in the June 2008 Offering. In order to enable a founding partner to sell 467 shares of Class A Common Stock in the June 2008 Offering, we, as the general partner of BGC Holdings, determined to remove the resale restrictions on such shares.

Cantor also determined to accelerate the distribution of 175,000 shares of Class A Common Stock, distributable pursuant to distribution rights granted by Cantor to Mr. Merkel, solely to permit Mr. Merkel to sell such shares to us. Pursuant to a Stock Purchase Agreement, dated June 2, 2008, by and between Mr. Merkel and us, Mr. Merkel agreed to sell, and we agreed to purchase, 175,000 shares of Class A Common Stock. On June 10, 2008, we used a portion of the net proceeds received by us in the June 2008 Offering to purchase the 175,000 shares of Class A Common Stock from Mr. Merkel at a price of $7.72 per share. The sale resulted in aggregate proceeds to Mr. Merkel of $1,351,000. As a result of the transactions described above, the number of shares of Class A Common Stock receivable from Cantor by Mr. Merkel was 60,683 distribution rights, after deducting the 175,000 shares of Class A Common Stock he received from Cantor and sold to the Company.

The remaining net proceeds to us from the June 2008 Offering were contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests, which proceeds BGC U.S. and BGC Global intends to use for general corporate purposes. Prior to our contribution to BGC U.S. and BGC Global, Cantor notified us and BGC Holdings that it had no intention of exercising any of its co-investment rights described above under “—Separation Agreement” that might arise as a result of the June 2008 Offering; therefore, no co-investment rights were triggered in Cantor when we made this contribution.

As required by the Cantor Limited Partnership Agreement and the BGC Holdings Limited Partnership Agreement, as applicable, the partners who sold distribution rights shares and exchange shares in the June 2008 Offering used an aggregate of $55.6 million of their proceeds to repay indebtedness or other obligations owed to Cantor or to third-party lenders guaranteed by Cantor, incurred in connection with the acquisition of the original Cantor limited partnership units in respect of which the partners had received their distribution rights and BGC Holdings limited partnership units in connection with the separation.

Clearing Arrangements

Following its merger on April 1, 2008, BGC Partners, Inc. and its affiliates (collectively “BGC Partners”) BGC Partners received regulatory approval from FINRA for self-clearing its own securities transactions, and have begun self-clearing transactions in mortgage-backed securities, equities, corporate and other DTC-eligible bonds and repurchase agreements. However, BGC Partners has not begun to clear its own transactions in U.S. Treasury and U.S. Government Agency securities.

Accordingly, since the closing of the merger, BGC Partners has continued to receive from Cantor Fitzgerald, L.P. and its affiliates (“Cantor”) certain clearing services in the U.S. pursuant to its pre-existing clearing agreement (“Clearing Services”). These Clearing Services have been provided since April 1, 2008 in exchange for payment by BGC Partners of third-party clearing costs and allocated costs.

On November 5, 2008, BGC Partners entered into an Agreement (the “Agreement”) with Cantor. Pursuant to the terms of the Agreement, so long as Cantor is providing Clearing Services to BGC Partners, Cantor shall be entitled to request from BGC Partners, and BGC Partners shall post as soon as practicable, cash or other property acceptable to Cantor in the amount reasonably requested by Cantor under the Agreement. The amounts requested shall reflect CFLP’s reasonable determination of its or its affiliates’ required capital requirements in connection with the Clearing Services and/or potential additional funds which may be required to replace Cantor funds being otherwise utilized to post capital requirements for the benefit of BGC Partners.

The Agreement shall not require BGC Partners to provide cash or property which is required to be maintained by BGC Partners to meet the capital requirements of its regulated entities or the needs of the ordinary operation of its businesses. Cantor shall not be required to pay interest on the amounts provided by BGC Partners.

The Agreement is terminable by either party on 90 days’ notice. BGC Partners shall be entitled to withdraw a portion of the provided assets from time to time with mutual agreement by Cantor that such funds are in excess of the amounts reasonably required by Cantor. As soon as practicable following termination of the Agreement by either party, Cantor has agreed to return the provided assets to BGC Partners.

BGC Partners has further agreed to formalize its agreement to pay Cantor to clear its securities transactions at Cantor’s cost, which shall include all direct and third-party costs, as well as allocated costs. These amounts have been paid to Cantor since April 1, 2008.

BGC Partners relies upon Cantor to provide Clearing Services and, in the absence of the Agreement, it would have to secure an alternative third-party clearing arrangement to provide such Clearing Services, which might be at higher rates or otherwise on less favorable terms.

We intend to continue this relationship with Cantor. Accordingly, we expect that Cantor will continue to post clearing capital on our behalf and we will either post clearing capital with Cantor as requested under the Agreement or continue to invest our excess via reverse repurchase agreements or in other overnight investments. In the absence of such an arrangement, BGC Partners may be required to raise additional capital, borrow funds or take other action to meet the capital requirements in connection with the clearing of these transactions. The increased capital requirements required in connection with the clearing of our securities transactions could have a material adverse impact on BGC Partners’ ability to pay dividends, repurchase its stock or affect strategic acquisitions or other opportunities. However, BGC Partners believes that the Agreement with Cantor, or, in the alternative, a clearing agreement with an additional third-party clearing agent, will not preclude the Company from meeting its cash needs in the near term.

Charity Day Contributions

In November 2008, certain partners of BGC Holdings, L.P., including Lee Amaitis, offered to donate shares of Class A Common Stock receivable pursuant to in the separation and merger to The Cantor Relief Fund. The donation is intended to cover the approximately $6.4 million raised by employees of BGC Partners on its annual September 11, 2008 Charity Day and, valued at the closing price of Class A Common Stock on November 5, 2008, would be approximately 1,893,492 shares. The shares, when donated, are expected to be sold from time to time by The Cantor Relief Fund in the future and proceeds will be donated to the various charities honored at Charity Day. The donations were approved by the BGC Partners Audit and Compensation Committees.

The shares are expected to include (i) shares were donated by founding partners of BGC Holdings, which shares were transferred to them pursuant to distribution rights from Cantor in connection with the separation and merger; and (ii) shares donated by founding partners of BGC Partners and were issued upon exchange of exchangeable Founding Partner Units in BGC Holdings that such founding partners received in connection with the separation and merger.

In connection with the charitable donation, Cantor agreed to accelerate the distribution of the distribution rights shares solely to permit such partners to donate such shares to The Cantor Relief Fund. BGC Partners, as the general partner of BGC Holdings, has further agreed to remove the contractual resale restrictions on the exchange shares solely to permit such founding partners to donate such shares to The Cantor Relief Fund. The Company may , from time to time, choose to purchase shares from The Cantor Relief Fund.

Potential Conflicts of Interest and Competition with Cantor

Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of our common stock and the exercise by Cantor of control over our management and affairs.

Cantor will continue to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our common stock or other securities. This control will be subject to the approval of our independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of the Company. This control will also be exercised because:

•

Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who serves as our Chief Executive Officer and Chairman. Mr. Lutnick is also the Chairman of the Board and Chief Executive Officer of Cantor and the President and controlling stockholder of CFGM;

•

Mr. Amaitis, who serves as our Co-Chief Executive Officer until December 19, 2008 and thereafter, will serve as our Vice Chairman, is also the President and Chief Executive Officer of the gaming businesses of Cantor Fitzgerald and its affiliates; and

•	Mr. Merkel, who serves as our Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor.

Messrs. Lutnick and Merkel have holdings in Cantor through partnership unit ownership, including distribution rights.

The service of officers or partners of Cantor as our executive officers and directors, and those persons’ ownership interests in and payments from Cantor, and its affiliates, could create conflicts of interest when we and those directors or officers are faced with decisions that could have different implications for Cantor and us. In addition, although in connection with the separation Cantor redeemed all of the Cantor limited partnership interests held by founding partners for BGC Holdings limited partnership interests and distribution rights, Messrs. Lutnick and Merkel continue to hold Cantor limited partnership and other interests in Cantor and its affiliates, including distribution rights, and were not redeemed for BGC Holdings limited partnership interests in connection with the separation or the merger.

It is also expected that Cantor will manage its ownership of our company so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of common stock or securities convertible or exchangeable into shares of common stock that would dilute the voting power in us of the holders of BGC Holdings exchangeable limited partnership interests.

Conflicts of interest may arise between us and Cantor in a number of areas relating to our past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	our issuance or disposition of securities;

•	the election of new or additional directors to our board of directors;

•

the payment of dividends by us (if any), distribution of profits by BGC U.S., BGC Global and/or BGC Holdings and repurchases of shares of our common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers;

•	business operations or business opportunities of us and Cantor that would compete with the other party’s business opportunities, including brokerage and financial services by us and Cantor;

•	labor, tax, employee benefits, indemnification and other matters arising from the separation or the merger;

•	intellectual property matters;

•	business combinations involving us;

•	the terms of the merger agreement, the separation agreement and the related agreements we entered into in connection with the separation and merger;

•	conflicts between our agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between our and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses; and

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge.

In addition, Cantor has from time to time in the past considered possible strategic realignments of the business relationships that exist between and among Cantor and the businesses comprising the Company and may do so in the future. Any future related-party transactions or arrangements between us and Cantor, until Cantor ceases to hold 5% of our voting power, are subject to the prior approval by a majority of our independent directors, but generally will not otherwise require the separate approval of our stockholders, and if such approval were required, Cantor would retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Agreements and other arrangements with Cantor, including the separation agreement, may be amended upon agreement of the parties to those agreements and approval of our audit committee. During the time that we are controlled by Cantor, Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. As a result, the prices charged to or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties.

In order to address potential conflicts of interest between us and Cantor and our representatives, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Cantor and its representatives, and our powers, rights, duties and liabilities in connection with our relationship with Cantor and its affiliates, officers, directors, general partners or employees and representatives.

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of us and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to us;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of us and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with our self-interest.

Leases

Our corporate headquarters are located at 499 Park Avenue, New York, New York 10027 and we have contiguous space at 110 East 59th Street, New York, New York 10027, while our international headquarters remain at One Churchill Place in London, E14 U.K.

Our main U.S. operations are located at 199 Water Street, New York, New York 10038 where we occupy approximately 62,000 square feet of leased space, pursuant to a sublease. BGC Partners has occupied space at One Churchill Place BP1, Canary Wharf E14 and 40 Bank Street, Canary Wharf E14. We permit certain Cantor entities to use the office space at these offices with the 40 Bank Street office dedicated to a data center. We also lease office space at One America Square in London and sublet portions of the leased property to third parties and to Cantor Fitzgerald Europe.

We also lease office space in Beijing (representative office), Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Nyon, Paris, Seoul, Singapore, Sydney and Tokyo.

We occupy a concurrent computing center in Rochelle Park, New Jersey and a Midwest data center in Chicago, Illinois. In March 2007, we opened an additional data center in Trumbull, Connecticut. Our U.S. operations also lease office space in Boston, Massachusetts, Chicago, Illinois, Dallas, Texas, Los Angeles, California and Shrewsbury, New Jersey. We believe that our facilities are adequate for our current operations.

Certain Acquisitions and Dispositions of Interests in our Capital Stock by Cantor

Our board of directors has determined that Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. Our board of directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of our common stock or interests in our common stock from or to us or their respective majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Repurchases and Purchases

Our board of directors and our Audit Committee have authorized repurchases of our common stock, and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries and as of the date of this proxy statement, approximately $43.0 million is remaining in such authorization. These repurchases may include those held by Cantor or our executive officers, at the volume weighted average price, to the extent available, of such securities on the date on which such purchase or repurchase is made.

On September 22, 2008, we repurchased an aggregate of 1,261,491 shares of our Class A Common Stock at $4.00 per share, for an aggregate purchase price of $5,045,964. Also in September 2008, we repurchased an additional 1,901,581 shares for an aggregate price of $10,206,086. These stock repurchases were pursuant to our existing stock repurchase program.

The 1,261,491 shares were purchased from partners of Cantor and BGC Holdings as follows: (i) 198,487 shares were purchased from partners of Cantor, which partners had received distribution rights from Cantor in connection with the separation and merger of BGC Partners; (ii) 259,882 shares were purchased from founding partners of BGC Holdings, which shares were transferred to them pursuant to distribution rights from Cantor in connection with the separation and merger; and (iii) 803,122 shares were purchased from founding partners of BGC Holdings and were issued upon exchange of exchangeable founding partner units in BGC Holdings that such founding partners received in connection with the separation and merger.

In connection with the stock repurchase, Cantor agreed to accelerate the distribution of the distribution rights shares solely to permit such partners to sell such shares to us. We, as the general partner of BGC Holdings, further removed the contractual resale restrictions on the exchange shares solely to permit such founding partners to sell such shares us. In addition, as required by the Cantor Limited Partnership Agreement and the BGC Holdings Limited Partnership Agreement, as applicable, an aggregate of $2,120,356 of the partners’ proceeds of the sales of the 458,369 distribution rights shares and the 803,122 exchange shares was used to repay indebtedness or other obligations of such partners to Cantor or to third-party lenders guaranteed by Cantor, incurred in connection with the acquisition of the original Cantor limited partnership units in respect of which the partners had received their distribution rights and BGC Holdings limited partnership units in connection with the separation.

Repayment of Existing Loans and Required Capital Contributions

Following the separation, but prior to the merger, certain limited partners of Cantor and certain founding partners sold to Cantor for cash all or a portion of the distribution rights and/or BGC Holdings founding partner interests held by such persons, or, in the case of Mr. Lee Amaitis, his limited partnership interests in Cantor were redeemed by Cantor for cash. Specifically, in connection with the separation and prior to the merger, Messrs. Amaitis, Lynn and Merkel, as well as two other individuals who are employed by us or one or more of our affiliates, used some of the proceeds that they received in respect of the purchases of distribution rights and/or BGC Holdings founding partner interests and/or redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor for repayment of borrowings to their applicable lenders or for payment of required capital contributions, for the substantial majority of which Cantor was the lender, or in the case of capital contributions, the recipient, and the remainder of which were guaranteed by Cantor. With respect to Mr. Amaitis, he funded the loan repayment using the cash or other property that he received from Cantor in connection with the redemption of a portion of his Cantor limited partnership interests. With respect to the other individuals, they funded the loan repayment using the BGC Holdings limited partnership interests and/or distribution rights provided to them in connection with the redemption of their Cantor limited partnership interests in connection with the separation. Specifically, such individuals sold some of their BGC Holdings limited partnership interests and/or distribution rights to Cantor based on the closing price of eSpeed Class A common stock on the date of closing of the merger, which price was $11.75 per share. With respect to the distribution rights that Cantor acquired, Cantor immediately sold the BGC Partners units underlying such distribution rights to BGC Partners OldCo for the same price per unit that it paid to the individuals for the distribution rights, which price was $11.75 per share. Cantor then immediately exchanged the BGC Holdings limited partnership interests that it purchased for BGC Partners units on a one-for-one basis and sold such units to BGC Partners for the same price per unit that it paid to individuals for their BGC Holdings limited partnership interests. The right to the proceeds, net of applicable taxes, was assigned in connection with the merger by these individuals for repayment of borrowings to their applicable lenders or for payment of required capital contributions prior to the merger, for the substantial majority of which Cantor was the lender, or in the case of capital contributions, the recipient, and the remainder of which were guaranteed by Cantor in the amount of, including accrued interest, $46,282,680 for Mr. Amaitis, $8,095,534 for Mr. Lynn, $466,397 for Mr. Merkel, $2,935,730 for one of the other individuals who is employed by the Company or one of its affiliates, and $329,354 for the other individual who is employed by the Company or one of its affiliates, respectively. Following these transactions and repayments, Messrs. Amaitis and Lynn held 3,160,215 and 2,515,898 founding partner interests respectively; and Messrs. Lutnick, Merkel and West did not hold any founding partner interests. Messrs. Lutnick, Amaitis and Merkel also held distribution rights to receive from Cantor, over time, 7,742,325 shares, 412,043 shares and 235,683 shares respectively, of our common stock. Messrs. Lynn and West did not hold any distribution rights. In addition, CFGM, the managing general partner of Cantor, KBCR, a general partner of Cantor, LFA, a limited liability company whose members include Mr. Lutnick’s wife, and the Trust hold distribution rights to receive from Cantor, over time, 2,050,197 shares, 2,048,000 shares, 171,842 shares and 1,610,182 shares, respectively, of the Combined Company’s Common Stock. Mr. Lutnick is the President and sole stockholder of CFGM, the managing member of each of KBCR and LFA and has limited powers to remove and replace the trustees of the Trust. Cantor’s exchange of the BGC Holdings limited partnership interests that it acquired from Mr. Lynn, and the other two individuals was an exception to the general restriction on exchanges by Cantor until March 31, 2009, one year after the completion of the separation, other than in an amount of up to 20 million in connection with a broad-based public offering including all shares of BGC Partners Class A common stock received upon such exchange underwritten by a nationally recognized investment banking firm.

Following the transactions and repayments described above, Messrs. Amaitis and Lynn held 3,160,215 and 2,515,898 BGC Holdings founding partner interests, respectively. These amounts include 1,100,000 and 200,000 of BGC Holdings founding partner units granted to Messrs Amaitis and Lynn, respectively, by Cantor which became exchangeable upon the closing of the merger into shares of our Class A Common stock on a one-to-one basis (subject to customary anti-dilution adjustments), with all of the shares received by either of them upon exchange being immediately saleable, subject to applicable law. For a description of the BGC Holdings founding partner units held by Messrs. Amaitis and Lynn, including the terms of the exchangeability of such interests, see “—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges.”

Mr. Windeatt, who will be our Chief Operating Officer effective January 1, 2009, has a standard employment agreement with us which is currently in effect and pursuant to which he is paid 200,000 GBP per year, or $316,280 (based on a U.S. dollar exchange rate of USD 1.00=GBP 1.5814 in effect on November 6, 2008). In addition to his salary and discretionary bonus payments, we provide to Mr. Windeatt a car lease and automotive insurance allowance having a value of approximately $2,066 per month and a premium apartment lease in the amount of approximately $89,972 per year. The premium lease is an agreement between us and his landlord in which we pay the lease amount on behalf of Mr. Windeatt for the period of the lease. In September 2007, Mr. Windeatt received 18,628 RSUs of BGC Partners which vest over two years. In 2008, Mr. Windeatt received 11,800 REUs of BGC Holdings which vest over three years and have a post termination amount of $120,355. None of the REUs is currently exchangeable. As a partner of BGC Holdings, Mr. Windeatt’s capital account as has a value of approximately $425,000. He does not have any outstanding loans. In connection with the merger, Mr. Windeatt received 26,052 rights to shares from Cantor and 130,260 founding partner units. On March 31, 2008, Mr. Windeatt repaid his outstanding High Distribution II and High Distribution III Accounts in the total amount of $ 262,351 together with an outstanding special loss allocation of $4,500 to Cantor by redemption of all of his distribution right shares and 16,473 founding partner units. As of November 5, 2008, Mr. Windeatt held no distribution rights shares and 113,787 founding partner units, of which 9,579 are currently exchangeable into shares of Class A Common Stock.

BGC Partners Restricted Stock Units

Prior to the merger, in the third quarter of 2007, BGC and certain of its subsidiaries entered into agreements with certain of their employees pursuant to which the employees agreed to exchange an aggregate of approximately $7,915,312 of their compensation earned in 2007 for the delivery in 2008 of 990,734 RSUs, which would be issued upon the closing of the merger. These RSUs vest over a two-year period, with 50% vesting on each of the anniversary dates. In addition, in the fourth quarter of 2007, certain employees of BGC and other persons who provide services to BGC Partners OldCo were informed that they could expect to receive an aggregate of 169,747 RSUs in lieu of a portion of their discretionary bonus for 2007 having an aggregate estimated value of $1,706,020 and 995,446 RSUs to be considered as part of their total 2008 compensation having an aggregate estimated value of $10,149,802, in each case to be delivered in 2008 and issued upon the closing of the merger. These RSUs vest over a three-year period, with 33.3% vesting on each of the anniversary dates. Aggregate estimated values in each case are determined based on the eSpeed stock price on the date of each award.

These issuances were in addition to the 133,860,000 shares of BGC Partners common stock and rights to acquire common stock issued in the merger and are dilutive to all stockholders. The shares ultimately issuable pursuant to the RSUs will be shares of BGC Partners Class A common stock issued pursuant to the BGC Partners Long-Term Incentive Plan or similar plan.

Continuing Interests in Cantor

The founding partners and other limited partners of Cantor, including Messrs. Lutnick, Amaitis, Lynn, Merkel and West, received distribution rights in the separation. The distribution rights of founding partners, including Messrs. Amaitis, Lynn and West, entitle the holder to receive a fixed number of shares of the BGC Partners Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The distribution rights of the other limited partners in Cantor who did not become founding partners, including Messrs. Lutnick and Merkel, generally entitle the holder to receive a distribution of a fixed number of shares of BGC Partners common stock on April 1, 2017, subject to acceleration in certain circumstances, as follows:

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held three years or longer as of the completion of the merger, one-third of the shares underlying the distribution right on each of the 12-, 18- and 24-month anniversaries of April 1, 2008; and

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held less than three years as of the completion of the merger, one-fifth of the shares underlying the distribution right on each of the 12-, 18-, 24-, 30- and 36-month anniversaries of April 1, 2008.

In addition, the managing general partner of Cantor will be able to grant earlier distribution of the shares to founding partners and the other limited partners of Cantor. The ownership of these distribution rights and underlying shares of common stock is not dependent upon continued employment with BGC Partners or Cantor, although, in the case of Cantor limited partners that did not become founding partners, the continuing provision of services to Cantor will, in the absence of a breach of the partner obligations, result in accelerated receipt of the shares underlying these distribution rights as described above.

In connection with our June 2008 public offering, Cantor distributed 6,073,355 shares of our Class A common stock such offering. In connection with the stock repurchase from partners of Cantor and BGC Holdings described above under “- Repurchases and Purchases”, Cantor agreed to accelerate the distribution of an aggregate of 458,369 distribution rights shares solely to permit such partners to sell such shares to us.

EXPENSES OF SOLICITATION

The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

2009 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s Proxy Statement for our 2009 Annual Meeting of Stockholders, the proposal must be submitted in writing to us for receipt not later than July 10, 2009. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and our by-law provisions. Stockholders who wish to submit a proposal for consideration at our 2009 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver to us a copy of their proposal no later than September 23, 2009. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be sent to BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to 2007, to the best of our knowledge, all reports were filed on a timely basis.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics which was renamed the BGC Partners Code of Business Conduct and Ethics upon the consummation of the merger (the “Code of Ethics”), a code of ethics that applies to members of our Board of Directors, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, other executive officers and our other employees. The Code of Ethics is publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

YOU ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR CAST YOUR VOTE ON THE INTERNET. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

STEPHEN M. MERKEL
Secretary

New York, NY

November 7, 2008

BGC Partners, Inc.

2008 Annual Meeting of Stockholders—December 8, 2008

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01) and Class B common stock (par value $0.01) of BGC Partners, Inc. (the “Company”) that the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of the Company to be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on December 8, 2008, commencing at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box ☒ in blue or black ink.

1.	Election of Directors.

Nominees: HOWARD W. LUTNICK, JOHN H. DALTON, CATHERINE P. KOSHLAND, BARRY R. SLOANE AND ALBERT M. WEIS.

☐ FOR all nominees listed above

☐ WITHHOLD AUTHORITY to vote for the following nominees:

(Instructions: To withhold authority to vote for any one or more nominees, mark the “WITHHOLD AUTHORITY” box and write the name of the nominee or nominees in the space provided above.)

(Continued and to be signed on reverse side)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2008 Annual Meeting and any adjournment or postponement thereof.

Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING ☐

Dated: , 2008

Signature

To vote by mail, please sign, date and return the proxy card using the enclosed envelope. To vote by internet, please visit www.proxyvote.com, and follow the instructions.